[EXECUTION COPY]

STOCK PURCHASE AGREEMENT,
dated as of January 31, 2007,
among
CENTEX CONSTRUCTION GROUP, INC.,
as the Company,
CENTEX CORPORATION,
as the Seller,
BALFOUR BEATTY, INC.,
as the Purchaser
and
BALFOUR BEATTY PLC
as Guarantor

i

Exhibits:

Exhibit A	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT, dated as of January 31, 2007 (this “Agreement”), is entered into by and among CENTEX CONSTRUCTION GROUP, INC., a Nevada corporation (the “Company”), CENTEX CORPORATION, a Nevada corporation (the “Seller”), BALFOUR BEATTY, INC., a Delaware corporation (the “Purchaser”), and BALFOUR BEATTY PLC, a company organized under the laws of England and Wales (the “Guarantor”).
          WHEREAS, the Company and its Subsidiaries (as hereinafter defined) are engaged in the business of providing commercial construction contracting services, including construction management, general contracting, design-build and preconstruction services (“Construction Services”), to various third parties;
          WHEREAS, the Seller owns all of the outstanding shares of Common Stock (as hereinafter defined) of the Company (the “Shares”);
          WHEREAS, the Purchaser or one or more of its Subsidiaries or Affiliates are engaged in the business of providing Construction Services to various Third Parties (as hereinafter defined) and are familiar with the risks and benefits associated with such business;
          WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller is willing to sell to the Purchaser, the Shares, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Designated Executives (as hereinafter defined) has entered into a Change of Control Agreement with the Seller and the Company effective as of the date hereof and an Employment Agreement with the Company to be effective at the Closing (as hereinafter defined); and
          WHEREAS, capitalized terms used herein without definition have the respective meanings set forth in Article XIII;
          NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
     SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth herein, on the Closing Date, (i) the Seller shall sell, transfer and deliver the Shares to the Purchaser free and clear of all Liens, except for Liens imposed as a result of actions taken by the Purchaser or arising under applicable federal or state securities laws, and (ii) the Purchaser shall pay the consideration described herein and acquire and accept the Shares from the Seller.
     SECTION 1.2. Purchase Price.
     (a) In consideration of the sale, transfer and delivery of the Shares, at the Closing, the Purchaser shall pay to the Seller an amount (the “Initial Purchase Price”) in cash equal to the sum of (i) $355,000,000 and (ii) $7,000,000 (the “Reserve Payment”).
     (b) The final purchase price to be paid by the Purchaser to the Seller in consideration of the Shares shall be the sum of (i) the Initial Purchase Price and (ii) all Additional Payments made by the Purchaser to the Seller pursuant to Section 1.4 (the “Purchase Price”).
     (c) All documentary, stamp, sales and excise or other similar Taxes (if any) payable in respect of the sale, transfer or delivery of the Shares pursuant to this Agreement shall be apportioned 50% to the Seller and 50% to the Purchaser. The Seller and the Purchaser shall cooperate with each other and use commercially reasonable efforts to minimize any such Taxes attributable to the sale, transfer or delivery of the Shares pursuant to this Agreement.
     SECTION 1.3. Pre-Closing Payments. On the Closing Date, but immediately prior to the Effective Time, the Seller and the Company shall make the following payments (the “Pre-Closing Payments”), the amount of which shall be estimated on a basis consistent with the Accounting Principles and the illustrations set forth in the Accounting Schedule:
     (a) The Seller shall pay to the Company an amount (the “Seller Pre-Closing Payment”) equal to the aggregate outstanding cash advances by the Company or any of its Subsidiaries to any member of the Seller Group (the “Cash Advance Amount”); and
     (b) The Company shall pay to the Seller the following amounts (the “Company Pre-Closing Payments”):
     (i) the amount of all intercompany obligations (other than any Retained Intercompany Obligations) owing by the Company or any of its Subsidiaries to any member of the Seller Group, less the amount of all intercompany obligations (other than any Retained Intercompany Obligations and the Cash Advance Amount) owing by any member of the Seller Group to the Company or any of its Subsidiaries (the “Net Intercompany Amount”); and
     (ii) the amount of stockholder’s equity (including retained earnings) of the Company and its consolidated subsidiaries (the “Stockholders’ Equity Amount”), which amount shall be paid in the form of a cash dividend or dividends.
The Pre-Closing Payments to be made pursuant to paragraphs (a) and (b) above shall be offset against each other so that, in lieu of the parties making each of the Pre-Closing Payments, either the Seller or the Company (as the case may be) shall make a single payment to the other party equal to the net amount owing by the Seller to the Company or the Company to the Seller pursuant to this Section 1.3. Each party acknowledges that the calculation of the amount of the Pre-Closing Payments to be paid on the Closing Date will be based on estimates of the applicable amounts set forth in the Initial CFO Certificate. Accordingly, such payments will be subject to adjustment in accordance with the provisions of Article III. At least three Business Days prior to the Closing Date, the Company will deliver to the Purchaser a draft of the Initial CFO Certificate.
     SECTION 1.4. Additional Payments.
     (a) Provided the Section 338(h)(10) Election is timely and validly made, on each anniversary of the Closing Date (or, if such anniversary is not a Business Day, on the next succeeding Business Day), the Purchaser shall pay to the Seller $4,000,000 in cash, until such time as the Purchaser shall have made payments to the Seller pursuant to this Section 1.4 in an aggregate amount equal to $60,000,000 (collectively, the “Additional Payments”). Each Additional Payment to be made by the Purchaser to the Seller pursuant to this Section 1.4 shall be paid by wire transfer of immediately available funds (to such account or accounts as the Seller shall have specified to the Purchaser at least two Business Days prior to the due date for such payment).
     (b) Notwithstanding the foregoing, if as a result of an amendment to the applicable provisions of the Code at any time after the date hereof, the Purchaser is not entitled to the benefits of the Section 338(h)(10) Election as currently provided for under the Code, the parties shall negotiate in good faith to modify the amount of the Additional Payments to be made thereafter pursuant to this Section 1.4 so that the amount of such payments does not exceed 50% of the amount of the tax benefits to be realized thereafter by the Purchaser as a result of the Section 338(h)(10) Election (to be computed in an equitable manner that assumes all depreciation and amortization deductions resulting from the Section 338(h)(10) Election are used prior to any net operating loss deductions or deductions arising from payments made to or transactions with Affiliates of the Purchaser that may be available to the Purchaser); provided, however, that in no event shall the Seller be obligated to refund to the Purchaser any Additional Payments made or required to be made prior to the effective date of the applicable amendment to the Code.
     (c) Provided the Section 338(h)(10) Election is timely and validly made, subject only to (i) the provisions of paragraph (b) above and (ii) reduction of the Additional Payments by the amount of any Losses that may be incurred by the Purchaser as a result of a failure on the part of the Seller to comply with its obligations pursuant to Section 8.8, the obligation of the Purchaser to make the Additional Payments in accordance with this Section 1.4 shall be absolute and unconditional, and shall not be subject to reduction or modification as a result of any change in the provisions of applicable Law or any action or omission on the part of the Seller or its Affiliates. Without limiting the generality of the foregoing, the Purchaser shall not be entitled to set off against its obligation to make any Additional Payments pursuant to this Section 1.4 any obligation or amount owing or alleged to be owing to the Purchaser or its Affiliates by the Seller or its Affiliates under or in connection with this Agreement or otherwise, including any obligation on the part of the Seller to make indemnification payments under Article VIII or XII.

ARTICLE II
CLOSING
     SECTION 2.1. Closing. The closing of the purchase and sale of the Shares pursuant to this Agreement (the “Closing”) shall be deemed to occur and be effective as of the Effective Time but shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 (or such other place as the parties may agree) at 9:00 a.m., Dallas, Texas time, on March 31, 2007 or, if the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Articles IX and X (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing) are not satisfied or waived at least three Business Days prior to such date, on April 30, 2007 (or as soon as practicable thereafter), or at such other time and date as the parties may agree (the “Closing Date”). Notwithstanding the foregoing, the parties shall (subject to reaching agreement on the arrangements referred to below) use commercially reasonable efforts to cause the Closing to be held as promptly as practicable after the satisfaction or waiver of the conditions to the obligations of the parties referred to above, it being understood that, if such conditions are satisfied or waived at least ten Business Days prior to either of the month-end dates specified in this Section 2.1, the parties shall cooperate in good faith and use commercially reasonable efforts to agree upon and implement arrangements that would permit the Closing to take place prior to the applicable month-end date.
     SECTION 2.2. Deliveries to the Purchaser. At the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser each of the following:
     (a) one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by a duly executed blank stock power;
     (b) a certificate of the chief financial officer of the Company on behalf of the Company, dated as of the Closing Date (the “Initial CFO Certificate”), setting forth an estimated consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Effective Time and without giving effect to the Pre-Closing Payments, together with a calculation of the amount of the Pre-Closing Payments in accordance with Section 1.3, which calculation shall be based upon the amounts shown on such estimated balance sheet, shall be prepared in a manner consistent with the Accounting Principles and the illustrations set forth in the Accounting Schedule and shall be in reasonable detail, setting forth a separate calculation of each of the Cash Advance Amount, the Net Intercompany Amount and the Stockholder’s Equity Amount and the resulting calculation of the Initial Pre-Closing Payment Amount;
     (c) counterparts of the Transition Services Agreement duly executed by the Company and Service Co.;
     (d) the executed originals of IRS Form 8023 as provided in Section 8.8(b);
     (e) an updated version of Section 5.12(e) of the Company Disclosure Schedules setting forth a list of all outstanding Surety Bonds (bid, performance or other) as of a date within five Business Days prior to the Closing Date which, to the Company’s Knowledge, were obtained in connection with ongoing Construction Services being performed by the Company or any of its Subsidiaries as of such date and as to which the Company or any of its Subsidiaries have any reimbursement or similar obligation, subject to the limitations contained in Section 5.12(e);
     (f) the executed originals of the Surety Termination Notices, duly executed by the Company and each of its Subsidiaries and each member of the Seller Group that is a party to the Travelers Indemnity Agreement or the Zurich Indemnity Agreement (which notices will be jointly delivered by the parties to the sureties in accordance with Section 7.11(b));
     (g) the certificates of officers of the Seller and the Company referred to in Section 9.3;
     (h) a certificate of the Secretary or an Assistant Secretary of the Seller attesting to and attaching (i) the resolutions of the Board of Directors of the Seller (or appropriate committee thereof) referred to in Section 9.7, (ii) the incumbency and signature of each officer of the Seller who executed this Agreement and (iii) the Organizational Documents of the Seller as of the Closing Date (which certificate shall state that such Organizational Documents have not been amended except as reflected therein);
     (i) a certificate of the Secretary or an Assistant Secretary of the Company attesting to and attaching (i) the resolutions of the Board of Directors of the Company referred to in Section 9.7, (ii) the incumbency and signature of each officer of the Company who executed this Agreement and (iii) the Organizational Documents of the Company as of the Closing Date (which certificate shall state that such Organizational Documents have not been amended except as reflected therein);
     (j) a certificate of the Secretary or an Assistant Secretary of Service Co. attesting to and attaching (i) the resolutions of the Board of Managers of Service Co. referred to in Section 9.7, (ii) the incumbency and signature of each officer of Service Co. who executed the Transition Services Agreement and (iii) the Organizational Documents of Service Co. as of the Closing Date (which certificate shall state that such Organizational Documents have not been amended except as reflected therein);
     (k) a certificate from the Secretary of State of the State of Nevada, dated within 30 days of the Closing Date, with respect to the existence and good standing of the Seller;
     (l) a certificate from the Secretary of State of the State of Nevada, dated within 30 days of the Closing Date, with respect to the existence and good standing of the Company;
     (m) a certificate from the Secretary of State of the State of Nevada, dated within 30 days of the Closing Date, with respect to the existence and good standing of Service Co.;
     (n) a certificate from the Secretary of State or other comparable Governmental Authority in the jurisdiction of incorporation or formation of each Subsidiary of the

Company (if available under the law of its jurisdiction of incorporation or formation) with respect to the existence and good standing of each such Subsidiary;
     (o) written resignations of each of the directors and officers of the Company and each of its Subsidiaries whose primary employment responsibilities are to members of the Seller Group (rather than to the Company and its Subsidiaries), in each case effective as of the Closing Date;
     (p) a copy of documentation evidencing each of the Required Consents and any other Consents obtained in connection with the transactions contemplated by this Agreement; and
     (q) a certificate of non-foreign status as described in Section 8.10 duly executed and delivered by an authorized officer of the Seller, dated the Closing Date.
     SECTION 2.3. Deliveries to the Seller. At the Closing, the Purchaser shall deliver, or shall cause to be delivered, to the Seller each of the following:
     (a) the Initial Purchase Price by wire transfer of immediately available funds (to such account or accounts as the Seller shall have specified to the Purchaser at least 24 hours prior to the Closing);
     (b) the certificate of an officer of the Purchaser referred to in Section 10.3;
     (c) a certificate from the Secretary of State of the State of Delaware, dated within 30 days of the Closing Date, with respect to the existence and good standing of the Purchaser;
     (d) a certificate of the Secretary or an Assistant Secretary of the Purchaser attesting to and attaching (i) the resolutions of the Board of Directors of the Purchaser referred to in Section 10.7, (ii) the incumbency and signature of each officer of the Purchaser who executed this Agreement and (iii) the Organizational Documents of the Purchaser as of the Closing Date (which certificate shall state that such Organizational Documents have not been amended except as reflected therein); and
     (e) a certificate of the Secretary or an Assistant Secretary of the Guarantor attesting to and attaching (i) the existence of the Guarantor, (ii) the resolutions of the Board of Directors of the Guarantor referred to in Section 10.7, (iii) the incumbency and signature of each officer of the Guarantor who executed this Agreement and (iv) the Organizational Documents of the Guarantor as of the Closing Date (which certificate shall state that such Organizational Documents have not been amended except as reflected therein).
     SECTION 2.4. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III
POST-CLOSING ADJUSTMENT
     SECTION 3.1. Post-Closing Adjustment. No later than five days after a binding determination of the Adjusted Pre-Closing Payment Amount has been made in accordance with Section 3.2 or 3.3 (as the case may be), (i) if the Adjusted Pre-Closing Payment Amount is greater than the Initial Pre-Closing Payment Amount, the Company shall (and the Purchaser shall cause the Company to) pay to the Seller an amount equal to the difference between such amounts and (ii) if the Adjusted Pre-Closing Payment Amount is less than the Initial Pre-Closing Payment Amount, the Seller shall pay to the Company an amount equal to the difference between such amounts (any such payment to be made by the Company or the Seller being hereinafter referred to as the “Post-Closing Adjustment Payment”). The Post-Closing Adjustment Payment shall be made to the Seller or the Company, as the case may be, by wire transfer of immediately available funds (to such account as is specified by such party at least two Business Days prior to the due date for such payment). Neither the Company nor the Seller shall be entitled to set off against its obligation to make any Post-Closing Adjustment Payment pursuant to this Section 3.1 any obligation or amount owing or alleged to be owing to such Person (as the case may be) by any other party to this Agreement (or any of its Affiliates) under or in connection with this Agreement or otherwise.
     SECTION 3.2. Final Balance Sheet. No later than 45 days after the Closing Date, the Company shall (and the Purchaser shall cause the Company to) deliver to the Seller (i) a consolidated balance sheet of the Company and its Subsidiaries as of immediately prior to the Effective Time and without giving effect to the Pre-Closing Payments (the “Final Balance Sheet”) prepared in a manner consistent with the Accounting Principles and the illustrations set forth in the Accounting Schedule and (ii) a certificate of the chief financial officer of the Company on behalf of the Company setting forth a calculation in reasonable detail of the Excess Reserve Amount, the Cash Advance Amount, the Net Intercompany Amount and the Stockholder’s Equity Amount and the resulting calculation of the Adjusted Pre-Closing Payment Amount (the “Final CFO Certificate”), which shall be based on the Final Balance Sheet and prepared in a manner consistent with the Accounting Principles and the illustrations set forth in the Accounting Schedule. From the Closing Date through the date of the payment provided for in Section 3.1, the Company shall (and the Purchaser shall cause the Company to) give the Seller reasonable access during normal business hours to the books and records, the accounting and other appropriate personnel and the independent accountants of the Company and its Subsidiaries (including access to each of the specific items of information described in the Accounting Schedule) in order to enable the Seller to review the Final Balance Sheet and the calculation of the Adjusted Pre-Closing Payment Amount; provided, however, that if required by the independent accountants of the Company and its Subsidiaries, such independent accountants shall not be obligated to make any work papers or other records available to the Seller unless and until the Seller has signed a customary agreement relating to such access and work papers or records in form and substance reasonably acceptable to such accountants. The calculation of the Adjusted Pre-Closing Payment Amount set forth in the Final CFO Certificate shall be binding upon each of the parties, unless the Seller objects to such calculation in accordance with Section 3.3(a).

     SECTION 3.3. Dispute Resolution.
     (a) The Seller shall be entitled to dispute the calculation of the Adjusted Pre-Closing Payment Amount set forth in the Final CFO Certificate if, but only if, it delivers a written notice (an “Objection Notice”) to the Purchaser within 45 days after receipt of the Final Balance Sheet and Final CFO Certificate in which it objects to the calculation by the Company of the Adjusted Pre-Closing Payment Amount and provides a reasonably detailed description of each item to which it objects and the basis therefor (the date upon which the Seller delivers an Objection Notice to the Purchaser being hereinafter referred to as the “Objection Date”).
     (b) If the Seller delivers an Objection Notice to the Purchaser within the time period specified in paragraph (a) above, the Seller and the Purchaser shall attempt in good faith to agree upon the Adjusted Pre-Closing Payment Amount during the period commencing on the Objection Date and ending 30 days thereafter (the “Negotiation Period”).
     (c) If the Purchaser and the Seller agree in writing prior to the expiration of the Negotiation Period on the Adjusted Pre-Closing Payment Amount (whether such amount is the same as or different from the amount set forth in the Final CFO Certificate), the payment provided for in Section 3.1 shall be based upon the agreed upon amount.
     (d) If the Purchaser and the Seller do not agree in writing prior to the expiration of the Negotiation Period on the Adjusted Pre-Closing Payment Amount, the items in dispute (but no other matters) shall be submitted to KPMG LLP or such other firm of independent public accountants as may be mutually agreed upon by the Purchaser and the Seller (in either case, the “Final Arbiter”), which firm shall make a final and binding determination as to all matters in dispute relating to the calculation of the Adjusted Pre-Closing Payment Amount as promptly as practicable after its appointment. The Final Arbiter shall send its written determination of all items in dispute, together with the resulting calculation of the Adjusted Pre-Closing Payment Amount (including each of the components thereof in dispute between the parties) and a reasonably detailed explanation of work performed by the Final Arbiter. The determination of the Final Arbiter, and the resulting calculation of the Adjusted Pre-Closing Payment Amount, shall be final and binding on the parties, absent fraud or manifest error. The fees and expenses of the Final Arbiter shall be borne equally by the Purchaser and the Seller.
     (e) From and after the determination of the Adjusted Pre-Closing Payment Amount in accordance with the procedures specified in this Section 3.3, the term “Final Balance Sheet” as used in this Agreement shall mean the Final Balance Sheet delivered pursuant to Section 3.2, as modified to reflect any changes to the amounts reflected in such Final Balance Sheet as a result of any agreement reached by the parties pursuant to paragraph (c) above or any determination reached by the Final Arbiter pursuant to paragraph (d) above.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER
     The Seller hereby represents and warrants to the Purchaser that, on and as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered to the Purchaser by the Seller (the “Seller Disclosure Schedule”):
     SECTION 4.1. Organization; Power and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Seller has all requisite corporate power and authority to own the Shares.
     SECTION 4.2. Authorization; Execution and Validity. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Enforceability Exceptions.
     SECTION 4.3. Absence of Conflicts. The execution and delivery by the Seller of this Agreement, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby will not (i) result in any violation or breach of any provision of the Organizational Documents of the Seller, (ii) assuming that the filings and Consents referred to in Section 4.3 and 4.4 of the Seller Disclosure Schedule and Section 4.4 itself are made or obtained, result in any violation or breach of, or constitute a default under, any term or provision of any Contract, franchise, permit, license, or other instrument or document to which the Seller is a party or by which its properties or assets are bound, (iii) assuming that the filings and Consents referred to in Sections 4.3 and 4.4 of the Seller Disclosure Schedule and Section 4.4 itself are made or obtained (and that the applicable “waiting period” under the HSR Act has expired or been terminated), result in any violation of any Law or any Order applicable to the Seller or its properties or assets or (iv) result in the creation of, or impose on the Seller any obligation to create, any Lien upon the Shares, except for any of the matters referred to in clauses (ii) or (iii) above which would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
     SECTION 4.4. Governmental and Third Party Approvals. There is no requirement applicable to the Seller to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority (“Governmental Requirement”) or other Third Party (“Third-Party Requirement”) for the valid execution and delivery by the Seller of this Agreement, the due performance by the Seller of its obligations hereunder or the lawful consummation by the Seller of the transactions contemplated hereby, except for (i) the filing by or on behalf of the Seller, as the “ultimate parent entity” of the Company, of notification with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) under the HSR Act and the expiration or termination of the applicable “waiting period” thereunder and (ii) any other requirement which, if not satisfied, would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
     SECTION 4.5. Title to Shares. The Shares are owned beneficially and of record by the Seller, and the Seller has good and marketable title to the Shares free and clear of all Liens, other than restrictions on transfer imposed by applicable federal or state securities laws. Other than this Agreement, the Shares are not subject to any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, any voting trust agreement or any other similar agreement, including any agreement restricting or otherwise relating to the voting, dividend rights or disposition of the Shares. Upon the sale, transfer and delivery of the Shares to the Purchaser pursuant to this Agreement, the Purchaser will acquire all interests of the Seller in and to the Shares, free and clear of any Liens, other than (i) Liens imposed on the Shares as a result of actions taken by the Purchaser or (ii) restrictions on transfer of the Shares under federal and state securities laws as a result of the fact that the Shares have not been registered or qualified for transfer under such laws.
     SECTION 4.6. Litigation. There are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened against the Seller or to which the Seller is a party (i) that relate to this Agreement or any action taken or to be taken by the Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to adversely affect in any material respect the ability of the Seller to perform its obligations under and consummate the transactions contemplated by this Agreement.
     SECTION 4.7. Non-Foreign Person. The Seller is not a foreign person within the meaning of section 1445(f)(3) of the Code.
     SECTION 4.8. Absence of Seller Surety Defaults. There has been no act or omission on the part of the Seller that constitutes a Seller Surety Default.
     SECTION 4.9. Fees. The Seller has not paid or become obligated to pay any fee or commission to any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement for which the Purchaser or the Company will have any liability or responsibility whatsoever.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
     The Company hereby represents and warrants to the Purchaser that, on and as of the date of this Agreement (or, to the extent a representation or warranty is made as of a specified date, as of such date) except as set forth in the Disclosure Schedule delivered by the Company to the Purchaser (the “Company Disclosure Schedule”):

     SECTION 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company is qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by Law, except where the failure to be so qualified and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, lease and operate its assets and properties and conduct its businesses and operations as presently being conducted.
     SECTION 5.2. Authorization; Execution and Validity. The Company has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and (to the extent it relates to actions to be taken or covenants to be performed prior to or at Closing) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
     SECTION 5.3. Absence of Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) assuming that the Consents referred to in Sections 5.3 and 5.4 of the Company Disclosure Schedule and Section 5.4 itself are made or obtained, result in any violation or breach of, or constitute a default under, or constitute an event creating rights in any Third Party of acceleration, termination, amendment, suspension, revocation or cancellation or a loss of the Company’s or any of its Subsidiaries’ rights under, any term or provision of any Contract, franchise, permit, license or other instrument or document to which the Company or any of its Subsidiaries is a party or by which its or their respective properties or assets are bound, (iii) assuming that the filings and Consents referred to in Sections 5.3 and 5.4 of the Company Disclosure Schedule and in Section 5.4 itself are made or obtained (and that the applicable “waiting period” under the HSR Act has expired or been terminated), result in any material violation of any Law or any Order applicable to the Company or any of its Subsidiaries or its or their respective properties or assets or (iv) result in the creation of, or impose on the Company or any of its Subsidiaries any obligation to create, any Lien other than Permitted Liens upon any properties or assets of the Company or any of its Subsidiaries, except for any of the matters referred to in clause (ii) above which would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.4. Governmental and Third Party Approvals. Assuming that the Consents referred to in Sections 5.3 and 5.4 of the Company Disclosure Schedule are made or obtained, there is no Governmental Requirement or Third-Party Requirement applicable to the Company or any of its Subsidiaries which is necessary for the valid execution and delivery by the Company of this Agreement, the due performance by the Company of its obligations hereunder or the lawful consummation of the transactions contemplated hereby, except for (i) the filing by or on behalf of the Seller, as the “ultimate parent entity” of the Company, of notification with the FTC and DOJ under the HSR Act and the expiration or termination of the applicable “waiting period” thereunder, (ii) any Governmental Requirement which, if not satisfied, would not be material to the Company and its Subsidiaries, taken as a whole, and (iii) any Third-Party Requirement which, if not satisfied, would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.5. Capitalization of the Company. The Shares constitute all of the issued and outstanding Equity Interests in the Company. The Shares have been duly authorized by all necessary corporate action on the part of the Company, have been validly issued and are fully paid and nonassessable. The corporate records of the Company reflect that all of the Shares are owned of record by the Seller. None of the Shares were issued in violation of any preemptive rights or are subject to any preemptive rights in favor of any Person other than a member of the Seller Group (it being understood that, subject to the consummation of the transactions contemplated hereby, the Seller hereby waives any such rights on behalf of itself and any member of the Seller Group). There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company is or will be obligated to issue or sell any issued or unissued Equity Interests in the Company.
     SECTION 5.6. Financial Statements. Attached as Section 5.6 of the Company Disclosure Schedule are (i) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of March 31, 2004, 2005 and 2006, in each case accompanied by the report of the Company’s independent public accountants with respect thereto, together with the related unaudited consolidated statements of operations, changes in stockholder’s equity and cash flows of the Company and its consolidated subsidiaries for the years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as of June 30, 2006, September 30, 2006 and December 31, 2006, together with the related unaudited consolidated statement of operations, changes in stockholder’s equity and cash flows of the Company and its consolidated subsidiaries for each three-month period ended on each such date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated, and the consolidated results of operations, changes in stockholder’s equity and cash flows of the Company and its consolidated subsidiaries for the periods presented, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the statements of operations, changes in stockholder’s equity and cash flows included in the Annual Financial Statements and each of the Interim Financial Statements, to (i) the absence of footnotes thereto, (ii) the absence of normal year-end adjustments and (iii) the other exceptions set forth in Section 5.6 of the Company Disclosure Schedule. The Company and its Subsidiaries maintain a system of internal controls over financial reporting which provides reasonable assurance regarding the reliability of its financial reporting and preparation of financial statements in accordance with GAAP. In connection with their review and audit of the Annual Financial Statements, the Company’s independent auditors have not identified to the Company, nor is the Company aware of, any material weaknesses or significant deficiencies over the internal controls of the Company or any of its Subsidiaries over financial reporting.

     SECTION 5.7. Liabilities. The Company and its Subsidiaries have no material liabilities or obligations (whether absolute, contingent, accrued or otherwise), except for liabilities or obligations (i) reflected or reserved against in the Latest Balance Sheet or described in the notes thereto, (ii) incurred by the Company or its Subsidiaries in the Ordinary Course of Business after the date of the Latest Balance Sheet or (iii) described in the Company Disclosure Schedule. In addition, the Company and its Subsidiaries have no commitments to make any contributions to any university, foundation or other organization qualified under Section 501(c)(3) of the Code in an aggregate amount exceeding $50,000 in any fiscal year or exceeding an aggregate of $100,000 per commitment. No representation or warranty is made in this Section 5.7 with respect to any liability or obligation arising with respect to the subject matter of the representations and warranties contained in Sections 5.10, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19 or 5.22.
     SECTION 5.8. Absence of Certain Changes. From the date of the Latest Balance Sheet until the date hereof (or, solely in the case of paragraph (a) below, from the date of the Latest Balance Sheet until the Closing Date), the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business, and there has not been:
     (a) any event, occurrence or development which has had, or would reasonably be expected to have, a Material Adverse Effect;
     (b) any damage, destruction, loss or casualty to any properties or assets of the Company or any of its Subsidiaries, which is material to the businesses or operations of the Company and its Subsidiaries, taken as a whole;
     (c) the creation of any Lien (other than a Permitted Lien) on any material properties or assets of the Company or any of its Subsidiaries;
     (d) the transfer, lease, license, sale or other disposition of any properties or assets of the Company or any of its Subsidiaries, other than dispositions of or other transactions involving properties or assets that are not material to a Division and are in the Ordinary Course of Business;
     (e) any capital expenditures by the Company or any of its Subsidiaries in an amount exceeding $100,000 in the aggregate;
     (f) any change in compensation, severance or other employee benefits payable or to become payable by the Seller Group, the Company or any of its Subsidiaries to any Designated Executive, other than any changes (i) in the terms of Company Plans for the benefit of the Seller and its Subsidiaries or ERISA affiliates generally that are implemented to comply with applicable Law or that do not result in material costs to the Company or its Subsidiaries to maintain or implement or (ii) provided for in the Change of Control Agreements;
     (g) any change (other than any immaterial change) in compensation, severance or other employee benefits payable or to become payable by the Company or any of its Subsidiaries to its directors, officers or employees (other than Designated Executives) other than any changes (i) in the terms of Company Plans for the benefit of the Seller and its Subsidiaries or ERISA affiliates generally that are implemented to comply with applicable Law or that do not result in material costs to the Company or its Subsidiaries to maintain or implement, (ii) required under the terms of any Company Plans or other written or oral Contracts or (iii) in the Ordinary Course of Business pursuant to other compensation programs (including bonus programs related to specific construction projects);
     (h) any acceleration of a material obligation of the Company or any Subsidiary under, the termination or cancellation of, or any material modification to, a Material Contract, other than in the Ordinary Course of Business;
     (i) any acceleration or delay in the collection of a material amount of the accounts receivable of the Company or any of its Subsidiaries or any delay in the payment of any material amount of accounts payable of the Company or any of its Subsidiaries, in each case outside of the Ordinary Course of Business;
     (j) any equity or debt investment by the Company or any of its Subsidiaries in, or any loan advances or capital contributions to, any other Person, other than investments, advances or capital contributions to Subsidiaries of the Company or pursuant to Other Joint Venture Arrangements or advances to employees, in each case in the Ordinary Course of Business;
     (k) any borrowing or other incurrence (including by way of guarantee) by the Company or any of its Subsidiaries of more than $50,000 individually or in the aggregate of indebtedness for borrowed money or in the form of capitalized lease obligations;
     (l) any issuance, sale or other disposition by the Company of any of its Equity Interests, or the granting of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Interests;
     (m) any declaration, setting aside or payment of any dividend or distribution with respect to the capital stock or other Equity Interests of the Company (whether in cash or in kind) or any redemption, purchase or other acquisition of any of its capital stock or other Equity Interests;
     (n) any loan or advance by the Company or any of its Subsidiaries to, or any other transaction between, the Company or any of its Subsidiaries on the one hand and any directors, officers or employees of the Company or any of its Subsidiaries on the other hand, other than loans, advances or relocation payments and the payment of compensation in the Ordinary Course of Business or as permitted pursuant to changes in employment arrangements of the type described in paragraphs (f) and (g) above;
     (o) any change in the accounting practices, procedures or methods, cash management practices or practices regarding the maintenance of the books, accounts and records of the Company or any of its Subsidiaries, except as required by GAAP and other than any increase in any reserve for Legal Proceedings or other matters that the Company determined, in good faith, was appropriate or advisable;

     (p) any action that, if taken after the date of this Agreement, would constitute a violation of the covenants contained in Section 7.2(c) or (d); or
     (q) any commitment or agreement to do any of the foregoing.
     SECTION 5.9. Subsidiaries; Investments.
     (a) Section 5.9(a) of the Company Disclosure Schedule sets forth (i) the name of each Subsidiary of the Company, (ii) the jurisdiction of incorporation or formation of each such Subsidiary, (iii) the authorized, issued and outstanding capital stock or other Equity Interests in each such Subsidiary and (iv) the names and addresses of the stockholders, equity holders or other holders of Equity Interests in each such Subsidiary and the class and number of Equity Interests held by each such holder. Section 5.9(a) also sets forth each joint venture, teaming or similar arrangement that gives rise to a sharing of profits and expenses with respect to one or more projects between the Company or any of its Subsidiaries on the one hand and any Third Party on the other that is not set forth on such schedule pursuant to the immediately preceding sentence because such joint venture or other arrangement does not constitute a Subsidiary of the Company (“Other Joint Venture Arrangement”) in respect of which the Company or any of its Subsidiaries has an obligation to make, or has made since April 1, 2005, any equity or debt investment, or any loans, advances or capital contributions, in excess of $100,000. Except as set forth in Section 5.9(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, or have voting rights with respect to, any capital stock or other Equity Interests in any corporation, partnership or other Person.
     (b) Each Subsidiary of the Company that is organized as a corporation is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Subsidiary of the Company that is organized as a limited partnership or a limited liability company is duly formed, validly existing and (if applicable under the law of its jurisdiction of formation) in good standing under the laws of the jurisdiction of its formation and has all requisite partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each Subsidiary of the Company is duly qualified to transact business as a foreign corporation, limited partnership or limited liability company (as the case may be) and is in good standing in each jurisdiction in which the nature of its activities or the character of the properties that it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Division MAE. The Company has furnished or made available to the Purchaser correct and complete copies of the Organizational Documents of each Subsidiary.
     (c) All of the issued and outstanding Equity Interests in each Subsidiary of the Company (i) have been duly authorized, (ii) are validly issued, (iii) are (in the case of shares of capital stock) fully paid and nonassessable or (in the case of partnership interests or limited liability company interests) not subject to any future capital calls (except as provided in the Organizational Documents of such Subsidiary or under applicable Law) and (iv) are owned by the Company, directly or indirectly, free and clear of all Liens, other than restrictions on transfer under the Organizational Documents of such Subsidiary or under federal and state securities laws as a result of the fact that the Equity Interests of such Subsidiary have not been registered or qualified for transfer under such laws. None of the issued and outstanding Equity Interests in any Subsidiary of the Company have been issued in violation of any preemptive rights or are subject to any preemptive rights in favor of any Person other than the Company or any of its Subsidiaries. There are no outstanding options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which the Company or any Subsidiary is or will be obligated to issue or sell any issued or unissued Equity Interests in any Subsidiary of the Company.
     SECTION 5.10. Real Property.
     (a) Neither the Company nor any of its Subsidiaries owns any Real Property.
     (b) Section 5.10(b) of the Company Disclosure Schedule sets forth a correct and complete list of all leasehold interests held by the Company or its Subsidiaries in any Real Property requiring annual payments to be made by the Company or its Subsidiaries in excess of $5,000 (“Leasehold Property”). The Company has heretofore made available to the Purchaser true and complete copies of all leases under which the Company or any of its Subsidiaries uses or occupies any Leasehold Property (the “Leases”). Each of the Leases constitutes a legal, valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in default under any Lease, nor has any notice of default been received by the Company or any of its Subsidiaries, except for any such default or notice of default that would not reasonably be expected to have a Division MAE. The Company and its Subsidiaries hold their Leasehold Property under each Lease free and clear of any Liens, other than Permitted Liens. There are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which the Company or any of its Subsidiaries has granted to any Person the right of use or occupancy of any portion of the Leasehold Property held by the Company or any of its Subsidiaries under a Lease.
     SECTION 5.11. Title to Tangible Assets. The Company and its Subsidiaries own and have good and valid title to, or have valid rights to use, all material tangible personal property used by them in connection with the conduct of their respective businesses, in each case, free and clear of all Liens, other than Permitted Liens.
     SECTION 5.12. Material Contracts; Warranties and Surety Bonds. As of the date hereof:
     (a) Section 5.12(a) of the Company Disclosure Schedule lists all of the following Contracts (collectively, the “Material Construction Contracts”):
     (i) each Contract under which the Company or any of its Subsidiaries has agreed to provide Construction Services and which contains a commitment as of November 30, 2006 on the part of any Person or Persons to make future payments to the Company or any of its Subsidiaries for such services in an aggregate amount in excess of $50,000,000; and

     (ii) each subcontract, purchase order or other Contract with any Material Subcontractor relating to the provision by such Material Subcontractor of services to the Company or its Subsidiaries in connection with the performance of Construction Services by the Company or any of its Subsidiaries, other than any Contract which contains a commitment as of November 30, 2006 on the part of the Company or any of its Subsidiaries to make future payments in an amount less than $5,000,000.
     (b) Section 5.12(b) of the Company Disclosure Schedule lists all of the following Contracts (collectively, the “Other Material Contracts”):
     (i) each Contract (other than any Contract under which the Company or any of its Subsidiaries has agreed to provide Construction Services) which contains a commitment on the part of any Person or Persons to make future payments to the Company or any of its Subsidiaries in an aggregate amount in excess of $500,000;
     (ii) each Contract (other than a subcontract, purchase order or other Contract under which any Person or Persons have agreed to provide materials, supplies or services to the Company or a Subsidiary in connection with the performance of Construction Services by the Company or any of its Subsidiaries) which contains a commitment as of December 31, 2006 on the part of the Company or any of its Subsidiaries to make future payments to any other Person or Persons in an aggregate amount in excess of $250,000;
     (iii) each Contract governing any Other Joint Venture Arrangement which relates to a project in respect of which the aggregate future revenues expected to be paid to the Company or any of its Subsidiaries exceeds $10,000,000;
     (iv) each Contract which provides for the borrowing of funds, incurrence of indebtedness or guaranty of any indebtedness of any Person by the Company or any of its Subsidiaries, or the issuance of any letter of credit for which the Company or any of its Subsidiaries has a reimbursement obligation;
     (v) each Contract under which the Company or any of its Subsidiaries have agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any Surety Bonds;
     (vi) each Contract (other than any Contract listed in Section 5.10(b) of the Company Disclosure Schedule) which provides for the sale or lease of any material properties or assets by or to the Company or any of its Subsidiaries;
     (vii) each Contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any other Person; and
     (viii) each other Contract (other than any Contract under which the Company or any of its Subsidiaries has agreed to provide Construction Services, any subcontract, purchase order or other Contract with a subcontractor or any

Contract listed in Section 5.10(b), 5.13(b), 5.16, 5.17(d), 5.20 or 5.21 of the Company Disclosure Schedules) that is material to any Division, taken as a whole.
     (c) The Company has made available to the Purchaser true and correct copies of each Material Construction Contract and Other Material Contract (collectively, the “Material Contracts”). To the Company’s Knowledge, each Material Contract is in full force and effect and enforceable against the Person or Person who has agreed to provide such benefits, subject to the Enforceability Exceptions. Neither the Company nor any of its Subsidiaries is in breach or default in the performance of its duties and obligations under any Material Contract, except for any such breach or default that would not reasonably be expected to have a Division MAE. In addition, with respect to each Material Contract:
     (i) since April 1, 2005, the Company has not received any written notice from the Third Party that is a party to such Material Contract stating that such Third Party intends to cancel or terminate such Material Contract or to assert a claim against the Company or any of its Subsidiaries for liquidated damages thereunder;
     (ii) the Company has not received written notice of, and to the Company’s Knowledge, there is not pending or threatened, any dispute or controversy with respect to any Material Contract between the Company or any of its Subsidiaries on the one hand and the Third Party or Third Parties that are parties thereto on the other hand, except, in each case, for any dispute or controversy that is not material to the Division that is responsible for performing such Material Contract; and
     (iii) None of the Material Contracts contains a Change of Control Provision or a provision prohibiting direct or indirect ownership of the Equity Interests of the Company by any Person that is a citizen of, or organized or incorporated under the laws of, any jurisdiction other than the United States or any states or territories thereof.
     (d) Section 5.12(d) of the Company Disclosure Schedule sets forth a list of all outstanding contractual warranties and guarantees furnished by or on behalf of the Company or any of its Subsidiaries with respect to Construction Services performed by them or the construction projects in connection with which such services were performed that have been completed since April 1, 2005 and which extend beyond one year from the date of completion of such Construction Services or construction projects, excluding warranties and guarantees furnished by subcontractors, material suppliers or other third parties and excluding warranties and guarantees for which the Company has reasonable and appropriate insurance coverage.
     (e) Section 5.12(e) of the Company Disclosure Schedule sets forth a list of all Surety Bonds (bid, performance or other) outstanding as of December 31, 2006 which were obtained in connection with ongoing Construction Services being performed by the Company or any of its Subsidiaries as of such date and as to which the Company or any of its Subsidiaries have any reimbursement or similar obligation; provided, that for the avoidance of doubt, Section 5.12(e) of the Company Disclosure Schedule (and any update delivered pursuant to Section 2.2) does not list any Surety Bonds relating to Construction Services that have been completed as of such date but that remain outstanding for statutory or warranty purposes.
     (f) Section 5.12(f) of the Company Disclosure Schedule sets forth a list of all Claims asserted in writing against the Company since April 1, 2005 (i) by any Third Party against the Company or any of its Subsidiaries with respect to the warranties and guarantees listed in Section 5.12(d) of the Company Disclosure Schedule, (ii) by any Owner with respect to the warranties provided to such Owner under a Contract for Construction Services between the Company or any of its Subsidiaries and such Owner, (iii) by any First Tier Subcontractor against any sureties of the Company or its Subsidiaries with respect to the outstanding Surety Bonds listed in Section 5.12(e) of the Company Disclosure Schedule or (iv) by any subcontractor to the Company or any of its Subsidiaries that is not a First Tier Subcontractor in an amount in excess of $1,000,000 against any sureties of the Company or its Subsidiaries with respect to the outstanding Surety Bonds listed in Section 5.12(e) of the Company Disclosure Schedule.
     (g) Part I of Section 5.12(g) of the Company Disclosure Schedule contains a copy of the Company’s Project Dispute List dated December 31, 2006 (the “Project Dispute List”). The Project Dispute List was prepared by management of the Company in the Ordinary Course of Business on a basis in accordance with the principles and procedures described in Part II of Section 5.12(g) of the Company Disclosure Schedule. The description contained in the Project Dispute List of each disputed matter between the Company or any of its Subsidiaries on the one hand and any Third Party on the other hand in connection with any Contract for the performance of Construction Services, together with the estimated loss amounts arising out of such disputed matters and set forth in the Project Dispute List, reflects the good faith assessment of management of the Company based on the information available to management as of the date of the Project Dispute List. The Company has made available to the Purchaser a true and correct copy of each Contract listed in the Project Dispute List.
     (h) Section 5.12(h) of the Company Disclosure Schedule lists all of the following Contracts:
     (i) each Contract between the Company or any of its Subsidiaries on the one hand and any Governmental Authority on the other hand that contains a Change of Control Provision or a provision prohibiting direct or indirect ownership of the Equity Interests of the Company by any Person that is a citizen of, or organized or incorporated under the laws of, any jurisdiction other than the United States or any states or territories thereof;
     (ii) each Contract under which the Company or any of its Subsidiaries grants any power of attorney or similar authority to (A) any Person other than any director, officer or employee of the Company or (B) any director or officer of the Company whose resignation is to be submitted at the Closing pursuant to Section 2.2(o) other than, in each case, any power of attorney or similar authority that is contained in or ancillary to any Surety Bond, Organizational Documents of the

Company or any of its Subsidiaries, any license agreement or in any Other Joint Venture Agreement entered into in the Ordinary Course of Business.
     SECTION 5.13. Intellectual Property.
     (a) Section 5.13(a) of the Company Disclosure Schedule lists each of the following:
     (i) all issued Patents and pending Patent applications, if any, in which the Company or any of its Subsidiaries has an ownership interest;
     (ii) all registered Trademarks and pending Trademark applications and registrations and material unregistered Trademarks, if any, in which the Company or any of its Subsidiaries has an ownership interest; and
     (iii) all registered Copyrights and pending Copyright applications, if any, in which the Company or any of its Subsidiaries has an ownership interest.
     (b) Section 5.13(b) of the Company Disclosure Schedule lists each of the following:
     (i) all licenses under which any material Intellectual Property used in the businesses of the Company or any of its Subsidiaries is licensed to the Company or any of its Subsidiaries by a Third Party (excluding any “off the shelf,” “shrink-wrap” or “click-through” licenses); and
     (ii) all licenses granted by the Company or any of its Subsidiaries to any Third Party relating to any material Intellectual Property owned by the Company or any of its Subsidiaries.
     (c) To the Company’s Knowledge, each of the Company and its Subsidiaries owns or has (or, in the case of Trademarks identified in Section 5.13(a) of the Company Disclosure Schedule, will own or have as of the Closing Date) a valid right to use all Intellectual Property identified in Sections 5.13(a) and (b) of the Company Disclosure Schedule that is currently used in the businesses of the Company and its Subsidiaries, other than any Trademarks that contain the word “Centex” (which will be retained by Centex and as to which the Company and its Subsidiaries will not have any rights after the Closing).
     (d) Since April 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice asserting that the conduct of their businesses infringes upon or violates any Intellectual Property of any Person other than any immaterial infringement or violation.
     SECTION 5.14. Litigation
     (a) Section 5.14 of the Company Disclosure Schedule sets forth a correct and complete list of all material Legal Proceedings pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries or any of their respective properties, assets or businesses.

     (b) As of the date hereof, there are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company (i) that relate to this Agreement or any action taken or to be taken by the Company in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to adversely affect the ability of the Company to perform its material obligations under and consummate the transactions contemplated by this Agreement.
     SECTION 5.15. Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other similar labor contract, nor is any such contract or agreement in the process of being negotiated. To the Company’s Knowledge, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened. There are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in connection with the business or operations of the Company and its Subsidiaries which would reasonably be expected to result in a loss in excess of $50,000. The Company and its Subsidiaries are in compliance in all material respects with all applicable state and federal Laws respecting employment. There are no pending, or to the Company’s Knowledge, threatened material administrative charges, complaints or other proceedings alleging discrimination, wrongful discharge, violation of state and federal wage and hour laws, or asserting any other material claims relating to the employment practices of the Company or any of its Subsidiaries. Since April 1, 2005, the Company has not taken any action which has constituted a “mass layoff” or “plant closing” within the meaning of the WARN Act or has otherwise triggered notice requirements or liability under any local or state plant closing notice law.
     SECTION 5.16. Employee Benefits.
     (a) Schedule 5.16(a) sets forth a true and complete list of each Company Plan, which identifies each Company Plan that is (i) sponsored or maintained by the Company or any of its Subsidiaries at the Company or Subsidiary level and (ii) each Company Plan that is sponsored or maintained by Seller or any other member of the Seller Group (each such Plan described in clause (ii) shall be hereinafter referred to as a “Seller Plan”). With respect to each Company Plan, the Company has made available to the Purchaser a true and correct copy of (A) the three most recent annual reports (Form 5500) filed with the applicable government agency, (B) each such Company Plan that has been reduced to writing and all amendments thereto, (C) each trust agreement, insurance contract or administration agreement relating to each such Company Plan, (D) a written summary of each unwritten Company Plan, (E) the most recent summary plan description or other written explanation of each Company Plan provided to participants, (F) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA, (G) the most recent determination letter or opinion letter and request therefor, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (H) any request for a determination currently pending before the IRS as to qualification under Section 401(a) of the Code, (I) all correspondence with the IRS, the Department of Labor, or Pension Benefit Guaranty Corporation relating to any outstanding controversy or with respect to any other material matter that has been resolved in the previous three years, and (J) all forms and certificate samples used to comply with Sections 4980B, 9801 and 9802 of the Code. Each Company Plan complies in form and has complied in operation in all material respects with its own terms and with all applicable requirements of ERISA, the Code and all other applicable Laws. No “reportable event” (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan for which the 30 day notice requirement has not been waived. Neither the Seller, the Company nor any of their ERISA Affiliates (as hereinafter defined) has had any obligation to contribute to any Company Multiemployer Plan within the past six years. No action has been taken, or is currently being considered, by the Seller or the Company or any ERISA Affiliate to terminate or withdraw from any Company Plan nor any other plan maintained by the Seller, the Company or any ERISA Affiliate subject to Title IV of ERISA (“Group Pension Plan”) and, to the Company’s Knowledge, the Pension Benefit Guaranty Corporation has not taken any action to initiate the termination of any such Company Plan or Group Pension Plan. No Company Plan nor Group Pension Plan, nor any trust created thereunder, has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived. No Company Plan is subject to Title IV of ERISA.
     (b) To the Company’s Knowledge, except for routine contributions due and owing, with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries or ERISA Affiliates or Company Plan or Group Pension Plan fiduciary could be subject to any material liability under the terms of such Company Plans, Group Pension Plan, ERISA, the Code or any other applicable Law. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending and, to the Company’s Knowledge, there is no reason why any such Company Plan is not so qualified in operation. None of the Seller, the Company nor any of the Company’s Subsidiaries or ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by Section 4980B of the Code.
     (c) Section 5.16(c) of the Company Disclosure Schedule contains a list of all (i) employment and severance agreements with directors, officers or other employees of the Company or any of its Subsidiaries, (ii) severance programs and policies of the Company or any of its Subsidiaries with or relating to employees of the Company or its Subsidiaries and (iii) plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries with or relating to employees of the Company or its Subsidiaries containing Change of Control Provisions.
     (d) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment, acceleration or enhancement of any employee benefit as a result of the transactions contemplated hereby including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
     (e) There is no Company Plan that is subject to the laws of a foreign government or jurisdiction.

     SECTION 5.17. Taxes.
     (a) All material Tax Returns that are or were required to be filed by or with respect to the Company or any of its Subsidiaries, either separately or as a member of a group of corporations, pursuant to applicable Law, have been filed and are complete and accurate in all material respects. The Company has delivered or made available to the Purchaser copies of all federal, state and local income Tax Returns that pertain solely to the Company or any of its Subsidiaries during the period of ownership of such Subsidiary which were filed for periods beginning on or after April 1, 2001. The Company and its Subsidiaries have paid all Taxes that are due under applicable Law, including any Taxes shown on any such Tax Returns.
     (b) None of the federal or state income Tax Returns of the Company or any of its Subsidiaries has been audited by relevant federal or state tax authorities. No adjustments have been made by the IRS to the income of the Company or any of its Subsidiaries on the United States federal income Tax Returns filed by the Company and its Subsidiaries as members of the consolidated return group which includes the Company and its Subsidiaries. Neither the Company, the parent of its consolidated return group, nor any of the Company’s Subsidiaries has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which the Company or any such Subsidiary may be liable. No audit or other proceeding by any Governmental Authority is pending or, to the Company’s Knowledge, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries.
     (c) All Taxes that are or were required by Law to be withheld or collected by the Company or any of its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.
     (d) The tax sharing policy of the Seller and its Affiliates shall be terminated as it applies to the Company and its Subsidiaries prior to the Closing and neither the Company nor any Subsidiary will have any obligations with respect to any tax sharing agreement or policy from and after the Closing.
     (e) There are no Liens with respect to Taxes which have been placed on the assets or stock of the Company or any of its Subsidiaries, except for Permitted Liens.
     (f) In the last five years, neither the Company nor any of its Subsidiaries has been a party to a transaction that has been reported as a reorganization within the meaning of Code section 368, or distributed as a corporation (or been distributed) in a transaction that is reported to qualify under Code section 355.
     (g) In the last five years, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction with respect to any income or other material Taxes.

     (h) Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
     (i) Under United States federal, state and local and foreign Tax law, neither the Purchaser nor the Company is required to deduct and withhold any amount from the Purchase Price to be paid to any Person pursuant to Article I.
     (j) Each of the entities identified in Section 5.17(j) of the Company Disclosure Schedule qualifies (and has since the date of each such entity’s formation qualified), and will qualify immediately after the Closing Date, to be treated as a partnership or entity disregarded as separate from its owners for United States federal income tax purposes, and none of the Company, any person in the Seller Group, or the IRS has taken a position inconsistent with such treatment.
     SECTION 5.18. Permits; Compliance with Laws. The Company and its Subsidiaries hold all Permits that are material to the Company and its Subsidiaries, taken as a whole, or material to any Division and are required to conduct the business and operations of the Company and its Subsidiaries (“Material Permits”). The Company and each of its Subsidiaries has fulfilled and performed in all material respects its obligations under each of its Material Permits, and each such Material Permit is valid, existing and in full force and effect. Since April 1, 2005, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice, that it is in violation of any of the terms or conditions of any such Material Permit other than any immaterial violation. The Company and its Subsidiaries have conducted their operations in material compliance with all applicable Laws, including Laws regulating the performance of Construction Services; provided, however, that the foregoing representations and warranties do not address any of the matters expressly covered by Section 5.1, 5.9(b), 5.13, 5.15, 5.16, 5.17 or 5.19.
     SECTION 5.19. Environmental Laws.
     (a) The Company and its Subsidiaries have obtained or filed applications for all material Permits required under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted.
     (b) The Company and its Subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws.
     (c) No written notification, demand, request for information, citation or order under and arising out of any actual or alleged material violation of any Environmental Law has been issued to or filed against the Company or its Subsidiaries since April 1, 2002.
     (d) No investigation or review is pending for which the Company has received written notification and, to the Company’s Knowledge, no investigation or review is threatened against the Company or its Subsidiaries, in either case by any Governmental

Authority under and arising out of any actual or alleged material violation of any applicable Environmental Law in connection with the conduct of their respective businesses.
     (e) To the Company’s Knowledge, there are no Claims for personal injury which have been asserted against the Company or any of its Subsidiaries since April 1, 1996 as a result of damages caused by the presence of mold or asbestos at any Owner’s site where the Company or any of its Subsidiaries has provided or is providing Construction Services.
     SECTION 5.20. Insurance. Part I of Section 5.20 of the Company Disclosure Schedule lists the insurance policies maintained by the Company and its Subsidiaries. Part II of Section 5.20 of the Company Disclosure Schedule lists the insurance policies maintained by the Seller Group that provide coverage for the businesses, assets and/or properties of the Company and its Subsidiaries. All of such policies are in full force and effect and none of the Company or any of its Subsidiaries is in material default of any provision thereof or has received notice of cancellation or termination thereof. Except as described in Part I of Section 5.20 of the Company Disclosure Schedule, the policies listed therein will continue in effect after the consummation of the transactions contemplated by this Agreement until the termination or expiration thereof in accordance with their respective terms. The policies listed in Part II of Section 5.20 of the Company Disclosure Schedule will terminate as to the Company and its Subsidiaries upon the consummation of the transactions contemplated by this Agreement, and the Company and its Subsidiaries will have no further coverage or rights thereunder, except that this sentence shall not apply to the rights of the Company under Section 7.15 in respect of coverage that continues to be provided to members of the Seller Group thereunder.
     SECTION 5.21. Affiliated Transactions. There is no written or oral Contract, arrangement, liability or obligation between the Company or any of its Subsidiaries, on the one hand, and any member of the Seller Group, on the other hand, that will continue in effect or give rise to any obligation on the part of the Company or any of its Subsidiaries after the Closing Date in excess of $50,000. Other than travel advances made to employees of the Company or any of its Subsidiaries in the Ordinary Course of Business, neither the Company nor any of its Subsidiaries has any loan outstanding to, and since January 1, 2005 has not extended or maintained credit to, any director, officer or employee of the Company or any of its Subsidiaries.
     SECTION 5.22. Fees. Neither the Company nor any of its Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER
     The Purchaser hereby represents and warrants to the Seller that, except as set forth in the Disclosure Schedule delivered by the Purchaser to the Seller (the “Purchaser Disclosure Schedule”):

     SECTION 6.1. Organization; Power and Authority. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets and conduct its business and operations as presently being conducted.
     SECTION 6.2. Authorizations; Execution and Validity. The Purchaser has all requisite power and authority to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser, constitutes a valid and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.
     SECTION 6.3. Absence of Conflicts. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby will not (i) result in any violation or breach of any provision of the Organizational Documents of the Purchaser, (ii) result in any violation or breach of, or constitute a default under, any term or provision of any Contract, franchise, permit, license or other instrument or document to which the Purchaser is a party or by which its properties or assets are bound or (iii) assuming that the filings referred to in Section 6.4 are made (and that the applicable “waiting period” under the HSR Act has expired or been terminated), result in any violation of any Law or any Order applicable to the Purchaser or its properties or assets, except for any of the matters referred to in clauses (ii) or (iii) above which would not reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
     SECTION 6.4. Governmental and Third Party Approvals. There is no Governmental Requirement or Third-Party Requirement applicable to the Purchaser which is necessary for the valid execution and delivery by the Purchaser of this Agreement, the due performance by the Purchaser of its obligations hereunder or the lawful consummation by the Purchaser of the transactions contemplated hereby, except for (i) the filing by or on behalf of the Purchaser or its “ultimate parent entity” of notification with the FTC or DOJ under the HSR Act and the expiration or termination of the applicable “waiting period” thereunder and (ii) any other requirement which, if not satisfied, would not reasonably be expected to prevent, impede, delay or materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
     SECTION 6.5. Litigation. There are no Legal Proceedings pending or, to the Purchaser’s knowledge, threatened against the Purchaser or to which the Purchaser is a party (i) that relate to this Agreement or any action taken or to be taken by the Purchaser in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or (ii) that would reasonably be expected to adversely affect in any material respect the ability of the Purchaser to perform its obligations under and consummate the transactions contemplated by this Agreement.

     SECTION 6.6. Sophisticated Purchaser; Access to Information; Investment Intent.
     (a) The Purchaser (i) is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by this Agreement, (ii) is able to bear the economic risks associated with its investment in the Shares, (iii) has been furnished with certain information relating to the Company and its Subsidiaries relevant to the investment by the Purchaser in the Shares and (iv) has been afforded the opportunity to ask questions regarding such matters; provided, that nothing in this Section 6.6(a) shall (or is intended to) limit the Purchaser’s rights to indemnification pursuant to Article XII.
     (b) The Purchaser is acquiring the Shares for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof in violation of the Securities Act or any other applicable federal or state securities laws. The Purchaser has not agreed to transfer the Shares to any other Person or to grant any rights in the Shares to any other Person except in compliance with the Securities Act or any other applicable federal or state securities laws.
     (c) The Purchaser understands that the Shares have not been registered under the Securities Act or the applicable securities or blue sky laws of any State or other jurisdiction and, accordingly, must be held indefinitely unless a subsequent sale or other transfer thereof is registered under the Securities Act and such securities or blue sky laws or is exempt from registration thereunder.
     (d) The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
     (e) The Purchaser understands that the exemptions from registration under the Securities Act and state securities or blue sky laws relied upon by the Seller in connection with the sale of the Shares pursuant to this Agreement are based in part on the matters addressed in this Section 6.6.
     SECTION 6.7. Financing. The Purchaser has, and will have as of the Closing Date, sufficient funds with which to pay the Initial Purchase Price, together with all fees and expenses incurred by or on its behalf in connection with the transactions contemplated by this Agreement.
     SECTION 6.8. Fees. The Purchaser and its Affiliates have not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.
ARTICLE VII
COVENANTS
     SECTION 7.1. Cooperation; Certain Consents and Approvals.
     (a) From the date hereof until the Closing Date, upon the terms and subject to the conditions of this Agreement, each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the transactions contemplated by this Agreement as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby, and the taking of such actions as are necessary to obtain any requisite Consents, Orders, Permits, qualifications, exemptions or waivers from any Third Party or Governmental Authority. As used in this Section 7.1, the term “commercially reasonable efforts” shall not be deemed to include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other similar action (or otherwise agreeing to do any of the foregoing) with respect to any party hereto or any of its Subsidiaries or any of their respective Affiliates’ businesses, assets or properties; provided, however, that, (A) in the case of any actions that are necessary to obtain any required security clearances or any requisite Consents, Orders, Permits, qualifications, exemptions or waivers from the Defense Security Service, clause (ii) above shall not be construed to limit the obligation of the Purchaser or the Company to enter into any security agreement, enter into any voting trust, hold separate any Subsidiaries of the Company or any assets or personnel used in the performance of Contracts of the Company or any of its Subsidiaries for which a security clearance is required or take any other similar action (or agree to do any of the foregoing) and (B) in the case of actions that are necessary in order to satisfy the condition set forth in Section 9.5, clause (ii) above shall not be construed to limit the obligation of the Purchaser or the Company to modify the terms of, or divest or transfer to a Third Party, any Contract of the Company or any of its Subsidiaries if required in order to satisfy the requests or demands of any Governmental Authority that is a party to such Contract or for whom the work in connection with such Contract is to be performed. In addition, no party shall knowingly take any action from the date hereof until the Closing Date (other than any action required to be taken under this Agreement or to which the other parties shall have granted their consent) that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any Consent, Order, Permit, qualification, exemption or waiver from any Governmental Authority or other Person required to be obtained prior to Closing.
     (b) To the extent permitted by applicable Law and subject to any limitations on access to information provided for in Section 7.3, each party shall consult with the other parties with respect to, and provide any information reasonably requested by the other parties in connection with, all material filings made with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. If any party or any of its Affiliates receives a request for information or documentary material from any Governmental Authority with respect to any of the transactions contemplated hereby, such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and, to the extent permitted by applicable Law, after consultation with the other parties, an appropriate response in compliance with such request.
     (c) In addition to and without limiting any of the other covenants of the parties contained in this Section 7.1, the Purchaser and the Company shall (i) take promptly all actions necessary to make the filings required of them or their “ultimate parent entities” under the HSR Act, (ii) comply, at the earliest practicable date, with any request for additional information or documentary material received by them, or any of their respective

Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state attorney general or other Governmental Authority in connection with antitrust matters, (iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by the FTC, DOJ, any state attorney general or any other Governmental Authority, (iv) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust Law (subject to the proviso contained in the first sentence of Section 7.1(a)), (v) not agree to participate in any meeting or discussion with any Governmental Authority in connection with proceedings under or relating to the HSR Act or the Exon-Florio Amendment, unless it consults with the other parties in advance, and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat, (vi) consult and cooperate with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or the Exon-Florio Amendment and (vii) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, CFIUS, any state attorney general or any other Governmental Authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, CFIUS any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Purchaser and the Company shall each request early termination of the applicable “waiting period” under the HSR Act.
     (d) The Purchaser and the Seller shall prepare and file within three Business Days following the date hereof a joint notice under the Exon-Florio Amendment with the Committee on Foreign Investment in the United States (“CFIUS”) with respect to the transactions contemplated by this Agreement (the “CFIUS Notice”). The Purchaser and Seller shall use commercially reasonable efforts to obtain confirmation from the staff of CFIUS that the transactions contemplated by this Agreement do not fall within the scope of transactions requiring investigation under the Exon-Florio Amendment. Notwithstanding the provisions of section 7.1(a), if requested by any Governmental Authority in connection with its consideration of the transactions contemplated by this Agreement, the Purchaser and Seller shall use commercially reasonable efforts to mitigate Foreign Ownership, Control or Influence on the Purchaser and/or any concerns raised by CFIUS.
     SECTION 7.2. Conduct of Business. From the date hereof until the Closing Date, the Company shall (and shall cause each of its Subsidiaries to), unless the Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as described in Section 7.2 of the Company Disclosure Schedule or as otherwise specifically contemplated by this Agreement:
     (a) operate its businesses only in the Ordinary Course of Business;
     (b) maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and not make any material change to any of its accounting principles, except as required by GAAP in effect at the time of the relevant determination; provided, however, that this paragraph (b) shall not prohibit the Company from increasing any reserve for Legal Proceedings or other matters if it determines in good faith that such increase is appropriate or advisable;
     (c) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate or other legal entity reorganization of the Company or any of its Subsidiaries or otherwise alter the legal structure or form of the Company or any of its Subsidiaries;
     (d) not amend or modify, or cause or permit to be amended or modified, the Company’s or any Subsidiary’s Organizational Documents;
     (e) not issue, sell, transfer or pledge any of its Equity Interests nor issue or grant any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character pursuant to which it would be obligated to issue or sell any Equity Interests or split, combine or reclassify any Equity Interests;
     (f) not make or commit to make any change in compensation, severance or other employee benefits payable or to become payable by the Seller Group, the Company or any of its Subsidiaries to any Designated Executive, other than any change (i) in the terms of Company Plans for the benefit of the Seller and its Subsidiaries or ERISA affiliates generally that are implemented to comply with applicable Law or that do not result in material costs to the Company or its Subsidiaries to maintain or implement, (ii) that, when taken together with all such changes, does not increase the aggregate amount of such compensation, severance or other employee benefits payable or to become payable by more than 5% over the aggregate amount payable as of the date of this Agreement, (iii) provided in the Change of Control Agreements or (iv) under the terms of any Company Plans or other written or oral Contracts in effect on the date hereof;
     (g) not make or commit to make any change (other than any immaterial change) in compensation (including bonuses or other incentive compensation), severance or other employee benefits payable or to become payable by the Company or any of its Subsidiaries to any of its directors, officers or employees (other than any Designated Executives), other than any change (i) in the terms of Company Plans for the benefit of the Seller and its Subsidiaries or ERISA affiliates generally that are implemented to comply with applicable Law or that do not result in material costs to the Company or its Subsidiaries to maintain or implement or (iv) made in the Ordinary Course of Business pursuant to other compensation programs (including bonus programs related to specific construction projects) in effect on the date of this Agreement, (ii) that, when taken together with all such changes, does not increase the aggregate amount of such compensation, severance or other employee benefits payable or to become payable by more than 5% over the aggregate amount payable as of the date of this Agreement or (ii) required under the terms of any Company Plans or other written or oral Contracts in effect on the date of this Agreement;
     (h) not transfer, by way of dividend, distribution, contribution or otherwise, any material assets used in the business of the Company or any of its Subsidiaries to any member of the Seller Group, except in the Ordinary Course of Business;

     (i) consult with the Purchaser in connection with the entry into any new Contract under which the Company or its Subsidiaries would agree to provide Construction Services and which is expected to contain a commitment on the part of any Person or Persons to make future payments to the Company or any of its Subsidiaries for such services in an aggregate amount in excess of $100,000,000, it being understood that the approval of the Purchaser shall not be required in order to enter into any such Contract;
     (j) consult with the Purchaser if the Company determines that it will terminate the employment of any Designated Executive with or without cause, it being understood that the approval of the Purchaser shall not be required in order to effect any such termination;
     (k) not enter into any material Contract that contains a Change of Control Provision that would be applicable to the transactions contemplated by this Agreement;
     (l) not accelerate any material obligation of the Company or any of its Subsidiaries under, terminate or cancel, or make any material modification to, any Material Contract, other than in the Ordinary Course of Business;
     (m) not enter into or adopt any bonus, incentive, deferred compensation, insurance, medical, hospital, disability or severance plan, agreement or arrangement, employee benefit plan or employment, consulting or management agreement maintained for the benefit of employees of the Company and its Subsidiaries, other than consulting agreements entered into in the Ordinary Course of Business, or amend any Company Plan in any material respect if the applicable amendment affects employees of the Company and its Subsidiaries, other than any such amendment that is made to maintain the qualified status of such plan or its continued compliance with applicable Law;
     (n) except with respect to the consolidated federal income Tax Return of the Seller and its Subsidiaries and any similar consolidated or combined state Tax Returns, and items reported on any such Tax Returns, not make any material Tax election, change an annual accounting period, adopt or change any accounting method with respect to Taxes, file any amended material Tax Return, enter into any material closing agreement with respect to Taxes or a Tax Return, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;
     (o) not make any capital expenditure in an amount in excess of $50,000, individually, and not commit to make any capital expenditure in an amount in excess of $100,000, individually, in each case, other than capital expenditures made or committed to be made in connection with the Company’s or any of its Subsidiaries’ performance of Construction Services provided or to be provided under any Contract for Construction Services;
     (p) not incur, assume or guarantee any indebtedness for borrowed money or in the form of capitalized lease obligations other than in the Ordinary Course of Business or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the Ordinary Course of Business;
     (q) not sell, lease (as lessor), license (as licensor), transfer or otherwise dispose of to a Third Party, mortgage or pledge to a Third Party, or create or impose any Lien (other than any Permitted Lien) on, any properties or assets of the Company or any of its Subsidiaries, other than sales or other dispositions of property that is not material to a Division in the Ordinary Course of Business;
     (r) not accelerate or delay the collection of a material amount of the accounts receivable of the Company or any of its Subsidiaries or delay the payment of any material amount of accounts payable of the Company or any of its Subsidiaries, in each case outside of the Ordinary Course of Business; and
     (s) not agree to take any action or actions prohibited by any of the foregoing paragraphs (a) through (r); provided, however, that this Section 7.2 shall not be construed to prohibit (i) the advance of any cash by the Company to any member of the Seller Group in accordance with past practice, (ii) any payments by the Company or its Subsidiaries in respect of any intercompany obligations owing to any member of the Seller Group or (iii) without limiting the generality of clauses (i) or (ii) above, any Pre-Closing Payments.
     SECTION 7.3. Access to Information. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to, make its management personnel reasonably available to the Purchaser and its representatives and, subject to and in compliance with any obligations of confidentiality or non-disclosure provided by applicable Law or contained in any Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, provide the Purchaser and its accountants, employees, attorneys and other representatives reasonable access to, and permit such Persons to review, during normal business hours and upon reasonable prior written request, its books, Contracts, accounts, records and files and shall provide such other information to the Purchaser and its representatives as they may reasonably request in connection with the transactions contemplated hereby. In addition, upon request by the Purchaser, the Company shall permit the individuals designated in Section 7.3 of the Purchaser Disclosure Schedule, to contact and engage in discussions, on behalf of the Purchaser, with certain customers and other Third Parties who have significant commercial relationships with the Company regarding such relationships; provided, that (i) the timing, manner of such contact and substance of such discussions shall be approved in advance by the Seller and the Company (such approval not to be unreasonably withheld or delayed) in order to ensure that such discussions will not interfere with the business of the Company and the relationships between the Company and its Subsidiaries on the one hand and the applicable Third Party on the other hand and (ii) representatives of the Seller and the Company shall be entitled to participate fully in such discussions. Notwithstanding the foregoing, the Purchaser acknowledges that none of the Seller, the Company and their respective Subsidiaries or Affiliates shall be obligated to provide to the Purchaser (i) any information relating to any offers or indications of interest received by the Seller, the Company or their respective Affiliates or representatives from any Person other than the Purchaser to acquire the Company or any of its Subsidiaries or any of its or their Equity Interests, properties or assets or any communications between the Seller, the Company or their respective Affiliates or representatives on the one hand and any such other Person on the other hand relating to such offers or indications of interest or the transactions contemplated thereby (it being understood that the Seller may retain all such documents, information and communications, which shall be the sole property of the Seller at all times prior to and after the Closing), (ii) any work papers or similar materials prepared by the independent public accountants of the Company, except to the extent that such accountants agree to provide access to such work papers or similar materials upon such terms and conditions as shall be determined by such accountants in their sole discretion (it being understood that the Seller and the Company and its Subsidiaries shall use commercially reasonable efforts to facilitate such access), and (iii) any documents or information that are protected by the attorney-client privilege or work product doctrines if the Company determines in its reasonable discretion that providing copies or access to such documents or information could give rise to a possible waiver of such privilege or doctrine (it being understood that the Seller shall use commercially reasonable efforts to make alternative arrangements to provide to the Purchaser any factual information contained in such documents or information in a manner that would not jeopardize any such privilege or doctrine).
     SECTION 7.4. Certain Confidential Information.
     (a) The Purchaser hereby acknowledges that in connection with the transactions contemplated by this Agreement, it and its Affiliates have received and will continue to receive certain Evaluation Material (as defined in the Confidentiality Agreement). The Purchaser acknowledges that it and its Affiliates are bound by the Confidentiality Agreement and agrees that it will not, and it will not permit any of its Affiliates, directors, officers, independent accountants, agents or other representatives to, use or disclose any Evaluation Material except as permitted by such agreement. The provisions of this Section 7.4, insofar as they relate to Evaluation Material with respect to the businesses, operations, properties, assets, liabilities, financial condition and results of operations of the Company and its Subsidiaries, shall terminate upon the Closing. Except as provided in the immediately preceding sentence, the provisions of this Section 7.4 shall survive the Closing or any termination of this Agreement.
     (b) The Seller recognizes that by reason of its ownership of the Company and its Subsidiaries, the Seller has acquired proprietary, secret or confidential information concerning the operation of the business of the Company and its Subsidiaries and may acquire certain additional proprietary, secret or confidential information pursuant to Section 7.11(b) or (c). Accordingly, the Seller covenants to the Purchaser that, from and after the Closing Date, the Seller will not, and it will not permit any of its Affiliates to, for a period of three years following the Closing, except in performance of the terms of this Agreement or the Transition Services Agreement, in the enforcement of its rights under this Agreement or the Transition Services Agreement or with the prior written consent of the Purchaser, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Company or any of its Subsidiaries or their respective businesses that it may learn or has learned by reason of its ownership of the Company or the performance of the Transition Services Agreement or pursuant to the provisions of Section 7.11(b) or (c), unless (i) it is or becomes generally available to the public other than as a result of disclosure by either the Seller or any of its Affiliates, (ii) it is known by reason of ownership or operation of a business (owned or operated as of the date hereof) other than that of the Company and its Subsidiaries or (iii) disclosure is required by applicable Law.
     (c) Notwithstanding anything to the contrary contained herein, the parties and their Affiliates (and each employee, representative, or other agent of the parties and their Affiliates) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind that are provided to the parties and their Affiliates relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation section 1.6011-4). This authorization of tax disclosure is retroactively effective to the commencement of discussions between Purchaser and Seller regarding the transactions contemplated herein.
     SECTION 7.5. Return or Destruction of Information. If this Agreement is terminated for any reason, the Purchaser shall return or cause to be returned to the Seller and the Company all Evaluation Material and all other documents, materials and records (including records in electronic form) obtained from the Seller or the Company or any of their Affiliates or any other Person acting on their behalf in connection with the transactions contemplated hereby; provided that in lieu of returning or causing to be returned any documents, materials or records that contain or reflect any Evaluation Material created by the Purchaser or any Person acting on its behalf in connection with the transactions contemplated hereby, the Purchaser may destroy any such documents, materials or records pursuant to the terms and subject to the exceptions and limitations set forth in the Confidentiality Agreement, and will continue to keep confidential and not use or disclose any information not returned because it is not included or reflected in any documents, materials or records.
     SECTION 7.6. Access to Documents; Preservation of Books and Records.
     (a) For a period of seven years from and after the Closing Date, (i) the Purchaser shall cause the Company and its Subsidiaries not to dispose of or destroy any of the material books and records of the Company or its Subsidiaries relating to periods prior to the Closing (“Books and Records”) without first offering to turn over possession thereof to the Seller, at the Seller’s expense, by written notice to the Seller at least 90 days prior to the proposed date of such disposition or destruction; (ii) the Purchaser shall cause the Company and its Subsidiaries to allow the Seller and its agents reasonable access to and to copy, for any proper purpose, including for making any tax or regulatory filing, all Books and Records, at the Seller’s expense; provided, however, the Seller shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the businesses of the Company and its Subsidiaries; and (iii) the Purchaser shall cause the Company and its Subsidiaries to make available to the Seller upon written request (1) the personnel of the Company and its Subsidiaries to assist the Seller in locating and obtaining any Books and Records, and (2) any personnel of the Company and its Subsidiaries whose assistance or participation is reasonably required by the Seller or any of its Affiliates in anticipation of, or preparation for, existing or future Legal Proceeding or other matters in which the Seller or their Affiliates is or becomes involved relating to the business conducted by the Company or any of its Subsidiaries prior to Closing. Notwithstanding the foregoing, (A) nothing herein shall require the Purchaser, the Company or its Subsidiaries to disclose any information to the Seller if such disclosure would jeopardize any attorney-client or other legal privilege available to the Purchaser, the Company or any of its Subsidiaries or contravene any applicable Law and (B) to the extent that any Books and Records or other information are withheld from the Seller pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, the Purchaser and the Company shall use their commercially reasonable efforts to make alternative arrangements to provide to the Seller any factual information contained in such Books and Records or other information in a manner that would not jeopardize any such privilege. All information regarding the Company and any of its Subsidiaries obtained by the Seller pursuant to this Section shall be kept confidential to the extent required by and in accordance with Section 7.4.
     (b) For a period of seven years from the Closing Date, (i) the Seller shall not dispose of or destroy any material books and records of the Company or any of its Subsidiaries for periods prior to the Closing (“Seller Books and Records”) without first offering to turn over possession thereof to the Purchaser, at the Purchaser’s expense, by written notice to the Purchaser at least 90 days prior to the proposed date of such disposition or destruction; (ii) the Seller shall allow the Purchaser and its agents reasonable access to and to copy, for any proper purpose, all Seller Books and Records, at the Purchaser’s expense; provided that the Purchaser shall use commercially reasonable efforts to see that any such access or copying shall be had or done in such a manner so as not to unduly interfere with the normal conduct of the Seller’s businesses; and (iii) the Seller shall make available to the Purchaser upon reasonable written request (1) the Seller’s personnel to assist the Purchaser in locating and obtaining any Seller Books and Records, and (2) any of the Seller’s personnel whose assistance or participation is reasonably required by the Purchaser or any of its Affiliates in anticipation of, or preparation for, existing or future Legal Proceeding or other matters in which the Purchaser or their Affiliates is or becomes involved relating to the business conducted by the Company and its Subsidiaries prior to Closing. Notwithstanding the foregoing, (A) nothing herein shall require the Seller to disclose any information to the Purchaser if such disclosure would jeopardize any attorney-client or other legal privilege available to the Seller or its Affiliates or contravene any applicable Law and (B) to the extent that any Seller Books and Records or other information are withheld from the Purchaser pursuant to clause (A) above because disclosure thereof would jeopardize any attorney-client privilege or other legal privilege, the Seller shall use its commercially reasonable efforts to make alternative arrangements to provide to the Purchaser any factual information contained in such Seller Books and Records or other information in a manner that would not jeopardize any such privilege. All information regarding the Seller obtained by the Purchaser pursuant to this Section shall be kept confidential to the extent required by and in accordance with Section 7.4.
     (c) The seven-year period referred to in this Section 7.6 shall be extended if the Seller or the Purchaser, as the case may be, advises the other in writing that any Legal Proceeding or investigation is pending or threatened at the termination of such seven-year period, in which case such extension shall continue until any such Legal Proceeding or investigation has been settled through judgment or otherwise and/or is no longer pending or threatened.

     SECTION 7.7. Limited Representations. The Purchaser expressly acknowledges and agrees that (a) the Seller has not made and shall not be deemed to have made to the Purchaser any representation or warranty other than those expressly made by the Seller in this Agreement and (b) the Company has not made and shall not be deemed to have made to the Purchaser any representation or warranty other than those expressly made by the Company in this Agreement. Without limiting the generality of the foregoing, the Purchaser further acknowledges and agrees that neither the Seller nor the Company nor any of their respective Affiliates or representatives has made or is making any representations or warranties of any kind, express or implied or statutory, at law or equity, with respect to the Company or any of its Subsidiaries or their actual or prospective businesses, operations, assets, liabilities, results of operations or financial condition other than as set forth in this Agreement, including any (i) express or implied warranties as to any financial projections or other forward-looking information with respect to the businesses of the Company or any of its Subsidiaries, (ii) implied warranties of merchantability and fitness for a particular purpose or (iii) express or implied warranties as to any other matter which, under applicable law, will be deemed to give rise to any express or implied warranty unless such warranties are expressly disclaimed by the Seller or the Company, and the Seller and the Company hereby disclaim any other representations or warranties that would otherwise be deemed to be made by themselves, their Affiliates or any of their respective officers, directors, employees, agents, financial and legal advisors or other representatives, in connection with this Agreement or the transactions contemplated hereby.
     SECTION 7.8. Use of Seller Marks. At or as soon as practicable after the Closing, the Purchaser shall cause the Company to change the name of each of the Company, any of its Subsidiaries and any joint venture controlled by the Company to remove the word “Centex” and any derivatives thereof from its name. The Purchaser acknowledges and agrees that it is not obtaining any rights or licenses with respect to the name “Centex” or any derivative thereof or associated logos or trade dress (the “Seller Marks”). The Purchaser, the Company and its Subsidiaries shall discontinue use of the Seller Marks as soon as practicable after the Closing Date, but not more than 90 days after the Closing Date; provided, however, that if the approval of a Governmental Authority is required to change the name of the Company or one of its Subsidiaries under or in connection with a Material Contract, then the Purchaser, the Company and its Subsidiaries will discontinue using such name as soon as practicable after such approval is obtained (provided that the Purchaser continues to diligently pursue such approvals). Notwithstanding the previous sentence, the Company and its Subsidiaries may use the phrase “formerly known as Centex Construction” to refer to itself for a period of three years following the Closing Date. Except as permitted by the previous sentence, from and after the Closing, none of the Company, any of its Subsidiaries nor any joint venture controlled by the Company may use the word “Centex” or any of the Seller Marks to market or promote the Company, its Subsidiaries or its Construction Services or in any marketing or promotional materials or media (including its internet website). Following the Closing Date, neither the Company nor its Subsidiaries shall be prohibited from making factual historical references to Construction Services projects completed by the Company and its Subsidiaries prior to the Closing Date as projects performed by the Company and its Subsidiaries.

     SECTION 7.9. Employees and Employee Benefits.
     (a) On or prior to the date hereof, the Company, the Seller and the Purchaser have agreed upon a form of joint announcement to employees concerning this Agreement and the transactions contemplated hereby and a communication plan concerning the method and timing of the delivery of such announcement. Contemporaneously with the execution and delivery of this Agreement, the parties will deliver such announcement to employees in accordance with such communication plan.
     (b) On and after the Closing Date, the Purchaser shall be responsible with respect to all employees of the Company and any of its Subsidiaries for compliance with the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) and any similar state or local Laws. Section 7.9(b) of the Company Disclosure Schedule lists the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date hereof, together with the date of each such employment loss, which schedule shall be updated with respect to the 90-day period prior to the Closing Date. The Purchaser shall not, and shall cause each of its Affiliates and Subsidiaries not to, with respect to any site of employment or facility of any of the Company or any of its Subsidiaries, at any time during the 90-day period following the Closing Date, take any employment action that would result in (i) a “plant closing” (as defined in the WARN Act), (ii) a “mass layoff” (as defined in the WARN Act), or (iii) any similar action under any applicable state or local Laws requiring notice to employees in connection with a plant closing or layoff, in each case without complying fully with the notice and other requirements of the WARN Act and any similar state or local Laws requiring notice to employees. In addition, the Purchaser hereby agrees to indemnify the Seller Indemnified Parties and to defend and hold the Seller Indemnified Parties harmless from and against any and all Losses which the Seller Indemnified Parties may incur in connection with any lawsuit, claim, arbitration, action or other proceeding brought against the Seller Indemnified Parties under the WARN Act or any similar state or local Laws, which relates, in whole or in part, to any actions taken by the Purchaser or any of its Affiliates or Subsidiaries with regard to any site of employment or facility of the Company or any of its Subsidiaries.
     (c) For a period from the Closing Date through December 31, 2007, Purchaser shall use its commercially reasonable efforts to provide (i) base compensation for the employees of the Company and its Subsidiaries, (ii) health and welfare benefits and profit sharing/401(k) benefits for said employees, and (iii) except with respect to the Designated Executives, incentive compensation and bonus schemes for said employees, which in the aggregate as to each such category are substantially equal (in all material respects) to the compensation or benefits in said category provided to said employees by the Company or its Subsidiaries immediately prior to the Closing Date and reflected in Section 5.16(a) of the Company Disclosure Schedule.
     (d) With respect to each employee benefit plan of the Purchaser (“Purchaser Benefit Plan”) in which employees of the Company and its Subsidiaries (“Company Employees”) participate after the Closing Date, for purposes of determining vesting and entitlement to benefits, including for severance benefits and vacation entitlement, service with the Company or its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with the Purchaser; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent that such service was not recognized under the corresponding Company Plan. To the extent permitted by applicable Law, the Purchaser shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Purchaser Benefit Plans to be waived with respect to such Company Employees and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the period prior to the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Purchaser Benefit Plans in which they are eligible to participate after the Closing Date.
     (e) To the extent legally and practically possible, the Purchaser intends to continue the benefits provided pursuant to the broad-based Seller Plans listed in Section 5.16(a) of the Company Disclosure Schedule for at least the period ending December 31, 2007. To accommodate this intent, the parties shall take the following actions:
     (i) No later than March 15, 2007, the Seller shall have spun off from Seller’s Profit Sharing/401(k) Plan, those accounts which are maintained for current employees of the Company, into a successor profit sharing/401(k) plan which shall be created, adopted and maintained by the Company prior to said date; provided, however, recognizing that there will be issues concerning the physical transfer of those assets held in the current trust for the Seller’s said plan, such as the disposition or maintenance of accounts invested in the Seller’s common stock and in commingled funds which may not be available as investment choices for the plan established solely for eligible employees of the Company, if such spin off does not occur by March 15, 2007, the parties covenant to cooperate with the fiduciaries and administrators of the Seller’s said plan to provide legal documentation and participant communications necessary and appropriate for the transition and shall cause the spin off to occur as soon as practicable thereafter. As of the Closing, the plan maintained by the Company will be independent of the Seller’s Profit Sharing/401(k) Plan and after the Closing Date (and, to the extent possible using commercially reasonable efforts, for the completed payroll period immediately preceding the Closing Date) contributions from Company employees after the Closing Date shall be made into the Company’s new plan. Prior to or on May 31, 2007, the Company shall, and the Purchaser shall cause the Company to, contribute cash to the Company’s new profit sharing plan in the Ordinary Course of Business in the amount of the accrual on the Latest Balance Sheet.
     (ii) With respect to the Seller’s Salary Continuation Plan, the Seller shall create a separate plan, with otherwise identical terms, and provide for its adoption by the Company, for the benefit of participating employees of the Company, prior to March 15, 2007. The parties will cooperate in negotiations with the insurance company which underwrites the policy used by the Seller as the funding mechanism for benefits provided by said plan, to provide for the transfer of the appropriate portion of the existing group policy to the Company, which intends to continue said funding arrangement.
     (iii) With respect to the Seller’s health and death benefit and other welfare benefit plans which are Company Plans and are listed in Section 5.16(a) of the Company Disclosure Schedule, the Seller will establish separate such plans for the benefit of eligible employees of the Company prior to March 15, 2007. The parties will cooperate to negotiate with the insurance companies, plan administrators and other applicable parties to provide for the continuation of necessary services for the continued maintenance of said plans, and the Seller shall transfer to the Company, no later than 30 days following Closing, cash equal to the net positive balances in all spending accounts maintained for the Company employees who participate in the health care and dependent care spending account plans listed in Section 5.16(a) of the Company Disclosure Schedule; the Company shall hold said assets for purposes of meeting the obligations to said participants pursuant to the terms of said continued plans.
     (iv) No later than the Closing Date, the Seller shall have spun off from Seller’s Supplemental Executive Retirement Plan, those accounts which are maintained for current employees of the Company, into a successor supplemental executive retirement plan which shall be created, adopted and maintained by the Company prior to said date. As of the Closing, the plan maintained by the Company will be independent of the Seller’s Supplemental Executive Retirement Plan, and the Company shall be responsible for accumulations both before and after the Closing under such plans.
     (v) All reasonable out-of-pocket costs incurred by the Seller or its Affiliates in connection with establishing new Company plans pursuant to paragraphs (i) through (iv) above shall be reimbursed by the Purchaser within 30 days after invoice therefor.
     (vi) Except as otherwise contemplated by this Section 7.9(e) in connection with the creation of new Company plans or by the Change of Control Agreements, with respect to the Seller’s equity incentive plans and deferred cash compensation paid pursuant to Seller’s incentive plans, the Seller shall cause the outstanding awards of all Company employees to become fully vested no later than Closing, and the Company shall distribute the appropriate benefits thereunder according to the terms of said plans.
     (f) The Seller shall retain the liability for payment of all covered claims (including medical, dental, life insurance, long-term disability and workers’ compensation) or expenses arising prior to the Closing Date by any Person under all Seller Plans and for all related benefits and amounts payable thereunder with respect to pre-Closing periods. The Company shall (and the Purchaser shall cause the Company to) pay to the Seller all fees, costs, expenses, self-insured retention amounts or deductibles incurred by the Seller in connection with such covered claims within 20 days after receipt of invoice therefor from the Seller in accordance with past practice.

     (g) The parties acknowledge that prior to or concurrently with the execution of this Agreement, (i) the Seller and the Company have entered into the Change of Control Agreements with the Designated Executives and (ii) the Company has entered into the Employment Agreements with the Designated Executives.
     (h) The parties hereto acknowledge and agree that all provisions contained in this Section 7.9 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant in any Company Plan or any beneficiary thereof or (ii) to continued employment with the Company or the Purchaser.
     (i) From and after the Closing Date, the Seller shall indemnify and hold the Purchaser Indemnified Parties harmless from and against any Losses arising out of the Legal Proceedings identified in Section 7.9(i) of the Company Disclosure Schedule. Notwithstanding anything herein to the contrary, the Seller’s indemnification obligations pursuant to this Section 7.9(i) shall not include any Claims arising out of the ownership of Seller stock from and after the Closing Date by any new plan created for the Company in accordance with this Section 7.9 or otherwise. In addition, the parties agree that Sections 12.6 and 12.8 and the last sentence of Section 12.7 shall apply to this Section 7.9(i). Notwithstanding any other provision of this Agreement, each Purchaser Indemnified Party shall cooperate in good faith with the reasonable requests of the Seller to take all steps necessary to trigger, effectuate and/or preserve coverage under any insurance policy applicable to any Losses covered by this Section 7.9(i), including providing prompt notice to the Seller of any relevant claim or Losses.
     (j) The Seller shall pay to each of the Designated Executives all amounts (as and when due thereunder) required to be paid by the Seller pursuant to the Change of Control Agreements and the Company shall pay to each of the Designated Executives all amounts (as and when due thereunder) required to be paid by the Company pursuant to the Change of Control Agreements.
     SECTION 7.10. Directors and Officers Indemnification and Insurance.
     (a) From and after the Closing, in the case of any threatened or actual Claim or Legal Proceeding, including any such Claim or Legal Proceeding by a Third Party or by or in the right of the Company or any of its Subsidiaries, in which any individual who is as of the Closing Date or was at any time on or after the date hereof a director or officer of the Company or any of its Subsidiaries (a “D&O Indemnified Party”) is, or is threatened to be, made a party by reason of the fact that such D&O Indemnified Party is or was, prior to the Closing Date, (x) a director, officer, manager, employee or agent of the Company or any of its Subsidiaries or (y) serving as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the Company or any of its Subsidiaries (whether such Claim or Legal Proceeding arises before, on or after the Closing Date), the Purchaser shall, and shall cause the Company to, indemnify and hold harmless, to the fullest extent permitted by Law, each such D&O Indemnified Party against any Losses and amounts paid in settlement in connection with any such Claim or Legal Proceeding except to the extent that the facts and circumstances which gave rise to such Losses, amounts paid, Claim or Legal Proceeding include actions or omissions which involve intentional misconduct or fraud by such D&O Indemnified Party. In the case of any such Claim or Legal Proceeding with respect to which the Purchaser or the Company is required to provide indemnification hereunder, (i) the Purchaser or the Company (as specified by the Purchaser) may, at its election, assume the defense of such matter, in which case, any D&O Indemnified Party may participate, at its own expense and through legal counsel of its choice, in any such Claim or Legal Proceeding; provided, however, that if the Purchaser or the Company fails to assume such defense or, under applicable standards of professional conduct, there exists a conflict of interest on any significant issue between the Purchaser and the Company, on the one hand, and any of the D&O Indemnified Parties, on the other hand, the D&O Indemnified Parties may retain counsel satisfactory to them, and the Purchaser or the Company shall pay all reasonable fees and expenses of such counsel for the D&O Indemnified Parties promptly as statements therefor are received and (ii) the Purchaser shall, and shall cause the Company to, use commercially reasonable efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Purchaser nor the Company, as the case may be, shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).
     (b) The Purchaser shall cause the Company and each of its Subsidiaries, for a period of three years from and after the Closing Date, to keep in effect in the Organizational Documents of the Company and each such Subsidiary provisions providing for indemnification of the D&O Indemnified Parties that are at least as favorable as the provisions of the Organizational Documents of the Company and each such Subsidiary in effect as of immediately prior to the Closing except to the extent otherwise required by a change in Applicable Law.
     (c) The covenants in this Section 7.10 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and successors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. The Purchaser shall, or shall cause the Company to, pay all expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party which is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided for in this Section 7.10.
     (d) If the Company (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 7.10, the Purchaser shall cause the successors and assigns of the Company to, make proper provision to succeed to the obligations set forth in this Section 7.10 or, as long as the Purchaser retains a substantial portion of its properties and assets following such transaction, the Purchaser may elect to assume and succeed to the obligations of the Company set forth in this Section 7.10.

     SECTION 7.11. Certain Surety Bonds, Guarantees and other Obligations.
     (a) Prior to the Closing Date, the Company shall cooperate, at the request of the Purchaser and at the sole cost and expense of the Purchaser, with the Purchaser in connection with its efforts to obtain a new bonding facility to be utilized by the Company and its Subsidiaries after the Closing; provided, however, that, prior to the Closing, nothing contained in this Section 7.11 shall require the Company or any of its Subsidiaries to undertake or assume any liabilities or obligations, deliver any certificates, make any representations or warranties or provide any opinions of counsel or similar assurances to or for the benefit of any financing sources or other Third Parties who are to provide such new bonding facility.
     (b) The Company and the Purchaser hereby acknowledge that, in connection with the businesses of the Company and its Subsidiaries, the Company and its Subsidiaries have arranged for the issuance of Surety Bonds and the Seller and certain other members of the Seller Group, as obligors, indemnitors or guarantors or in any other capacity, have assumed, undertaken or otherwise become subject to certain liabilities and obligations, whether existing or inchoate, matured or unmatured, unconditional or contingent, arising under or with respect to Surety Bonds, including, but not limited to, obligations on the part of any member of the Seller Group to provide indemnification, make any payments, perform any covenant or undertake any obligation under the Surety Indemnity Agreements (any such liabilities and obligations, a “Surety Bond Obligation”). From and after the Closing, (i) the Company hereby assumes and agrees to pay and perform all Surety Bond Obligations, other than the Retained Bond Obligations (the “Assumed Bond Obligations”), and (ii) the Purchaser shall indemnify and hold harmless each member of the Seller Group from and against all payments made or other Losses asserted against, imposed on or incurred by any member of the Seller Group as a result of or based upon the Assumed Bond Obligations (but excluding any Losses in respect of any Retained Bond Obligations). It is understood and agreed that the Losses for which the members of the Seller Group are entitled to indemnification under clause (ii) of the immediately preceding sentence shall include any reimbursement obligations in respect of amounts drawn under any letter of credit provided to Travelers Casualty and Surety Company of America pursuant to the Ratings Amendment dated as of August 21, 2002 in respect of the Travelers Indemnity Agreement or the letters of credit listed in Section 7.11(b) of the Company Disclosure Schedule and any Losses arising from the use or application by the sureties of any cash collateral or other security provided by the Seller under the Surety Indemnity Agreements (except to the extent that such reimbursement obligations or Losses are in respect of any Retained Bond Obligations). From and after the Closing, the fees and expenses incurred in connection with the maintenance of the letters of credit listed in Section 7.11(b) of the Company Disclosure Schedule shall be borne 50% by the Company and 50% by the Seller. The Company and the Purchaser hereby further agree (I) to comply (in the case of the Company), to cause the Company to comply (in the case of the Purchaser) and to cause each of the Subsidiaries of the Company to comply (in the case of the Purchaser and the Company) with each of the obligations of the Company and any of such Subsidiaries under the Surety Indemnity Agreements (other than the Retained Bond Obligations), (II) to provide to the Seller notice within 5 Business Days of the Company or any its Subsidiaries becoming aware of any Claims made by the sureties under the Surety Indemnity Agreements or of any affirmative exercise by any of such sureties of such surety’s rights to payment or performance under the Surety Indemnity Agreements, such notice to describe the applicable Claim or exercise of rights of payment or performance and the related circumstances in reasonable detail, (III) to provide to the Seller the same books, records, information and documents of the Company or any of its Subsidiaries which are provided to the sureties under the Surety Indemnity Agreements contemporaneously with the delivery of such books, records, information and documents to the sureties and, promptly after either a Claim by any such surety in respect of Surety Bond Obligations or any other circumstance leading to a notice or request by any such surety for access to books, records, information or documents of the Company or any of its Subsidiaries, to provide to the Seller the same access rights to books, records, information or documents of the Company or any of its Subsidiaries as are provided to such surety under the Surety Indemnity Agreements and (IV) to not, and to cause each of the Company’s Subsidiaries to not, request, cause or otherwise consent to the issuance under any Surety Indemnity Agreement. after the Closing, of any Surety Bonds, it being understood that certain actions taken by the Company or its Subsidiaries prior to the Closing may result in the issuance of Bonds under such indemnity agreements after the Closing. The Seller (A) shall not, and shall cause the other members of the Seller Group to not, after the Closing, affirmatively request, or take any other affirmative action to cause, the issuance under either the Travelers Indemnity Agreement or the Zurich Indemnity Agreement of any Bonds (as defined in either of such indemnity agreements), it being understood that certain actions taken by the Company or its Subsidiaries prior to the Closing may result in the issuance of Surety Bonds under such indemnity agreements after the Closing, (B) shall comply, from and after the Closing, with each of the Retained Bond Obligations required to be complied with by it under the Surety Indemnity Agreements, (C) shall provide to the Purchaser notice within 5 Business Days of the Seller becoming aware of any Claims made by the sureties against Seller under the Surety Indemnity Agreements or of any affirmative exercise by any of such sureties against the Seller of such surety’s rights to payment or performance under the Surety Indemnity Agreements, such notice to describe the applicable Claim or exercise of rights to payment or performance and the related circumstances in reasonable detail and (D) shall provide to the Purchaser the same books, records, information and documents of the Company or any of its Subsidiaries in the possession of the Seller (if any) which are provided to the sureties under the Surety Indemnity Agreements contemporaneously with the delivery of such books, records, information and documents to the sureties and, promptly after either a Claim by any such surety in respect of Surety Bond Obligations or any other circumstance leading to a notice or request by any such surety for access to books, records, information or documents of the Company or any of its Subsidiaries in the possession of the Seller (if any), to provide to the Purchaser the same access rights to books, records, information or documents of the Company or any of its Subsidiaries in the possession of the Seller (if any) as are provided to such surety under the Surety Indemnity Agreements. At the Closing, the parties shall cause to be executed notices (the “Surety Termination Notices”) of the termination of the Travelers Indemnity Agreement and Zurich Indemnity Agreement with respect to the Company and each of its Subsidiaries and each member of the Seller Group that is a party thereto (which notices shall be in form and substance reasonably satisfactory to the Seller and the Purchaser) and, pursuant to the terms of such agreements, shall cause such notices to be delivered to the sureties under the Travelers Indemnity Agreement and the Zurich Indemnity Agreement on a date mutually agreed upon by the Seller and the Purchaser, which date shall be no more than five Business

Days after the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Purchaser under this paragraph (b) are absolute and unconditional, and shall not be subject to reduction or modification as a result of any change in the terms of the Surety Bonds (including increases thereof) or the Contracts underlying the Surety Bonds or the Surety Indemnity Agreements (other than changes under the Surety Indemnity Agreements to which the Seller has affirmatively consented after the Closing and neither the Company nor any of its Subsidiaries has affirmatively consented), any change after the date hereof in any provision of applicable Law relating to the Surety Bonds or such Contracts or the Surety Indemnity Agreements or any action or omission on the part of any member of the Seller Group, including, but not limited to, any failure on the part of the Seller to comply with any representation, warranty, covenant or agreement contained herein (in each case, other than acts or omissions giving rise to Losses in respect of the Retained Bond Obligations or a breach or violation of the obligations of the Seller under the express terms of this paragraph (b)). Without limiting the generality of the foregoing, the Purchaser shall not be entitled to set off against any indemnification or payment obligations provided for in this paragraph (b) any obligation or amount owing or alleged to be owing to the Purchaser or its Affiliates by any member of the Seller Group under or in connection with this Agreement or otherwise, including any obligation on the part of the Seller to make indemnification payments under Article VIII or XII.
     (c) Prior to the Closing Date, the Purchaser shall cooperate, at the request of the Seller and at the sole cost and expense of the Seller, with the Seller in connection with its efforts to enter into an arrangement (the “Merrill Lynch Indemnity and Reimbursement Arrangement”) with Merrill Lynch Bank USA, or one or more of its Affiliates acceptable to the Seller or the Purchaser (except that, in the case of the Purchaser, its acceptance shall not be unreasonably withheld or delayed) (“Merrill Lynch”), under which Merrill Lynch will agree to indemnify and hold harmless each member of the Seller Group from and against all payments made or other Losses asserted against, imposed on or incurred by any member of the Seller Group as a result of or based upon the Assumed Bond Obligations; provided, however, that the neither the Purchaser nor the Guarantor nor any of their respective Subsidiaries (including, after the Closing, the Company and its Subsidiaries) shall be required to become parties to the definitive agreements providing for the Merrill Lynch Indemnity and Reimbursement Arrangement, it being understood that the execution of such definitive agreements shall not change the obligations of the parties hereunder, except that, if any rights and benefits of the Seller are assigned to Merrill Lynch as permitted under Sections 14.9 and 15.4, Merrill Lynch shall be entitled to exercise such rights as fully and to the same extent as the Seller. In the event that the Seller determines that it will not be feasible to enter into the Merrill Lynch Indemnity and Reimbursement Arrangement, the Purchaser and the Guarantor agree to provide to the Seller the additional rights relating to the Surety Bonds described in Section 7.11(c) of the Company Disclosure Schedule.
     (d) The Purchaser further acknowledges that, in connection with the businesses of the Company and its Subsidiaries, the Seller and certain other members of the Seller Group, as obligors or guarantors or in any other capacity undertaken, have assumed or otherwise become subject to certain liabilities and obligations, whether existing or inchoate, matured or unmatured, unconditional or contingent, arising under or with respect to the leases or other Contracts (other than the Surety Bonds) listed on Section 7.11(d) of the

Company Disclosure Schedule (each, an “Other Seller Obligation”). The Purchaser shall use commercially reasonable efforts to cause each such member of the Seller Group to (and the Seller shall cooperate with the Purchaser’s reasonable requests in connection therewith) be fully, unconditionally and irrevocably released and discharged from the Other Seller Obligations prior to or at Closing, in each case through arrangements satisfactory to the Seller under which the Purchaser or one or more of its Affiliates shall (if necessary) act as a substituted obligor, guarantor or other counterparty. To the extent that any of the Other Seller Obligations have not been fully, unconditionally and irrevocably released and discharged prior to or at Closing in accordance with this Section 7.11(d), from and after the Closing, the Purchaser shall continue to use commercially reasonable efforts to cause each such member of the Seller Group to be fully, unconditionally and irrevocably released and discharged from such Other Seller Obligations as promptly as practicable. In addition, from and after the Closing, the Purchaser shall indemnify and hold harmless each member of the Seller Group from and against all payments made or other Losses incurred by any member of the Seller Group after the Closing Date under or in connection with any Other Seller Obligation. Until such time as each Other Seller Obligation has been fully, unconditionally and irrevocably released and discharged, neither the Company nor any of its Subsidiaries shall, and the Purchaser shall cause the Company and its Subsidiaries not to, increase or materially modify such Other Seller Obligation without Seller’s prior written consent.
     (e) For the avoidance of doubt, (i) the obligations of the Purchaser under this Section 7.11 are not subject to the limitations set forth in Section 12.5(c), and (ii) nothing in this Section 7.11 shall (or is intended to) limit the Purchaser’s rights to indemnification pursuant to Article XII in respect of a breach by the Seller of any of the provisions of this Section 7.11 or any other provision contained herein.
     (f) Each of the parties hereby expressly acknowledges and agrees that the rights to indemnification provided to any member of the Seller Group pursuant to this Section 7.11 shall apply regardless of whether such Losses arise in whole or in part from any negligence or other fault on the part of any member of the Seller Group, but subject to any express limitations contained in this Section 7.11.
     SECTION 7.12. Settlement of Intercompany Obligations. Other than obligations arising under the Transition Services Agreement or the intercompany obligations related to Contracts for Construction Services between the Company or any of its Subsidiaries on the one hand or any member of the Seller Group on the other hand (i) listed in Section 5.21 of the Company Disclosure Schedule or (ii) arising out of a Contract entered into in the Ordinary Course of Business after the date hereof (collectively, the “Retained Intercompany Obligations”), the parties agree that the Pre-Closing Payments and the post-closing adjustment provided for in Article III shall cause all obligations for the payment of intercompany accounts which are owed by the Company or any of its Subsidiaries to any member of the Seller Group or which are owed by any member the Seller Group to the Company or any of its Subsidiaries to be settled and fully and completely discharged. In addition, the Seller and the Company agree to enter into appropriate agreements and take other appropriate actions to implement each of the arrangements described in Section 7.12 of the Company Disclosure Schedule prior to the Closing.

     SECTION 7.13. Litigation Support and Cooperation. If and for so long as any party hereto is actively contesting or defending against any Claim or Legal Proceeding arising in connection with (i) the transactions contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries (other than an action brought by one party to this Agreement against another party or parties under the terms of this Agreement or in connection with the transactions contemplated hereby), each of the parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article XII); provided, however, that the obligations of the parties contained in this Section 7.13 with respect to Claims or Legal Proceedings of the type described in clause (ii) above shall not apply until after the Closing unless any such Claims or Legal Proceedings would reasonably be expected to prevent, impede or otherwise materially delay or otherwise affect in any material respect the transactions contemplated by this Agreement.
     SECTION 7.14. Third-Party Reports. Attached as Part I of Section 7.14 of the Purchaser Disclosure Schedule is a list of all reports prepared or to be prepared by any consultant, professional or other third party (other than reports prepared by accountants or legal counsel to the Purchaser and comparative salary reports or employee compensation matters) for or on behalf of the Purchaser in connection with their due diligence review of the Company and its subsidiaries and their respective businesses, operations, assets, liabilities, results of operations or financial condition. Purchaser has caused to be delivered to the Seller copies of, or in respect of reports not yet delivered to the Purchaser, within five days after the delivery thereof to the Purchaser (but in no event later than three Business Days prior to the Closing Date), the Purchaser shall cause to be delivered to the Seller copies of, all reports relating to insurance and environmental matters. Nothing in this Section 7.14 shall limit (or is intended to limit) the Purchaser’s rights to indemnification pursuant to Article XII.
     SECTION 7.15. Occurrence-Based Insurance Policies. The Purchaser and the Seller agree that the parties shall cooperate with each other upon the terms set forth in this Section 7.15 so that the Company and its Subsidiaries shall retain the benefit of “occurrence” based insurance policies of the type listed in Part II of Schedule 5.20 of the Disclosure Schedule in relation to events occurring prior to the Closing but in respect of which no claim has yet arisen at the Effective Time; provided, however, that the retention by the Company and its Subsidiaries of the benefit of such “occurrence” based policies shall, to the extent such coverage also exists with respect to the Seller Group, be without prejudice to the rights of the Seller Group to continue to retain (at the Seller’s expense) the benefit of such “occurrence” based policies at and after the Closing Date as such policies were in effect prior to the Closing. If requested by the Company at any time from and after the Closing Date, to the extent necessary to effectuate coverage, the Seller shall, at the sole cost and expense of the Company, (i) submit claims to the insurers issuing such “occurrence” based policies in respect of losses incurred by the Company and its Subsidiaries that are insured thereby and (ii) pursue enforcement of such right of recovery for so long as the pursuit thereof is commercially reasonable, using the same degree of effort and otherwise in a manner consistent with the practices of the Seller during the three-year period prior to the Closing Date in respect of claims involving the Company and its Subsidiaries. Any monies received by the Seller as a result of such claims shall be paid promptly by the Seller to the Company, net of any fees, costs, expenses, self-insured retention amounts or deductibles (other than any applicable “deductible buy-down” amount described in Section 7.15 of the Company Disclosure Schedule, in respect of any claims which may be made under such “occurrence” based insurance policies arising out of events or omissions from October 1, 1996 through September 30, 2002) incurred by the Seller in connection with its or the Company’s pursuit of such claims that have not been paid or reimbursed by the Company (collectively, “Reimbursement Amounts”). The Company shall (and the Purchaser shall cause the Company to) pay to the Seller all Reimbursement Amounts within 20 days after receipt of such invoice therefore from the Seller. Section 7.15 of the Company Disclosure Schedule also sets forth the deductible and self-insured retention amounts applicable to workers’ compensation insurance.
     SECTION 7.16. Updates.
     (a) Within a reasonable period of time prior to the Closing, the Seller shall notify the Purchaser of any adverse development which is reasonably expected to prevent the Seller from delivering to the Purchaser the certificates described in Section 9.3 without any qualification not contemplated by such provision; provided, that no such disclosure shall be deemed to amend or supplement the Disclosure Schedules.
     (b) Until Closing, no later than the 25th day of each calendar month beginning after the date hereof, the Company shall deliver to the Purchaser an update of the Project Dispute List as of the end of the previous calendar month (each, an “Updated Project Dispute List”). Within three Business Days prior to the Closing Date, the Company shall deliver to the Purchaser the most recent Updated Project Dispute List with any updates, as of the most recent practicable date, that, to the Company’s Knowledge, would reasonably be expected to be disclosed on the next Updated Project Dispute List. For purposes of this Section 7.16, such updated information shall be deemed an Updated Project Dispute List. Each Updated Project Dispute List shall be prepared by the Company in the Ordinary Course of Business and in accordance with the principles and procedures described in Part III of Section 5.12(g) of the Company Disclosure Schedule.
     (c) If any Updated Project Dispute List delivered to the Purchaser pursuant to paragraph (b) above discloses any new contractual or other dispute between the Company or any of its Subsidiaries on the one hand and any Third Party on the other hand in connection with the performance by the Company or any of its Subsidiaries of Construction Services which was not disclosed in the Project Dispute List or in Part I of Section 5.14 of the Company Disclosure Schedule (without duplication of disputes previously disclosed on any prior Updated Project Dispute List, each a “New Contractual Dispute”), the following provisions shall apply:
     (i) Notwithstanding anything herein to the contrary, the Seller shall have no liability under or in connection with this Agreement in respect of Losses related to any such New Contractual Disputes to the extent that the aggregate amount of Losses incurred by the Company or its Subsidiaries in respect of such New Contractual Disputes is equal to or less than an amount equal to (x) $500,000 multiplied by (y) the number of months in respect of which Updated Project Dispute Lists have been delivered (and such amount shall be prorated for any time periods less than a full month, the “Ordinary Course Amount”).
     (ii) If the aggregate amount of Losses incurred by the Company or its Subsidiaries in respect of such New Contractual Disputes that are disclosed on an Updated Project Dispute List exceeds the Ordinary Course Amount, then all Losses incurred by the Company or any of its Subsidiaries in connection with such New Contractual Disputes (including any reasonable fees, costs, expenses, self-insured retention amounts or deductibles incurred by a party hereto in connection with its or the Company’s pursuit of insurance recoveries or other third-party reimbursements for such Losses consistent with past practice) in an amount exceeding the Ordinary Course Amount shall be borne 50% by the Purchaser and 50% by the Seller.
     (d) Notwithstanding anything herein to the contrary, all liability of the Seller for any Losses pursuant to this Section 7.16, together with all liability for Purchaser Covered Losses pursuant to Article XII, shall be subject to the limitations set forth in Section 12.5(b) and therefore limited to an aggregate amount of $40,000,000; provided, however, that if the estimated liability, as determined in accordance with the principles and procedures set forth in Section 5.12(g) of the Company Disclosure Schedule and set forth in the relevant Updated Project Dispute List (the “Estimated Liability Amount”), for all New Contractual Disputes that are disclosed on any Updated Project Dispute List (without duplication) exceeds $10,000,000, and the Purchaser delivers a written notice to such effect to the Seller within two Business Days after receipt of the Updated Project Dispute List containing an Estimated Liability Amount for all New Contractual Disputes disclosed thereon in excess of $10,000,000, all liability of the Seller for any Losses pursuant to this Section 7.16 shall be excluded from the limitations set forth in Section 12.5(b) and Seller shall immediately and automatically have the right to terminate this Agreement upon not less than two Business Days prior written notice to the Purchaser to that effect (or immediately upon written notice if the notice delivered by the Purchaser described in this paragraph is delivered to the Seller on a date that is less than two Business Days prior to Closing).
     (e) The limitations set forth in Section 12.5(a) shall not apply to any liability of the Seller for any Losses pursuant to this Section 7.16. However, the limitations and other provisions set forth in Sections 12.5(e), 12.6 and 12.7 shall always apply to all Losses incurred by the parties in connection with any New Contractual Disputes pursuant to this Section 7.16.
     (f) The provisions of this Section 7.16 shall provide the sole and exclusive remedies available to the Purchaser or any of its Affiliates in respect of any Losses shared pursuant to paragraph (c) of this Section 7.16, it being understood that the Purchaser and its Affiliates shall not seek to recover any such Losses from the Seller or any of its Affiliates based on a claim of a breach of any other provision of this Agreement, including Sections 5.7, 5.12(c) or 5.14. The foregoing provisions of this paragraph (f) shall not prevent any Purchaser Indemnified Party from seeking indemnification pursuant to the provisions of

Article XII for any beach by the Seller of its obligation to pay any Losses for which it is liable under the terms of paragraph (c) above.
     SECTION 7.17. Non-Competition.
     (a) For a period of 18 months from and after the Closing Date (the “Non-Competition Period”), Seller shall not, and shall cause each other member of the Seller Group not to, engage, whether directly as a principal or indirectly as a shareholder, partner, investor or contractor, in the business of providing Construction Services to any Third Party in connection with the construction of multi-unit residential, healthcare, education, corporate office, corrections or other commercial projects of a type similar to those undertaken by the Company or any of its Subsidiaries during the three-year period prior to the Closing Date (the “Covered Business”) in the area consisting of the United States of America (the “Territory”).
     (b) Notwithstanding paragraph (a) above, this Section 7.17 shall not prohibit any member of the Seller Group from:
     (i) engaging in any businesses, operations or activities of a type currently conducted by any member of the Seller Group, including (A) the businesses, operations or activities of the Seller’s home building segment relating to the purchase and development of land or lots and the construction and sale of detached and attached single-family homes and land or lots (including (1) resort and second home properties and lots and (2) urban properties of the type constructed and sold by the CityHomes division of the Seller) and the engagement by any member of the Seller Group of any Affiliate or Third Party to provide Construction Services in connection with the development, construction and sale of homes by its home building business and (B) the activities of the Seller’s financing segment, including mortgage lending, mortgage origination and servicing, title agency services and the sale of other insurance products and other related services;
     (ii) acquiring a Person or business (whether in the form of a purchase of stock, merger, consolidation, asset purchase or in any other form) whose principal line of business does not consist of operations within the scope of the Covered Business, and operating and controlling any such Person or business, whether or not such Person or business has ancillary operations within the scope of the Covered Business, so long as (A) the applicable member of the Seller Group uses commercially reasonable efforts to divest (to an unaffiliated Third Party) as soon as commercially practicable, and actually divests within one year from the date of such acquisition or business combination, the portion of such Person or business engaged in operations within the scope of the Covered Business (except that the applicable member of the Seller Group shall not be required to divest such operations to the extent that they are of a type permitted to be conducted under subparagraph (b)(i) above) or (B) the annual revenues of such acquired Person or business for the last completed fiscal year ending prior to the time of such acquisition that are attributable to operations within the scope of the Covered Business (excluding operations of a type permitted to be conducted under subparagraph (b)(i) above) are less than $250,000,000 when aggregated with the annual revenues of any other acquired Person or business for the last completed fiscal year ending prior to the time of such acquisition that are attributable to operations within the scope of the Covered Business (excluding operations of a type permitted to be conducted under subparagraph (b)(i) above); or
     (iii) acquiring, holding and disposing of not more than 5% of the then outstanding capital stock of any Person whose capital stock is publicly traded at the time it is acquired by the applicable member of the Seller Group.
Notwithstanding any term or provision of this paragraph (b) to the contrary, the exceptions set forth in subparagraph (b)(i) and (ii) above shall not be construed to permit any member of the Seller Group to engage in operations within the scope of the portion of the Covered Business that relates to the Company’s participation in the Military Housing Privatization Initiative (or any successor program or program with substantially similar objectives) unless the annual revenues attributable to all such operations are less than $25,000,000 in the aggregate; provided, that nothing contained herein shall be construed to prohibit the Seller and its Affiliates from building homes and providing related services to individuals who are members of the military outside of the Company’s participation in the Military Housing Privatization Initiative (or any successor program or program with substantially similar objectives).
     (c) Notwithstanding anything to the contrary contained in this Section 7.17, if the Seller is acquired by any Person or Persons (an “Acquiror”) in a transaction (whether in the form of an acquisition of stock, merger, consolidation, asset purchase or in any other form) that would constitute a change in control of the Seller within the meaning of Item 6(e) of Schedule 14A under the Exchange Act, the provisions of this Section 7.17 shall, after the consummation of such transaction, apply only to the assets and operations of the Seller Group as constituted immediately prior to such transaction, and shall not apply to any other assets and operations of the Acquiror.
     (d) If any of the provisions of this Section 7.17 is held to be unreasonably broad, oppressive or unenforceable by a court or other Governmental Authority, such court or other Governmental Authority (i) shall narrow the Non-Competition Period, the scope of the Covered Business or the Territory or shall otherwise endeavor to reform the scope of such provisions in order to ensure that the application thereof is not unreasonably broad, oppressive or unenforceable and (ii) to the fullest extent permitted by Law, shall enforce such provisions as so reformed.
     (e) In furtherance and not in limitation of the foregoing, for a period of three years from and after the Closing Date, the Seller shall discontinue the use of, and shall not, and shall not permit any member in the Seller Group to, engage in the business of providing Construction Services under the name “Centex Construction Group, Inc.” or “Centex Construction”, “CCG” or “CCS” or any direct derivation thereof which a reasonable person would be reasonably likely to mistake for any such name. Furthermore, the Seller shall not market or promote any member in the Seller Group who is engaging in the business of providing Construction Services as the entity that performed the Construction Services projects completed by the Company and its Subsidiaries prior to the Closing; provided, however, that the Seller and its Affiliates shall be entitled to (i) state as a part of their marketing and promotional activities that such projects were completed by a former affiliate or subsidiary of the Seller and no longer owned by the Seller and (ii) for a period of one year following the Closing Date, use any marketing or promotional materials or media (including its internet website) in existence as of the Closing Date until such materials or media are exhausted or are updated in the ordinary course of the Seller’s and its Affiliates’ business.
     SECTION 7.18. Exclusivity. During the period commencing on the date hereof and ending on the earlier of the termination of this Agreement or the Closing Date, the Seller will not (and the Seller will not cause or permit the Company or any of its Subsidiaries to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person other than the Purchaser relating to the acquisition of any Shares or other Equity Interests in, or any substantial portion of the assets of, any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations with any Person other than the Purchaser regarding, furnish any non-public information regarding the Company or its Subsidiaries to any Person other than the Purchaser with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person other than the Purchaser to make any proposal or offer or effect any transaction referred to in clause (i) above. The Seller will not vote its Shares in favor of any such acquisition.
ARTICLE VIII
TAX MATTERS
     SECTION 8.1. Allocation of Tax Liabilities; Indemnification.
     (a) Subject to the remainder of this Section 8.1, the Seller shall be liable for and shall indemnify and hold the Purchaser harmless against (i) any liability for Taxes and any related Losses of the Company or any of its Subsidiaries (including all Taxes of the Company or any of its Subsidiaries pursuant to Treas. Reg. Section 1.1502-6 or that otherwise result from any of them being a member of a consolidated federal income Tax Return or a combined/consolidated unitary state income Tax Return which includes the Seller) for any Pre-Closing Period and the portion of any Straddle Period that begins prior to and ends at the Effective Time, except to the extent that such Taxes are reflected or reserved for on the Final Balance Sheet, and (ii) all liability for Taxes of the Company or any of its Subsidiaries resulting from making the Section 338(h)(10) Elections, including any liability for Taxes arising from any election comparable to Section 338(h)(10) of the Code under state or local laws.
     (b) The Purchaser shall be liable for and shall hold the Seller harmless against any liability for Taxes and any related Losses (i) for any Pre-Closing Period and the portion of any Straddle Period that begins prior to and ends at the Effective Time, but only to the extent that such Taxes are reflected or reserved for on the Final Balance Sheet, and (ii) for any Post-Closing Period and the portion of any Straddle Period that begins after the Effective Time.

     (c) Wherever it is necessary for purposes of this Section 8.1 to determine liability for Taxes for a Straddle Period, the determination shall be made by assuming (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and its Subsidiaries allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) of the Company and its Subsidiaries allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.
     (d) The Purchaser shall promptly notify the Seller in writing upon receipt by the Purchaser, or any of its Affiliates, of notice of any pending or threatened audits or assessments relating to Taxes for which the Seller would be required to indemnify the Purchaser pursuant to Section 8.1(a).
     (e) The Seller shall have the sole right to represent the interests of the Seller or the Company or any of its Subsidiaries in any audit or administrative or court proceeding relating to any Tax as to which the Seller is required to provide indemnification pursuant to Section 8.1(a) (including the right to conduct and control the conduct of such audit or proceeding and to settle any obligation for which the Seller is responsible), and may employ counsel of its own choice, which shall be reasonably acceptable to the Purchaser, in connection with such audit or proceeding. The Purchaser shall be entitled to participate, at its own expense, in any such audit or proceeding. Notwithstanding the foregoing, the Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would materially adversely affect the liability for Taxes of the Purchaser or the Company or any of its Subsidiaries for Post-Closing Period without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. If the Seller elects not to assume the defense of any claim for Taxes as to which the Seller is required to provide indemnification pursuant to Section 8.1(a), the Purchaser shall be entitled to conduct the defense thereof. Regardless of whether the Seller assumes the defense of any claim for Taxes as to which the Seller is required to provide indemnification pursuant to Section 8.1(a), none of the Purchaser nor the Company or any of its Subsidiaries shall be entitled to settle any claim for such Taxes without the prior written consent of the Seller, which consent shall not be unreasonably withheld.
     (f) The Seller shall have no liability under Section 8.1(a) for the payment of any Tax or related Losses attributable to or resulting from any action of the type described in Section 8.2.
     (g) The indemnification provided under this Article VIII shall be in addition to any indemnification provided for in Article XII.
     SECTION 8.2. No Changes in Elections, etc. Other than the Section 338(h)(10) Election, the Purchaser shall not, and it shall cause its Affiliates not to, make or change any

Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of the Seller or the Company or any of its Subsidiaries in respect of any Pre-Closing Period or Straddle Period.
     SECTION 8.3. Returns and Reports; Elections.
     (a) The Seller shall file or cause to be filed when due (i) all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company or any of its Subsidiaries for any Pre-Closing Period and (ii) all state and local Tax Returns in jurisdictions, if any, where the laws of such jurisdiction do not follow the federal income tax treatment of an election made pursuant to Code Section 338(h)(10). In the case of a Tax Return prepared by the Seller pursuant to clause (ii) of the preceding sentence, the Seller shall provide to Purchaser a copy of such Tax Return within 30 days prior to the due date (including extensions) for the filing thereof, and Purchaser shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return.
     (b) The Purchaser shall file or cause to be filed when due all Tax Returns with respect to Taxes that are required to be filed by or with respect to the Company or any of its Subsidiaries for any Straddle Period or Post-Closing Period.
     (c) With respect to any Tax Return filed by the Purchaser pursuant to paragraph (b) above with respect to a Straddle Period, a copy of such Tax Return shall be provided to the Seller within 30 days prior to the due date (including extensions) for the filing thereof, and the Seller shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return, to the extent it reflects a Tax liability to be paid by the Seller. The Seller shall promptly pay to the Purchaser the amount of the Tax liability disclosed on such Tax Return to be paid by the Seller in accordance with Section 8.1 at the time such tax return is filed or upon adjustment of such Tax amount by a Governmental Entity, as finally determined.
     (d) For each Subsidiary’s taxable period within which the Closing Date occurs, the Seller shall, except as described in Section 8.3(d) of the Company Disclosure Schedule, make or cause to be made an election pursuant to Code section 754 with respect to each Subsidiary. With respect to the entity described in Section 8.3(d) of the Company Disclosure Schedule, the Company shall use commercially reasonable efforts to obtain any Consent from the other owners of such entity that is required in order to cause such election to be made.
     (e) The Seller will prepare, or cause to be prepared, all final partnership Tax Returns of the Subsidiaries (consistent with the Allocation Schedule) for taxable periods that include the Closing Date. A copy of such Tax Return shall be provided to Purchaser within 30 days prior to the due date (including extensions) for the filing thereof, and the Purchaser shall have the right to comment on each such Tax Return and suggest changes thereto in good faith, which the Seller shall incorporate therein.

For purposes of this Section 8.3(d) and Section 8.3(e), the term “Subsidiary” shall mean any entity characterized as a partnership for United States federal income tax purposes regardless of the percentage of the Seller’s ownership interest therein.
     SECTION 8.4. Cooperation; Access to Records. After the Closing Date, each of the Seller and the Purchaser shall:
     (a) assist (and cause its respective Affiliates to assist) the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.3;
     (b) cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Seller or the Company or any of its Subsidiaries;
     (c) make available to the other party and to any taxing authority as reasonably requested all records, documents, accounting data and other information relating to Taxes of the Seller or the Company or any of its Subsidiaries;
     (d) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period for which the other party may have any liability under Section 8.1; and
     (e) execute and deliver such powers of attorney and other documents as are necessary to carry out the purposes and intent of this Article VIII.
     SECTION 8.5. Refunds.
     (a) Any refunds (including interest thereon) of Taxes paid or indemnified by the Seller pursuant to Section 8.1(a) shall be for the account of the Seller. The Purchaser agrees to assign and promptly remit (and to cause the Company and its Subsidiaries to assign and promptly remit) to the Seller all refunds (including interest thereon) of Taxes which the Seller is entitled to hereunder and which are received by the Purchaser or the Company or any of its Subsidiaries or any other Affiliate of the Purchaser.
     (b) Any refunds (including interest thereon) of Taxes paid or indemnified by the Purchaser pursuant to Section 8.1(b) shall be for the account of the Purchaser. The Seller agrees to assign and promptly remit to the Purchaser all refunds (including interest thereon) of Taxes which the Purchaser is entitled to hereunder and which are received by the Seller or any of its Affiliates.
     SECTION 8.6. Disputes. If the Purchaser and the Seller cannot agree on any calculation required to be made under this Article VIII, the Purchaser and the Seller shall jointly engage an independent accounting firm selected in the same manner as set forth in Section 3.3(d) to make such calculation as promptly as practicable, and to deliver a written notice to each of the Purchaser and the Seller setting forth the results of such calculation. The results of such calculation as made by such firm shall be final and binding, and the fees and expenses of such firm shall be borne equally by the Purchaser and the Seller.

     SECTION 8.7. Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VIII shall survive until 30 days after the expiration of the statute of limitations applicable to the obligation to pay the relevant Taxes covered hereby.
     SECTION 8.8. Section 338 Election and Related Matters.
     (a) The Seller and the Purchaser shall make or cause to be made, with respect to the Company and each of its eligible Subsidiaries, an election pursuant to Section 338(h)(10) of the Code and under any similar provisions of state or foreign law (the “Section 338(h)(10) Election”). No party shall take any action (i) inconsistent with the treatment of this transaction as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code or (ii) which would otherwise make an election under Section 338(h)(10) of the Code unavailable.
     (b) The Seller shall prepare and provide to the Purchaser drafts of IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) and any similar state and local forms at least five Business Days prior to the Closing Date. At the Closing, the Seller shall deliver to the Purchaser three originals of Form 8023 and any similar state or local forms executed by the Seller and such forms shall executed by the Purchaser on or prior to Closing. The Purchaser shall retain one executed original, and the Seller shall retain two executed originals, of the fully executed Form 8023 and any similar state or local forms. The Seller shall file one original of the Form 8023 with the IRS and one original of any similar state or local forms with each appropriate Tax authority prior to or on the due date for such filings.
     (c) The “aggregate deemed sales price” (as defined in Treas. Reg. §1.338-4) (the “ADSP”) and the “adjusted gross-up basis” (as defined in Treas. Reg. §1.338-5) (the “AGUB”) shall be allocated among the assets of the Company in accordance with Treas. Reg. §1.338-6 and §1.338-7. The Seller shall deliver to the Purchaser a proposed allocation schedule (“Allocation Schedule”) consistent with the principles described in Section 8.8 of the Company Disclosure Schedule no later than 120 days after the Final Balance Sheet is determined or agreed pursuant to Section 3.3. The Purchaser and the Seller shall, as promptly as practicable thereafter, agree in writing upon the allocation of the ADSP among the assets of the Company in a final Allocation Schedule. If the Purchaser and the Seller shall fail to reach agreement on the final Allocation Schedule within 30 days after the delivery by the Seller of the proposed Allocation Schedule, then all matters in dispute relating to such schedule shall be submitted to and resolved by the Final Arbiter. The Purchaser and the Seller shall file Internal Revenue Service Form 8023 and Form 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with the Allocation Schedule. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.
     SECTION 8.9. Price Adjustment. The Purchaser and the Seller agree that any payment by either such party under this Article VIII or Article XII shall be treated by the parties on their Tax Returns as an adjustment to the Purchase Price.

     SECTION 8.10. Certificate of Non-Foreign Status. The Seller shall deliver at closing a certificate of its non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2).
ARTICLE IX
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS
     The obligation of the Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver by the Purchaser) of the following conditions at or prior to the Closing:
     SECTION 9.1. Accuracy of Representations and Warranties.
     (a) Each of the representations and warranties of the Seller and the Company contained in Articles IV and V (excluding the Fundamental Representations) shall be true and correct, in each case on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, including all representations and warranties made “as of the date hereof,” or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except to the extent that the breach of or failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have or be reasonably be expected to have a Material Adverse Effect; provided, that for the purposes of determining satisfaction of this Section 9.1(a), all Materiality Qualifications contained in any such representations and warranties shall be disregarded.
     (b) The Fundamental Representations of the Seller and the Company shall be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, including all representations and warranties made “as of the date hereof,” or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period); provided, that for the purposes of determining satisfaction of this Section 9.1(b), all Materiality Qualifications contained in any such representations and warranties shall be disregarded.
     SECTION 9.2. Performance of Covenants. The Seller and the Company shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by them between the date hereof and the Closing Date.
     SECTION 9.3. Certificates. The Purchaser shall have received certificates to the effect set forth in Sections 9.1 and 9.2, dated the Closing Date, signed on behalf of the Seller and the Company by their duly authorized officers. The delivery of each such certificate by the Seller or the Company (as the case may be) shall have the same effect as a representation and warranty by the Seller or the Company pursuant to Article IV or V (as the case may be) that the representations and warranties of the Seller or the Company contained in such Article are true and correct as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, including all representations and warranties made “as of the date hereof,” or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), subject to any qualifications or exceptions contained in such certificate. The condition set forth in this Section 9.3 shall not be satisfied by the delivery of any certificate by the Seller or the Company, unless such certificate is consistent with Section 9.1 and 9.2.
     SECTION 9.4. HSR Clearance. Any “waiting period” applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.
     SECTION 9.5. CFIUS Notice. Either (i) after the acceptance by CFIUS of the CFIUS Filing made pursuant to Section 7.1(d) in a manner sufficient to cause the initial 30-day review period to be commenced, such initial review period shall have expired without the parties having received written notice that CFIUS has made a determination that there are issues of national security sufficient to warrant the commencement of an investigation under the Exon-Florio Amendment or (ii) if the parties have received written notice that CFIUS has made the determination referred to in clause (i) above, the Purchaser shall have received notice that CFIUS has completed its investigation and the time period in which the President of the United States must announce a decision to take action authorized under the Exon-Florio Amendment shall have elapsed without any action having been taken. .
     SECTION 9.6. No Order or Litigation. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated in this Agreement. No Governmental Authority shall have commenced a Legal Proceeding against the Seller, the Company, any of the Company’s Subsidiaries or the Purchaser seeking to enjoin or prohibit, or to obtain material damages from the Company, any of the Company’s Subsidiaries or the Purchaser with respect to, the consummation of the transactions contemplated hereby. No other Third Party shall have commenced a Legal Proceeding against the Seller, the Company, any of the Company’s Subsidiaries or Purchaser with respect to the transactions contemplated hereby which would reasonably be expected to adversely affect the ability of the Company or the Seller to consummate such transactions or result in the imposition of material damages on the Company, any of the Company’s Subsidiaries or the Purchaser.
     SECTION 9.7. Certified Resolutions. The Purchaser shall have received certificates of the Secretary or an Assistant Secretary of each of the Seller, the Company and Service Co., dated the Closing Date, setting forth resolutions of the Board of Directors (or appropriate committee thereof) of each of the Seller, the Company and Service Co., as applicable, authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
     SECTION 9.8. Secretary’s Certificates. The Purchaser shall have received certificates of the Secretary or an Assistant Secretary of each of the Seller and the Company attesting as to the incumbency and signature of each officer of the Seller and the Company, respectively, who executed this Agreement.

     SECTION 9.9. Other Deliveries. The Purchaser shall have received the items to be delivered by the Seller and the Company pursuant to Section 2.2.
     Notwithstanding the foregoing, the Purchaser may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure (i) resulted from an action or inaction on the part of the Seller, the Company or their Affiliates requested or consented to by the Purchaser or (ii) was caused by the failure of the Purchaser to act in good faith or comply with its obligations under this Agreement.
ARTICLE X
CONDITIONS PRECEDENT TO
THE OBLIGATIONS OF SELLER
     The obligation of the Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or waiver by the Seller) of the following conditions at or prior to the Closing:
     SECTION 10.1. Accuracy of Representations and Warranties. Each of the representations and warranties of the Purchaser and the Guarantor contained herein shall be true and correct in all material respects, in each case on and as of the Closing Date as if made on and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and correct as of such date or with respect to such period).
     SECTION 10.2. Performance of Covenants. The Purchaser shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it between the date hereof and the Closing Date.
     SECTION 10.3. Certificate. The Seller shall have received certificates to the effect set forth in Sections 10.1 and 10.2 hereof, dated the Closing Date, signed on behalf of the Purchaser and the Guarantor by their duly authorized officers. The delivery of such certificate by the Purchaser or the Guarantor shall have the same effect as a representation and warranty by the Purchaser or the Guarantor pursuant to Article VI or Section 14.7 (as the case may be) that the representations and warranties of the Purchaser contained in such Article are true and correct as of the Closing Date, subject to any qualifications or exceptions contained in such certificate. The condition set forth in this Section 10.3 shall not be satisfied by the delivery of any certificate by the Purchaser, unless such certificate is consistent with Sections 10.1 and 10.2.
     SECTION 10.4. HSR Clearance. Any “waiting period” applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.
     SECTION 10.5. No Order or Litigation. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated hereby. No Governmental Authority shall have commenced a Legal Proceeding against the Seller, the Company, any of the Company’s Subsidiaries, the Purchaser or the Guarantor seeking to enjoin or prohibit, or to obtain material damages from the Company, any of the Company’s Subsidiaries or the Seller with respect to, the consummation of the transactions contemplated hereby. No other Third Party shall have commenced a Legal Proceeding against the Seller, the Company, any of the Company’s Subsidiaries, the Purchaser or the Guarantor, with respect to the transactions contemplated hereby which would reasonably be expected to adversely affect the ability of the Purchaser to consummate such transactions or result in the imposition of material damages on the Company, any of the Company’s Subsidiaries or the Seller.
     SECTION 10.6. Delivery of Initial Purchase Price and Other Payments. The Seller shall have received the Initial Purchase Price.
     SECTION 10.7. Certified Resolutions. The Seller shall have received a certificate of a duly authorized officer of each of the Purchaser and the Guarantor, dated the Closing Date, setting forth the resolutions of the Board of Directors of the Purchaser and the Guarantor, as applicable, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.
     SECTION 10.8. Secretary’s Certificate. The Seller shall have received certificates of the Secretary or an Assistant Secretary of each of the Purchaser and Guarantor attesting as to the incumbency and signature of each officer of the Purchaser and Guarantor, respectively, who executed this Agreement.
     SECTION 10.9. Other Deliveries. The Seller shall have received the items to be delivered by the Purchaser pursuant to Section 2.3.
     Notwithstanding the forgoing, the Seller may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure (i) resulted from an action or inaction on the part of the Purchaser requested or consented to by the Seller or (ii) was caused by the failure of the Seller to act in good faith or comply with its obligations under this Agreement.
ARTICLE XI
TERMINATION
     SECTION 11.1. Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing, as follows:
     (a) Mutual Consent. By mutual written consent of the Seller and the Purchaser;
     (b) Failure to Close. By the Seller or the Purchaser, if at any time after the scheduled date of the Closing fixed in accordance with Section 2.1 the conditions to the obligations of the other party to consummate the transactions contemplated hereby (other than any conditions to be satisfied through the making of payments or the delivery of documents at the Closing) shall have been satisfied, but the other party shall have failed or refused to consummate such transactions;

     (c) Breach by Seller or the Company. By the Purchaser, if the Seller or the Company shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of such representations or warranties shall fail to be true as and when required to be true hereunder), which breach or failure (i) would (A) result in a Material Adverse Effect or (B) if it occurred or was continuing as of the Closing Date, give rise to the failure of a condition set forth in Article IX and (ii) is incapable of being cured or is not cured within 30 days following receipt of written notice from the Purchaser of such breach or failure;
     (d) Breach by Purchaser. By the Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of such representations or warranties shall fail to be true as and when required to be true hereunder), which breach or failure (i) would (A) have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby or (B) if it occurred or was continuing as of the Closing Date, give rise to the failure of a condition set forth in Article X and (ii) is incapable of being cured or is not cured within 30 days following receipt of written notice from the Seller of such breach or failure;
     (e) Expiration Date. By the Seller or the Purchaser, if the Closing shall not have occurred prior to or on June 1, 2007 (which date may be extended by the mutual written agreement of the Seller and the Purchaser); provided, however, that a party may not terminate this Agreement pursuant to this paragraph (c) if the failure of the Closing to occur on or before such date is attributable in whole or in any substantial part to the breach by such party of any covenant or obligation of such party contained in this Agreement; or
     (f) Consummation Prohibited. By the Seller or the Purchaser, if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction.
     SECTION 11.2. Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another except that this Section 11.2, Sections 7.4 and 7.5 and Article XIV shall survive any termination; provided, however, that nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default on the part of such party prior to the date of termination of this Agreement.
ARTICLE XII
INDEMNIFICATION
     SECTION 12.1. Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, and rights to indemnification in respect thereof, shall survive the Closing and continue in effect (i) in the case of all representations and warranties other than (a) those set forth in Sections 4.1 [Seller Organization; Power and Authority], 4.2 [Seller Authorization; Execution and Enforceability], 4.5 [Seller Title to Shares], 4.8 [Absence of Seller Surety Defaults], 5.1 [Company Organization; Power and Authority], 5.2 [Company Authorization; Execution and Enforceability], 5.5 [Company Capitalization], 5.22 [Company Fees], 6.1 [Purchaser Organization; Power and Authority], 6.2 [Purchaser Authorization; Execution and

Enforceability] and 6.8 [Purchaser Fees] (collectively, the “Fundamental Representations”), (b) Sections 5.14 [Company Litigation], 5.15 [Company Labor and Employment Matters], 5.16 [Company Employee Benefits] and 5.19 [Company Environmental Matters] (the “Extended Representations”) and (c) Section 4.7 [Seller Non-Foreign Person] and Section 5.17 [Company Taxes] (collectively, the “Tax Representations”), for a period of 18 months following the Closing Date, (ii) in the case of the Fundamental Representations, indefinitely and without limitation, (iii) in the case of the Extended Representations, for a period of three years following the Closing Date, and (iv) in the case of the Tax Representations, for a period ending 30 days after the expiration of the statute of limitations applicable to any Taxes that are the subject thereof. The covenants and agreements set forth in Article VIII shall survive for the period ending 30 days after the expiration of the statute of limitations applicable to any Taxes that are the subject thereof. Other than as described in the immediately preceding sentence, all covenants and agreements contained herein shall remain in full force and effect for a period of 18 months following the Closing Date, except for those covenants and agreements that by their terms are to be performed after the Closing, which shall remain in full force and effect until performed or otherwise satisfied in full or the applicable statute of limitations for breaches or defaults of such covenants or agreements has expired.
     SECTION 12.2. Seller’s Indemnification Obligations.
     (a) Subject to the limitations set forth in this Article XII, from and after the Closing Date, the Seller shall indemnify and hold the Purchaser and each of its officers, directors, managers, partners, members, employees and agents (the “Purchaser Indemnified Parties”) harmless from and against any and all Claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, “Losses”) arising out of (a) any breach of any representation or warranty of the Seller or the Company contained in Articles IV or V, (b) any breach of any agreement or covenant on the part of the Seller contained in this Agreement or (c) any breach of any agreement or covenant on the part of the Company contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed prior to or at Closing; provided, that in the case of clauses (a), (b) and (c) above, notice of the applicable breach is given to the Seller prior to the expiration of the applicable survival period specified in Section 12.1.
     (b) Solely for purposes of the indemnification obligations of the Seller pursuant to this Article XII (including the calculation of Losses pursuant to Section 12.5), in order to determine whether a breach of any representation, warranty, agreement or covenant of the Seller or the Company has occurred, all Materiality Qualifications contained in any such representation, warranty, agreement or covenant shall be disregarded; provided, however, that there shall not be disregarded any Materiality Qualifications which (i) are included in Section 4.8, the last sentence of Section 5.6 or Section 5.8(a) or (ii) are included in the representations and warranties contained in Sections 5.10, 5.12, 5.13, 5.16, 5.18 and 5.21 to the extent any such Materiality Qualification modifies the identification or provision of a list of material Contracts, Permits, instruments or documents referred to in such sections.

     SECTION 12.3. Purchaser’s Indemnification Obligations.
     (a) Subject to the limitations set forth in this Article XII, from and after the Closing Date, the Purchaser shall indemnify and hold the Seller and its Affiliates and each of their respective officers, directors, managers, partners, members, employees and agents (the “Seller Indemnified Parties”) harmless from and against any and all Losses arising out of (a) any breach of any representation or warranty of the Purchaser contained in Article VI, (b) any breach of any agreement or covenant on the part of the Purchaser contained in this Agreement or (c) any breach of any agreement or covenant on the part of the Company contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed after Closing; provided, that in the case of clauses (a), (b) and (c) above, notice of the applicable breach is given to the Purchaser prior to the expiration of the applicable survival period specified in Section 12.1.
     (b) Solely for purposes of the indemnification obligations of the Purchaser pursuant to this Article XII (including the calculation of Losses pursuant to Section 12.5), in order to determine whether a breach of any representation, warranty, agreement or covenant of the Purchaser or the Company has occurred, all Materiality Qualifications contained in any such representation, warranty, agreement or covenant shall be disregarded.
     SECTION 12.4. Third Party Claims; Procedures.
     (a) If any Third Party asserts a Claim (a “Third-Party Claim”) against an Indemnified Party that would reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Article XII, the Indemnified Party shall give notice of such Third-Party Claim to the Indemnifying Party as soon as practicable (but in no event later than fifteen Business Days after receiving notice of such Third-Party Claim or otherwise acquiring actual knowledge of the assertion thereof); provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that the Indemnifying Party may have hereunder with respect to such Third-Party Claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.
     (b) In the event of a Third-Party Claim, the Indemnifying Party shall have the right to assume the defense of such Third-Party Claim and shall retain counsel of its choice, which shall be reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Legal Proceeding, in which case the Indemnifying Party shall pay the fees and disbursements of such counsel. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Legal Proceeding; provided that (i) the Indemnifying Party shall have the right to defend such Third-Party Claim by all appropriate proceedings and, so long as it diligently pursues such defense, shall have full control of such defense and such proceedings, and (ii) the Indemnified Parties and their counsel shall cooperate with the Indemnifying Party and its counsel in connection with such Legal Proceeding. The Indemnifying Party shall not settle any such Legal Proceeding without the prior written consent of the Indemnified Parties who are parties to such Legal Proceeding and are entitled to indemnification in respect thereof (which shall not be unreasonably withheld or delayed), unless the terms of such settlement provide for no relief other than the payment of monetary damages for which the relevant Indemnified Parties will be indemnified in full.
     (c) Notwithstanding the provisions of paragraph (b) above which grant to the Indemnifying Party the right to assume the defense of a Third-Party Claim, if (i) the Indemnifying Party elects not to assume the defense or fails to assume the defense in a timely manner, (ii) the Indemnifying Party and any Indemnified Party are both parties to such Legal Proceeding and a conflict of interests exists between the Indemnifying Party and such Indemnified Party which has the potential of materially and adversely affecting the interests of the Indemnified Party in the defense of such Legal Proceeding or (iii) the Indemnified Party reasonably determines in good faith that the Indemnified Party or its Affiliates could be adversely affected in any material respect in such Legal Proceeding other than as a result of monetary damages, then the Indemnified Party may employ counsel reasonably satisfactory to the Indemnifying Party to represent or defend it against any such Third-Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel; provided, however, that the Indemnified Party shall not, in connection with any Legal Proceeding or separate but substantially similar Legal Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such Legal Proceeding. If the Indemnified Party retains its own counsel, the Indemnifying Party shall reasonably cooperate in providing information to and consulting with the Indemnified Party and its counsel about the Third-Party Claim. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to a Third-Party Claim for which it is seeking indemnification without the prior written consent of the Indemnifying Party.
     SECTION 12.5. Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
     (a) The Seller shall not have any obligation to provide indemnification for Losses of the type identified in clause (a) of Section 12.2 (excluding Losses that arise from a breach of any Fundamental Representation or Tax Representation) or clauses (b) or (c) of Section 12.2 (other than Losses arising from a breach of any covenants or agreements to be performed by the Seller after the Closing) (“Purchaser Covered Losses”), except to the extent that (i) the Purchaser Covered Loss arising from any specific breach exceeds $50,000 (the “Per Occurrence Basket”), in which case the Seller shall (subject to the other limitations contained elsewhere in this Section 12.5, including the limitation provided for in clause (ii) below) be liable under this Article XII for the entire amount of such Covered Loss arising from the applicable breach (including the portion that is less than the Per Occurrence Basket) and (ii) the aggregate amount of all Purchaser Covered Losses exceeds $5,000,000 (the “Aggregate Basket”), in which case the Seller shall be liable under this Article XII only for Purchaser Covered Losses which exceed the Aggregate Basket; provided that, for the avoidance of doubt, the limitation on indemnification set forth in this paragraph (a) shall not apply to any Losses resulting from breaches of or inaccuracies in the Fundamental Representations, Tax Representations or Losses resulting from breaches of covenants or agreements to be performed after the Closing Date (including Section 7.9(i) and (j)).
     (b) The maximum obligation of the Seller to provide indemnification for all Purchaser Covered Losses incurred by the Purchaser Indemnified Parties, together with that portion of all Losses incurred by the Company or its Subsidiaries in connection with any New Contractual Disputes for which the Seller is responsible pursuant to Section 7.16 (unless excluded pursuant to the notice described in Section 7.16(d)), shall be limited to an aggregate amount equal to $40,000,000; provided that, for the avoidance of doubt, the limitation on indemnification set forth in this paragraph (b) shall not apply to any Losses resulting from breaches of or inaccuracies in the Fundamental Representations, the Tax Representations or breaches of covenants or agreements to be performed after the Closing Date (including Section 7.9(i) and (j)).
     (c) The Purchaser shall not have any obligation to provide indemnification for Losses of the type identified in clause (a) of Section 12.3 (other than Losses that arise from a breach of a Fundamental Representation) or clauses (b) or (c) of Section 12.3 (other than Losses arising from breaches of covenants or agreements to be performed after the Closing) (“Seller Covered Losses”), except to the extent that (i) the Seller Covered Loss arising from any specific breach exceeds the Per Occurrence Basket, in which case the Purchaser shall (subject to the other limitations contained elsewhere in this Section 12.5, including the limitation provided for in clause (ii) below) be liable under this Article XII for the entire amount of such Seller Covered Loss arising from the applicable breach (including the portion that is less than the Per Occurrence Basket) and (ii) the aggregate amount of all Seller Covered Losses exceeds the Aggregate Basket, in which case the Purchaser shall be liable under this Article XII only for Seller Covered Losses which exceed the Aggregate Basket; provided that for the avoidance of doubt, the limitation on indemnification set forth in this paragraph (c) shall not apply to any Losses for which the Purchaser is responsible pursuant to the terms of Section 7.16 or Losses resulting from breaches of covenants and agreements to be performed after the Closing Date.
     (d) No member of the Seller Group shall have any rights of subrogation or similar rights with respect to the Company or any of its Subsidiaries on and following the Closing Date in connection with any indemnification obligations under this Agreement.
     (e) Notwithstanding anything to the contrary contained in this Article XII, any amount payable by Seller pursuant to Section 12.2 in respect of any Losses shall be decreased by the full amount of any reserve or accrual in respect of such Losses reflected on the Final Balance Sheet.
     SECTION 12.6. Exclusive Remedy. Unless otherwise prohibited by applicable Law (pursuant to statutory or other provisions that cannot be waived by the parties), from and after the Closing, the provisions contained herein with respect to the final determination and payment of the Purchase Price (including the provisions of Sections 1.4 and 3.3) and the provisions of Article VIII and this Article XII shall provide the sole and exclusive remedies of the parties for all matters covered or contemplated by this Agreement; provided, however, that nothing herein shall limit the right of any party to seek specific performance or injunctive relief in connection with a breach by another party of its obligations under this Agreement that occurs after the Closing Date. Without limiting the generality of the foregoing, the Purchaser hereby expressly agrees that (a) the Purchaser’s sole remedy for breaches by the Seller or the Company of representations and warranties set forth in Articles IV and V (including pursuant to Section 9.3) and any covenants to be performed prior to Closing shall be the indemnification claims and rights set forth in Section 12.2 (subject to the limitations set forth in Section 12.5), and neither the Seller nor the Company shall have any other or additional liability to the Purchaser arising out of or related to any breach by the Seller or the Company of any of the representations and warranties set forth in Articles IV and V (including pursuant to Section 9.3) or any covenants to be performed prior to Closing, and (b) the Purchaser shall not seek any indemnification, contribution, repayment or other remedy or recourse directly or indirectly (through any director or officer of the Company or the Seller or otherwise) from the Seller or its Affiliates with respect to any matter relating to the Company or its Subsidiaries or their respective businesses, operations, properties or assets (including any matters relating to the merchantability, value or use of any such properties or assets) or the subject matter of this Agreement (whether on the basis of a claim sounding in tort, contract, statute or otherwise) outside of the provisions of Article VIII and this Article XII. In no event shall any party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, lost profits, diminution in value, damage to reputation or loss to goodwill, whether based in contract, tort, strict liability or otherwise. The Guarantor expressly acknowledges the provisions of this Section 12.6 and agrees to be subject to such provisions in the same manner and to the same extent as the Purchaser.
     SECTION 12.7. Mitigation; Insurance. In the case of any Third-Party Claims that would reasonably be expected to give rise to a right of indemnification under Article XII, if there is a reasonable likelihood that such Indemnified Party may have a direct or indirect right of recovery against one or more Third Parties (including rights of recovery under insurance policies or indemnification arrangements with subcontractors or other Third Parties), (i) the Indemnified Party shall promptly notify the Indemnifying Party of such right of recovery, (ii) the Indemnified Party shall pursue enforcement of such right of recovery for so long as the Indemnified Party reasonably determines, consistent with past practice, that the pursuit thereof is commercially reasonable, using the same degree of effort and otherwise in a manner consistent with the practices of the Company and its Subsidiaries during the three year period prior to the Closing Date and (iii) the Indemnifying Party shall cooperate with the Indemnified Party in connection with the enforcement of such right of recovery as contemplated by clause (ii) above; provided, however, that in no event shall it be a prerequisite to making any claim for indemnification pursuant to this Article XII or a condition to the obligations of the Indemnifying Party in respect of any such claim that the Indemnified Party shall have successfully enforced any right of recovery against a Third Party. To the extent that an Indemnified Party obtains recovery in respect of any such Third-Party Claims from any Third Parties, the amount of any Losses with respect to any Third-Party Claim for which indemnification is available under this Article XII shall be reduced by the amount of such insurance proceeds or other such funds realized or paid to the Indemnified Party, net of any applicable deductible or self-insurance retention and all reasonable fees, costs and expenses incurred by such Indemnified Party in obtaining such recovery. If, after the making of any payment in respect of a Third-Party Claim under this Article XII, the amount of the Losses to which such payment relates is reduced by recovery, settlement or otherwise under any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, the amount of such reduction will promptly be repaid by the Indemnified Party to the Indemnifying Party, net of all reasonable fees and expenses incurred by such party in obtaining such recovery. Each Indemnified Party shall take commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.
     SECTION 12.8. Cooperation; Access to Documents and Information. The parties shall cooperate with each other in connection with resolving any Claims (including, Third-Party Claims) as to which indemnification is or may be required to be provided in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, any Indemnified Party who desires to assert a Claim for indemnification pursuant to this Agreement shall, at the cost of the Indemnifying Party, (i) provide to the Indemnifying Party all documents and information relating to such Claim which are in the possession of the Indemnified Party or its Affiliates or can be obtained by the Indemnified Party without undue cost or expense as promptly as practicable and (ii) give the Indemnifying Party reasonable access to the accounting and other appropriate personnel and the independent accountants of the Indemnified Party and its Affiliates in order to permit the Indemnifying Party to obtain information reasonably required to evaluate such Claim.
ARTICLE XIII
DEFINITIONS
     SECTION 13.1. Certain Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:
     “Accounting Principles” means GAAP (as in effect on December 31, 2006 and not any later date) as applied in the preparation of the Latest Balance Sheet; provided, that with respect to profit and excess reserves, the principles used shall conform to the historical fiscal year-end practices of the Company and its Subsidiaries.
     “Accounting Schedule” means Schedule I to this Agreement.
     “Adjusted Pre-Closing Payment Amount” means an amount (which may be positive or negative) equal to (i) Excess Reserve Amount, plus (ii) the sum of the Net Intercompany Amount and the Stockholder’s Equity Amount, less (iii) the sum of the Cash Advance Amount, in each case as such amounts are finally determined in accordance with the procedures set forth in Sections 3.2 and 3.3.
     “Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Business Day” means any day except a Saturday, Sunday or federal holiday.

     “Change of Control Agreements” means the Change of Control Agreements, dated as of the date hereof among the Seller, the Company and each Designated Executive.
     “Change of Control Provision” means, in the case of any Contract to which the Company or any of its Subsidiaries is a party, a provision contained in such Contract to the effect that a sale, transfer or other disposition to any Person who is not an Affiliate of the Seller of a specified portion of the Equity Interests in the Company will result in a violation or breach of, or constitute a default under, or constitute an event creating rights in any Third Party of acceleration, termination, amendment, suspension, revocation or cancellation or a loss of the rights of the Company or any of its Subsidiaries under, such Contract.
     “Claim” means any demand, claim or action that is asserted or arises in a Legal Proceeding or otherwise.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the Common Stock, par value $10.00 per share, of the Company.
     “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Seller is or has been obligated to contribute or otherwise may have any liability in respect of employees of the Company or its Subsidiaries, or to which the Company or any of its Subsidiaries or ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability
     “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (including a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), and any other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, program, agreement or arrangement in each case established or maintained by the Seller or one of its Affiliates for the benefit of employees of the Company or its Subsidiaries or by the Company or any of its Subsidiaries or ERISA Affiliates for the benefit of employees of the Company or its Subsidiaries or as to which the Seller is or has been obligated to contribute or otherwise may have any liability in respect of employees of the Company or its Subsidiaries or to which the Company or any of its Subsidiaries or ERISA Affiliates has contributed or otherwise may have any liability in respect of employees of the Company or its Subsidiaries.
     “Company’s Knowledge” means the actual knowledge as of the applicable date of any of (a) with respect to the Company, any Subsidiary or any Division, Robert Van Cleave, Mark Layman, Glenn Burns and Mark Crouser, (b) with respect to Division I, Ray Southern, Al Petrangeli, (c) with respect to Division II, John Tarpey, (d) with respect to Division III, Doug Jones, (e) with respect to Division V, Bob Hambright and James C. Taylor, (f) with respect to Section 5.12(c), any of the individuals named in clauses (a) through (e) above, (g) with respect to Sections 5.12 (solely as it relates to the Surety Indemnity Agreements) and 5.16, Mike Albright and (h) with respect to Section 5.17, Blake

Huggins, in each case based upon information that comes to the attention of any such individual (i) in the course of performing his or her duties as an officer or manager of the Company or any of its Subsidiaries or (ii) in connection with the negotiation or consummation of the transactions contemplated by this Agreement, it being understood that this definition shall not require any further inquiry or investigation on the part of any such persons.
     “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 14, 2006, between the Seller and the Purchaser.
     “Consent” means any consent, approval, waiver or authorization required to be obtained from any Governmental Authority or Third Party.
     “Contract” means any written contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage or insurance policy.
     “Copyrights” means United States and foreign copyrights and maskwork rights, whether registered or unregistered, and pending applications to register the same.
     “Designated Executives” means Glenn S. Burns, Robert B. Hambright, Douglas H. Jones, Mark W. Layman, John L. Parolisi, Albert J. Petrangeli, Raymond C. Southern, John P. Tarpey, James C. Taylor and Robert Van Cleave.
     “Disclosure Schedule” means a disclosure schedule provided by a party to one or more other parties from time to time in connection with this Agreement.
     “Division” means each of Division I, Division II, Division III and Division V.
     “Division I” means the Company’s (and its applicable Subsidiaries’) division headquartered in, and with operations primarily in, Florida.
     “Division II” means the Company’s (and its applicable Subsidiaries’) division headquartered in Fairfax, Virginia and with operations primarily in the Washington, D.C. metro area.
     “Division III” means the Company’s (and its applicable Subsidiaries’) division headquartered in Dallas, Texas and with operations primarily in Texas.
     “Division V” means the Company’s (and its applicable Subsidiaries’) division headquartered in Charlotte, North Carolina and with operations primarily in the southeastern United States.
     “Division MAE” means (i) a material adverse effect on the businesses, operations, properties, assets or condition (financial or otherwise) of or with respect to any Division, excluding any such effect attributable to or resulting from any of the factors listed in clauses (a) through (g) of the definition of the term Material Adverse Effect (and taking into account any considerations specifically referred to in the last sentence of such definition).

     “Effective Time” means the close of business of the Company (Dallas, Texas time) on the Closing Date.
     “Employment Agreements” means the Employment Agreements, dated as of the date hereof but to be effective as of the Closing Date, between the Company and each of the Designated Executives.
     “Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to executory contracts generally; (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (iii) applicable law or public policy limiting the enforcement of provisions providing for the indemnification of any Person.
     “Environmental Laws” means any Laws relating to the protection of the environment, persons or the public welfare, or the protection of the public health and safety, from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, spill or emission of, or regarding the manufacture, processing, production, gathering, transportation, use, treatment, storage or disposal of, any Hazardous Materials including the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, and the federal Comprehensive Environmental Response, Compensation, and Liability Act, and comparable state equivalents, as those statutes have been amended and are in effect as of the Closing Date.
     “Equity Interests” means (i) with respect to any corporation, all shares, interests, participations or other equivalents of capital stock of such corporation, however designated, and (ii) with respect to any partnership or limited liability company, all partnership or limited liability company interests, units, participations or equivalents of partnership or limited liability company interests of such partnership or limited liability company, however designated.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.
     “Excess Reserve Amount” means an amount (which may be positive or negative) equal to (x) $12,000,000 less (y) an amount obtained by subtracting (i) the amount of excess reserves of the Company and its consolidated subsidiaries as of immediately prior to the Effective Time, as determined in accordance with the Accounting Principles and the illustrations set forth in the Accounting Schedule from (ii) $35,200,000.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exon-Florio Amendment” means Section 721 of the Defense Production Act of 1950, as amended.
     “First Tier Subcontractor” means a subcontractor engaged by or on behalf of the Company to provide materials or services in connection with a project for which the Company or any of its Subsidiaries is providing Construction Services as the prime contractor (or equivalent).
     “GAAP” means United States generally accepted accounting principles in effect as of the date of the relevant financial statements or at the time of the relevant determination contemplated by this Agreement.
     “Governmental Authority” means any federal, state, provincial or local government and any of their respective subdivisions, agencies, instrumentalities, authorities or tribunals.
     “Hazardous Materials” means any contaminant, pollutant, toxic substance, hazardous material, hazardous waste or hazardous chemical as those terms are defined by any Environmental Law, or any other substance that is declared or defined to be hazardous under or pursuant to any Environmental Law.
     “HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976), as amended (including any successor statute).
     “Indemnified Party” means a Seller Indemnified Party or a Purchaser Indemnified Party.
     “Indemnifying Party” means the party from whom an Indemnified Party is entitled to indemnification under the terms of this Agreement.
     “Initial Pre-Closing Payment Amount” means an amount (which may be positive or negative) equal to (i) the Reserve Payment, plus (ii) the sum of the Net Intercompany Amount and the Stockholder’s Equity Amount, less (iii) the Cash Advance Amount, in the case of clauses (ii) and (iii), as calculated and paid on the Closing Date in accordance with Section 1.3.
     “Intellectual Property” means Copyrights, Patents, Trademarks and Trade Secrets.
     “IRS” means the Internal Revenue Service.
     “Latest Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2006 referred to in Section 5.6.
     “Law” means any foreign, federal, state, provincial or local law, statute, rule, ordinance, code or regulation.

     “Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (whether public or private and whether civil, criminal or administrative) by or before any court or other Governmental Authority.
     “Lien” means any lien, pledge, mortgage, easement, deed of trust, security interest, attachment, levy or other similar encumbrance affecting title.
     “Material Adverse Effect” means (i) a material adverse effect on the businesses, operations, properties, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) an event or circumstance affecting the Company that would reasonably be expected to prevent, impede or materially delay or otherwise affect in any material respect the consummation of the transactions contemplated by this Agreement, but, in the case of clause (i) above, excluding any such effect attributable to or resulting from (a) the public announcement of the transactions contemplated hereby, (b) any change in the Laws of general applicability or interpretations thereof by any courts or other Governmental Authorities, (c) any change in general economic conditions or in interest rates, to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is proportionate to the effect on other Persons operating in similar industries and markets, (d) any change in conditions affecting the contracting and construction industries generally or any sector thereof, to the extent that the effect thereof on the Company and its Subsidiaries, taken as a whole, is proportionate to the effect on other Persons operating in similar industries and markets, (e) any change in the overall businesses, results of operations or financial condition of any member of the Seller Group, (f) any action or omission of the Company or any of its Subsidiaries taken in accordance with the terms of this Agreement (other than the obligation to operate the Company and its Subsidiaries in the Ordinary Course of Business) or with the prior consent of the Purchaser or (g) any expenses incurred by the Seller or the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.
     “Material Subcontractor” means each Person to whom the Company and its Subsidiaries (including through each of the Divisions on an aggregate basis) have commitments to make future payments to such Person, under all subcontracts, purchase orders and other Contracts with such Person, in an amount exceeding $10,000,000 in respect of materials, supplies or services to be provided to the Company or a Subsidiary in connection with the performance of Construction Services by the Company or any of its Subsidiaries.
     “Materiality Qualifications” means, with respect to the representations, warranties, covenants and agreements of any party or parties, all qualifications or exceptions contained therein relating to materiality, Material Adverse Effect or Division MAE.
     “Order” means any order, judgment, injunction, ruling or decree of any court or other Governmental Authority.
     “Ordinary Course of Business” means, with respect to the Company and any of its Subsidiaries, the ordinary course of business contemplated by the current operating plans of the Company or such Subsidiary or consistent with the past custom and practice of the

Company or such Subsidiary, including (a) making expenditures contemplated by the 2007 Annual Budget, (b) executing change orders with customers, Owners, suppliers and subcontractors in a manner consistent with past custom and practice, (c) advancing cash to any member of the Seller Group in a manner consistent with past custom and practice, (d) incurring any expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (other than the fees and expenses described in Section 15.10 of the Company Disclosure Schedule), (e) the Pre-Closing Payments or (f) taking any actions contemplated by this Agreement.
     “Organizational Documents” means (i) in the case of any Person organized as a corporation, the certificate or articles of incorporation of such corporation (or, if applicable, the memorandum and articles of association of such corporation) and bylaws, (ii) in the case of any Person organized as a limited liability company, the certificate of formation or organization and the limited liability company agreement, operating agreement or regulations of such limited liability company, (iii) in the case of any Person organized as a limited partnership, the certificate of limited partnership and partnership agreement of such limited partnership and (iv) in the case of any other Person, all constitutive or organizational documents of such Person which address all matters relating to the business and affairs of such Person similar to the matters addressed by the documents referred to in clauses (i) through (iii) above in the case of Persons organized as corporations, limited liability companies or limited partnerships.
     “Owner” means any Third Party who owns or controls a project for which the Company or any of its Subsidiaries provides Construction Services.
     “Patents” means United States and foreign patents and patent applications, including provisional patent applications, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions.
     “Permit” means any permit, license, authorization or approval issued by a Governmental Authority.
     “Permitted Lien” means any (i) mechanic’s, materialman’s, warehouseman’s, carrier’s and similar liens for labor, materials or supplies incurred, arising by Contract or under applicable Law in the Ordinary Course of Business, (ii) purchase money security interests arising in the Ordinary Course of Business, (iii) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable or which are being contested by appropriate proceedings, (iv) rights of landlords in respect of any Leasehold Property provided for under leases provided or made available to the Purchaser, (v) imperfections of title, Liens, claims, easements, covenants, conditions, restrictions, title and survey defects and other charges and encumbrances the existence of which would not reasonably be expected to materially and adversely affect the use or enjoyment of the applicable asset or (vi) Liens identified in Section 13.1 of the Company Disclosure Schedule.
     “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

     “Post-Closing Period” means any taxable year or other taxable period that begins after the Effective Time.
     “Pre-Closing Period” means any taxable year or other taxable period that ends prior to or at the Effective Time.
     “Real Property” means any lot, parcel or tract of land in which any Person has a property interest.
     “Retained Bond Obligations” means (i) Losses arising in respect of a Seller Surety Default, (ii) the obligation of any member of the Seller Group to provide an irrevocable letter of credit to Travelers Casualty and Surety Company of America pursuant to the Ratings Amendment dated as of August 21, 2002 in respect of the Travelers Indemnity Agreement (it being understood that the obligation described in this clause (ii) shall include only the obligation to provide the applicable letter of credit, and shall not include any reimbursement or other obligations under any such letter of credit, except to the extent that such reimbursement or other obligations are in respect of any other Retained Bond Obligations specified in this definition), (iii) obligations of any member of the Seller Group under the paragraph entitled “Books, Records and Credit” of the Travelers Indemnity Agreement, (iv) obligations of any member of the Seller Group under paragraph Ninth entitled “Books and Records” of the Zurich Indemnity Agreement and (v) obligations of any member of the Seller Group to provide cash collateral or other security to the sureties under the Travelers Indemnity Agreement or the Zurich Indemnity Agreement arising as a result of the bankruptcy, receivership or insolvency of the Seller or a general assignment by the Seller to its creditors (it being understood that the obligation described in this clause (v) shall include only the obligation to provide the cash collateral or other security to the sureties and shall not include the use or application by the sureties of such cash collateral or other security to satisfy any obligation in respect of the Surety Bonds, except to the extent that any such cash collateral or other security has been used or applied to any Losses in respect to any other Retained Bond Obligations specified in this definition).
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
     “Seller Group” means the Seller and its Subsidiaries, other than the Company or any of its Subsidiaries listed in Section 5.9(a) of the Company Disclosure Schedule.
     “Seller Surety Default” means a material breach or violation prior to the Closing by the Seller of its obligations under the Travelers Indemnity Agreement or the Zurich Indemnity Agreement that will directly or proximately result in any Losses to be incurred by the Company or any of its Subsidiaries under such agreements. For the avoidance of doubt, a “Seller Surety Default” does not include any violation by the Company or any of its Subsidiaries of their respective obligations under the Travelers Indemnity Agreement or the Zurich Indemnity Agreement, and no such violation shall be attributed to the Seller hereunder. In determining whether any Losses will directly or proximately result from a breach or violation by the Seller of the Travelers Indemnity Agreement or the Zurich Indemnity Agreement, to the extent that Losses result from breaches or violations of any such agreement by both (i) any member of the Seller Group and (ii) the Company or any of its Subsidiaries, each Person referred to in clause (i) or (ii) above shall be responsible for the portion of the applicable Losses (but only the portion of such applicable Losses) caused by its own breach or violation, and shall not be relieved of responsibility therefor as a result of a breach or violation by any other Person.
     “Seller’s Knowledge” means the actual knowledge as of the applicable date of each of the executive officers of the Seller who is involved in the implementation of the transactions contemplated by this Agreement, it being understood that this definition shall not require any inquiry or investigation on the part of any such persons.
     “Service Co.” means Centex Service Company LLC, a Nevada limited liability company and a Subsidiary of Seller.
     “Straddle Period” means any taxable year or other taxable period that begins prior to and ends after the Effective Time.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person of which the parent, directly or indirectly, owns Equity Interests that (i) represent more than 50% of the total number of outstanding common or other residual Equity Interests (however denominated) of such Person, (ii) represent more than 50% of the total voting power of all outstanding Equity Interests of such Person which are entitled to vote in the election of directors, managers or other persons performing similar functions for and on behalf of such Person, (iii) are entitled to more than 50% of the dividends paid and other distributions made by such Person prior to liquidation or (iv) are entitled to more than 50% of the assets of such Person or proceeds from the sale thereof upon liquidation.
     “Surety Bonds” means any surety bonds arranged for the benefit of or in connection with projects of the Company or any of its current or former Subsidiaries, including, but not limited to, bid, payment, performance, maintenance, warranty or other bonds that (i) relate to such projects that are active projects which have not yet been completed or (ii) provide coverage for warranty or maintenance claims for such projects that have been completed but for which the surety would remain liable, whether such bonds were issued prior to or on the date hereof or are issued at any time hereafter (other than any bond issued under the new bonding facilities referred to in Section 7.11(a)) and, in the case of all of the foregoing surety bonds, as amended, supplemented, increased or otherwise modified from time to time (but excluding amendments, supplements, increases or other modifications as to which the Seller has affirmatively consented after the Closing and neither the Company nor any of its Subsidiaries has affirmatively consented).
     “Surety Indemnity Agreements” means the Travelers Indemnity Agreement, the Zurich Indemnity Agreement and the other indemnity agreements identified in Section 7.11(b) of the Company Disclosure Schedule.
     “Tax” means all taxes, levies, imposts and similar assessments paid or payable to a Governmental Entity, including all net income, gross income, gross receipts, sales, use, value added, services, ad valorem, occupation, transfer, franchise, capital stock, profits, license, withholding, payroll, employment, unemployment, excise, estimated, severance, stamp, occupancy or property taxes, together with any interest, penalty or addition to any such tax.
     “Tax Return” means any return, report, declaration, estimate, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity with respect to Taxes.
     “Third Party” means any Person (including as defined in Section 13(d) of the Exchange Act) other than the applicable parties hereto or their Affiliates.
     “Trade Secrets” means trade secret rights and other similar rights in confidential ideas, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence and not known to the Company’s competitors.
     “Trademarks” means United States, state and foreign trademarks and service marks, logos, designs, slogans, product and service names, product descriptions, trade dress, trade names, corporate names, and other trade designations, whether the foregoing are registered or unregistered, and all United States, state and foreign registrations and applications to register the foregoing.
     “Transition Services Agreement” means the Transition Services Agreement, to be entered into as of the Closing Date between the Company and Service Co., in the form attached as Exhibit A hereto.
     “Travelers Indemnity Agreement” means the Agreement of Indemnity, dated August 21, 2002, among the Seller, the Company, Centex Construction Company, Inc., Centex Rodgers, Inc., Centex Rooney Construction Company, Centex Forcum Lannom, Inc., Centex Engineering and Construction, and Travelers Casualty and Surety Company of America, St. Paul Fire and Marine Insurance Company and their subsidiaries and affiliates.
     “Zurich Indemnity Agreement” means the Agreement of Indemnity, dated February 14, 2005, the Seller, the Company, Centex Engineering and Construction, Centex Construction, LLC, Centex Construction, Inc. and Zurich American Insurance Company and its subsidiaries and affiliates.
     SECTION 13.2. Other Defined Terms. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision
Acquiror	Section 7.17(c)
Additional Payments	Section 1.4(a)
ADSP	Section 8.8(c)
Aggregate Basket	Section 12.5(a)
Agreement	Preamble
AGUB	Section 8.8(c)
Allocation Schedule	Section 8.8(c)

Term	Provision
Annual Financial Statements	Section 5.6
Assumed Bond Obligations	Section 7.11(b)
Books and Records	Section 7.6(a)
Cash Advance Amount	Section 1.3(a)
CFIUS	Section 7.1(d)
CFIUS Notice	Section 7.1(d)
Closing	Section 2.1
Closing Date	Section 2.1
Company	Preamble
Company Disclosure Schedule	Article V
Company Employees	Section 7.9(d)
Company Pre-Closing Payments	Section 1.3(b)
Construction Services	Recitals
Covered Business	Section 7.17(a)
Dispute	Section 15.9(a)
Dispute Notice	Section 15.9(b)
D&O Indemnified Party	Section 7.10(a)
DOJ	Section 4.4
Estimated Liability Amount	Section 7.16(d)
Extended Representations	Section 12.1
Final Arbiter	Section 3.3(d)
Final Balance Sheet	Section 3.2 and 3.3(e)
Final CFO Certificate	Section 3.2
Financial Statements	Section 5.6
FTC	Section 4.4
Fundamental Representations	Section 12.1
Governmental Requirement	Section 4.4
Guarantee	Section 14.1
Guaranteed Obligations	Section 14.1
Guarantor	Preamble
Initial CFO Certificate	Section 2.2(b)
Initial Purchase Price	Section 1.2(a)
Interim Financial Statements	Section 5.6
Leasehold Property	Section 5.10(b)
Leases	Section 5.10(b)
Losses	Section 12.2
Material Construction Contracts	Section 5.12(a)
Material Contracts	Section 5.12(c)
Material Permits	Section 5.18
Merrill Lynch	Section 7.11(c)
Merrill Lynch Indemnity and Reimbursement Arrangement	Section 7.11(c)
Negotiation Period	Section 3.3(b)
Net Intercompany Amount	Section 1.3(b)(i)
Non-Competition Period	Section 7.17(a)
New Contractual Dispute	Section 7.16

Term	Provision
Objection Date	Section 3.3(a)
Objection Notice	Section 3.3(a)
Ordinary Course Amount	Section 7.16(c)(i)
Other Joint Venture Arrangement	Section 5.9(a)
Other Material Contracts	Section 5.12(b)
Other Seller Obligation	Section 7.11(d)
Per Occurrence Basket	Section 12.5(a)
Post-Closing Adjustment Payment	Section 3.1
Pre-Closing Payments	Section 1.3
Project Dispute List	Section 5.12(g)
Property Taxes	Section 8.1(c)
Purchase Price	Section 1.2(b)
Purchaser	Preamble
Purchaser Benefit Plan	Section 7.9(d)
Purchaser Covered Losses	Section 12.5(a)
Purchaser Disclosure Schedule	Article VI
Purchaser Indemnified Parties	Section 12.2(a)
Reimbursement Amounts	Section 7.15
Reserve Payment	Section 1.2(a)
Retained Intercompany Obligations	Section 7.12
Section 338(h)(10) Election	Section 8.8(a)
Seller	Preamble
Seller Books and Records	Section 7.6(b)
Seller Covered Losses	Section 12.5(c)
Seller Disclosure Schedule	Article IV
Seller Indemnified Parties	Section 12.3(a)
Seller Marks	Section 7.8
Seller Plan	Section 5.16(a)
Seller Pre-Closing Payment	Section 1.3(a)
Shares	Recitals
Stockholders’ Equity Amount	Section 1.3(b)(ii)
Surety Bond Obligation	Section 7.11(b)
Surety Termination Notices	Section 7.11(b)
Tax Representations	Section 12.1
Territory	Section 7.17(a)
Third-Party Claim	Section 12.4(a)
Third-Party Requirement	Section 4.4
Updated Project Dispute List	Section 7.16(b)
WARN Act	Section 7.9(b)
ARTICLE XIV
PARENT GUARANTEE
     SECTION 14.1. Guarantee. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as a surety, for the benefit of the Seller, the due and punctual payment in full of all payment obligations and the performance of all other obligations of the Purchaser under this Agreement, including, but not limited to, (i) the obligation of the Purchaser to consummate the transactions contemplated hereby and pay the Initial Purchase Price to the Seller at the Closing, (ii) the obligation of the Purchaser to make the Additional Payments to the Seller and (iii) the obligation of the Purchaser to make any indemnification payments to the Seller or any other Seller Indemnified Parties pursuant to Section 7.11 or Articles VIII and XII (collectively, the “Guaranteed Obligations”), in each case in accordance with and subject to the terms hereof. The Guarantor acknowledges and agrees that the guarantee granted pursuant to this Article XIV (the “Guarantee”) constitutes an unconditional guarantee of payment and performance and irrevocably waives any right to require that any resort be had to the Purchaser or any other Person or any security held for payment of the Guaranteed Obligations, to any other guarantor or to any fund or account as a condition to the enforcement of this Guarantee. Notwithstanding the foregoing, the Guarantor shall not be required to pay or perform any Guaranteed Obligation hereunder unless and until there has been a failure to pay or perform by the Purchaser with respect to such obligation in accordance with this Agreement and the Seller shall have given written notice or demand to the Purchaser of such failure; provided, however, that (i) the provisions of this sentence shall not be construed to require that the Seller take any action to enforce its rights against the Purchaser (other than giving the notice or demand provided for above) prior to seeking enforcement of this Guarantee and (ii) the requirement that the Seller provide prior written notice or demand to the Purchaser shall not apply if the giving of such notice or demand is prohibited by law or the Seller reasonably determines in good faith that complying or attempting to comply with such requirement would reasonably be expected to jeopardize its ability to enforce the Guarantee. Except as provided in the immediately preceding sentence, the Guarantor also waives presentment to, demand of payment from and protest to the Purchaser with respect to the Guaranteed Obligations and also waives notice of acceptance of this Guarantee and notice of protest for nonpayment, except to the extent the Purchaser is entitled to the same under the express terms of this Agreement. This Guarantee creates a primary obligation of the Guarantor, and the Guarantor shall perform its obligations hereunder whether or not the Purchaser would otherwise have the power or right to do so. Accordingly, if the Purchaser should fail to comply with any of its obligations set forth in this Agreement for any reason, the Guarantor shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance that it would otherwise have or be entitled to claim, except that the Guarantor shall be entitled to assert any and all defenses that would be available to the Purchaser in an action brought by the Seller against the Purchaser to enforce the Guaranteed Obligations, other than any defense that (i) arises as a result of facts or circumstances giving rise to a breach of or inaccuracy in any of the representations or warranties of the Purchaser contained in this Agreement or (ii) arises as a result of the voluntary or involuntary liquidation or dissolution of the Purchaser, the sale of all or substantially all of the properties, assets or liabilities of the Purchaser, the appointment of a trustee, custodian, receiver, liquidator, sequestrator or conservator for all or any part of the properties or assets of the Purchaser, or any insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, moratorium, arrangement, composition, readjustment or other similar Legal Proceedings affecting the Purchaser or is provided for under any Law providing for relief of debtors in connection with any such Legal Proceedings.

     SECTION 14.2. Unconditional Guarantee. Without limiting the provisions of Section 14.1, the obligations of Guarantor hereunder are absolute and unconditional under any and all circumstances, and such obligations shall not be subject to any reduction, limitation, impairment or termination, to any claim of waiver, release, surrender, alteration or compromise, or, to the fullest extent permitted by Law, to any defense, setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, the voluntary or involuntary liquidation or dissolution of the Purchaser, the sale of all or substantially all of the properties, assets or liabilities of the Purchaser, the appointment of a trustee, custodian, receiver, liquidator, sequestrator or conservator for all or any part of the properties or assets of the Purchaser, or any insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, moratorium, arrangement, composition, readjustment or other similar Legal Proceedings affecting the Purchaser, including, without limitation, (i) the release or discharge of the Purchaser from the payment or performance of its obligations under this Agreement by operation of Law in the event of any such Legal Proceeding with respect to the Purchaser or its properties or assets, or (ii) the impairment, limitation or modification of the liability of the Purchaser or of any remedy for the enforcement of the Guaranteed Obligations under this Agreement or any other documents entered into from time to time in connection therewith in the event of any such Legal Proceeding. To the fullest extent permitted by Law, the obligations of the Guarantor hereunder shall not be affected by any act or omission or delay to do any act which might in any manner or to any extent vary the risk of Guarantor or which would otherwise operate as a discharge of a guarantor as a matter of Law.
     SECTION 14.3. Effect of Amendments to Guaranteed Obligations. The Guarantor further agrees that the Guaranteed Obligations may be amended, extended or renewed, in whole or in part, without notice or further assent from it and it will remain bound by its guarantee notwithstanding any amendment, extension or renewal of the Guaranteed Obligations, including agreements and arrangements for payment, extension, subordination, composition, arrangement, discharge or release of the whole or any part of the Guaranteed Obligations, or for compromise, whether by way of acceptance of partial payment or otherwise, and the same shall in no way impair Guarantor’s liability hereunder. Nothing shall discharge or satisfy the liability of Guarantor under this Article XIV except the full and indefeasible performance and payment of the Guaranteed Obligations; provided, however, that if the Seller executes a written instrument waiving enforcement of any Guaranteed Obligation against the Purchaser, the Seller shall not be entitled to seek enforcement of such obligation against the Guarantor to the extent rights of enforcement are waived pursuant to such instrument.
     SECTION 14.4. Effectiveness and Reinstatement of Guarantee. The Guarantor further agrees that this Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time payment, or any part thereof, on any Guaranteed Obligation is rescinded or must otherwise be restored by the Seller in connection with the bankruptcy or reorganization of the Purchaser or any other Legal Proceeding referred to in Section 14.2, or otherwise.
     SECTION 14.5. Subrogation; Subordination. Until the date upon which all of the Guaranteed Obligations have been indefeasibly paid or performed in full, (a) the

Guarantor shall not exercise any subrogation, contribution, indemnity or any other right to enforce any other remedy which the Guarantor now or hereafter shall have against the Purchaser by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder or otherwise and (b) the Guarantor hereby agrees that all rights and claims of the Guarantor described in clause (a) of this Section 14.5, shall be subordinated to the prior indefeasible payment and performance in full of the Guaranteed Obligations due and payable hereunder.
     SECTION 14.6. Obligation Currency. All obligations of Guarantor hereunder shall be payable in United States dollars. The obligations hereunder of Guarantor to make payments in United States dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency, except to the extent that such tender or recovery results in the effective receipt by the Seller of the full amount of in United States dollars owing to it hereunder.
     SECTION 14.7. Representations and Warranties of the Guarantor. The Guarantor hereby represents and warrants to the Seller as follows:
     (a) The Guarantor is a corporation validly existing under the laws of England and Wales.
     (b) The Guarantor has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by the Guarantor and the performance by the Guarantor of its obligations hereunder have been duly authorized by all necessary action on the part of the Guarantor. This Agreement has been duly and validly executed and delivered by the Guarantor, constitutes a valid and binding obligation of the Guarantor and is enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions.
     (c) The execution and delivery by the Guarantor of this Agreement and the performance by the Guarantor of its obligations hereunder will not (i) result in any violation or breach of any provision of the Organizational Documents of the Guarantor, (ii) result in any violation or breach of, or constitute a default under, any term or provision of any Contract, franchise, permit, license or other instrument or document to which the Guarantor is a party or by which its properties or assets are bound or (iii) result in any violation of any Law or any Order applicable to the Guarantor or its properties or assets, except for any of the matters referred to in clauses (ii) or (iii) above which would not reasonably be expected to affect in any material respect the performance by the Guarantor of its obligations hereunder.
     (d) There is no requirement applicable to the Guarantor to obtain any Consent of, or to make or effect any declaration, filing or registration with, any Governmental Authority or other Person for the valid execution and delivery by the Guarantor of this Agreement or the due performance by the Guarantor of its obligations hereunder, except for any requirement which, if not satisfied, would not reasonably be expected to affect in any material respect the performance by Guarantor of its obligations hereunder.

     (e) There are no Legal Proceedings pending or, to the knowledge of the Guarantor, threatened against the Guarantor or to which the Guarantor is a party that relate to this Agreement or any obligation of the Guarantor hereunder.
     (f) The Purchaser is a wholly owned Subsidiary of the Guarantor, and the Guarantor expects to derive substantial direct and indirect benefits from the acquisition of the Shares by the Purchaser and the consummation of the other transactions contemplated hereby, which benefits are at least equal to the obligations undertaken by Guarantor pursuant to this Article XIV. The Guarantor directly or indirectly controls the business and affairs of the Purchaser. Based on the facts described above, the Guarantor has determined that it is in its best interest to enter into this Guarantee.
     SECTION 14.8. Amendment. This Guarantee may not be amended except by a written instrument executed by the Guarantor and the Seller (and, to the extent that any rights and benefits in respect of the Guarantee have been assigned by the Seller to Merrill Lynch, by Merrill Lynch).
     SECTION 14.9. Binding Effect; Benefits. This Guarantee shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Seller and its successors and assigns. The Seller shall be entitled, without the consent of the Guarantor or any other party, to assign its rights under this Article XIV, insofar as they relate to the Guarantee by the Guarantor of the indemnification and other provisions contained in Section 7.11(b) and (c), to Merrill Lynch, and any such assignee will be entitled to enforce such rights in the same manner and to the same extent as the Seller.
     SECTION 14.10. Costs of Enforcement. If a judgment is obtained against Guarantor with respect to a dispute arising pursuant to this Guarantee, reasonable attorneys’ fees and actual costs shall be included in such judgment.
     SECTION 14.11. Other Provisions. The provisions contained in Article XV shall apply to the Guarantee, except to the extent that such provisions are inconsistent with the provisions of this Article XIV, in which case the provisions of this Article XIV shall govern.
ARTICLE XV
GENERAL
     SECTION 15.1. Amendments. This Agreement may only be amended by an instrument in writing executed by each of the parties hereto (and, to the extent that any rights and benefits of Seller have been assigned by the Seller to Merrill Lynch, by Merrill Lynch).
     SECTION 15.2. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to the benefits of such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to the benefits of such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this

Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.
     SECTION 15.3. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by facsimile or telecopier, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).
     (a) If to the Seller or the Company, to:
Centex Corporation
2728 North Harwood
Dallas, Texas 75201
Attn: Brian J. Woram
Senior Vice President and Chief Legal Officer
Facsimile: (214) 981-6855
With a copy (which shall not constitute effective notice) to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attn: Geoffrey L. Newton
Facsimile: (214) 661-4753
     (b) If to the Purchaser, to:
Balfour Beatty, Inc.
c/o Balfour Beatty plc
130 Wilton Road
London SW1V 1LQ
Attn: Company Secretary
Facsimile: 44 20 7216 6936
With a copy (which shall not constitute effective notice) to:
Mayer, Brown, Rowe & Maw LLP
1675 Broadway, 19th Floor
New York, NY 10019
Attn: Mark S. Wojciechowski
Facsimile: (212) 262-1910

     (c) If to the Guarantor, to:
Balfour Beatty plc
130 Wilton Road
London SW1V 1LQ
Attn: Ian P. Tyler
Facsimile: 44 20 7216 6936
     SECTION 15.4. Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder (including under Article XIV) may be assigned without the written consent of the other parties; provided, however, that the Seller shall be expressly entitled, without the consent of any other party, to assign its rights to indemnification and any other rights and benefits provided to it under Section 7.11(b) (and any related rights set forth in Article XIV) to Merrill Lynch, and any such assignee will be entitled to enforce such rights in the same manner and to the same extent as the Seller. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto and the D&O Indemnified Parties (with respect to the provisions of Section 7.10) and the Indemnified Parties (with respect to the provisions of Article XII) and the Persons referred to in the proviso to the immediately preceding sentence, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.
     SECTION 15.5. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement.
     SECTION 15.6. Entire Agreement. This Agreement (including the Disclosure Schedules and the Exhibits hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Disclosure Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.
     SECTION 15.7. Governing Law; Exclusive Jurisdiction.
     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts made and to be fully performed in such state, without giving effect to any choice-of-law rules that would require the application of the laws of another jurisdiction.

     (b) The parties agree that, subject to Section 15.9, any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in federal district court in the Northern District of Texas or, if such federal district court does not have subject matter jurisdiction over the applicable matter, any Texas state court located in Dallas County, Texas.
     (c) Each of the parties: (i) consents to submit itself to the personal jurisdiction of any federal court located in the Northern District of Texas or, if such federal district court does not have subject matter jurisdiction over the applicable matter, any Texas state court located in Dallas County, Texas; (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it shall not bring any Legal Proceeding to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby in any court other than a federal district court located in the Northern District of Texas or, if such federal district court does not have subject matter jurisdiction over the applicable matter, any Texas state court located in Dallas County, Texas; and (iv) agrees that it will not assert, to the fullest extent permitted by applicable Law, any claim that (A) any such Legal Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Legal Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.
     (d) Each party acknowledges that it is the intention of the parties that any Legal Proceeding of the type referred to in paragraph (b) will be brought in the federal district court located in the Northern District of Texas, if such court has subject matter jurisdiction, and agrees that it shall not challenge the existence of diversity jurisdiction or participate with any other Person in challenging the existence of diversity jurisdiction and shall not take any action or omit to take any action that would have the effect of challenging the existence of diversity jurisdiction. If the parties have complied with paragraphs (a)-(c) of this Section 15.7, but a Legal Proceeding of the type referred to in paragraph (b) is transferred from the Northern District of Texas to a United States federal court outside that District, following the transfer, the provisions of this Section 15.7 shall apply as if the Legal Proceeding were in federal district court in the Northern District of Texas.
     (e) Process in any Legal Proceeding of the type referred to in paragraph (b) may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, Seller, Purchaser and Guarantor agree that notice to any party that is not a resident of the United States by the method set forth in Section 15.3 shall be deemed effective service of process on such party in any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.
     SECTION 15.8. Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto and (ii) the other parties hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by other parties hereto without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.
     SECTION 15.9. Mandatory Mediation of Certain Disputes.
     (a) From and after the Closing Date, if any dispute arises between the parties in connection with this Agreement or the transactions contemplated hereby (a “Dispute”), subject to clause (e) below, neither party shall initiate litigation or any other Legal Proceeding until the dispute resolution procedures set forth in this Section 15.9 have been exhausted. All communications or negotiations pursuant to this Section 15.9 are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence.
     (b) Any party shall give notice of a Dispute by the method set forth in Section 15.3. The notice shall describe the nature of the Dispute and any proposed remedy (the “Dispute Notice”). If such notice is given, the parties shall attempt to resolve the Dispute promptly by negotiation between executives who have authority to settle the Dispute. The executives shall confer within ten days following receipt of the Dispute Notice in person or by telephone. The parties shall work together in good faith to resolve the Dispute in this manner.
     (c) If the parties do not resolve the Dispute within 30 days following receipt of the Dispute Notice, then the Dispute shall be submitted to mediation. Any party shall initiate mediation of the Dispute by notifying each other party by the method set forth in Section 15.3 that mediation is demanded. Following such notice, the Dispute shall be submitted to mediation administered by the CPR International Institute for Conflict Prevention & Resolution under its Mediation Procedures (except as such procedures are modified by the provisions of this Section 15.9(c)), or, upon the agreement of all parties, by any other entity or person offering mediation services. No person shall serve as a mediator in any Dispute in which the person has any financial or personal interest in the result of the mediation, except by the written consent of all parties. Before accepting any appointment, the prospective mediator shall disclose any circumstances likely to create a presumption of bias or to prevent a prompt meeting with the parties.
     (i) Unless the parties agree otherwise, within 10 days following the selection of the mediator, each party shall submit to the mediator a confidential “mediator-eyes only” letter concisely describing its position regarding the issues that need to be resolved (“Position Statement”). Unless the parties agree otherwise, the mediation shall be commenced within 10 days following the submission of all Position Statements and shall be concluded within 10 days from the commencement of the mediation. Unless the parties agree otherwise, the mediation shall be held in Dallas, Texas.
     (ii) The mediator has discretion to conduct the mediation in the manner in which the mediator believes is most appropriate for reaching a settlement of the Dispute. The mediator is authorized to conduct joint and separate meetings with the parties and to make oral and written recommendations for settlement. The mediator shall not have the authority to impose a settlement on the parties, but will attempt to help them reach a satisfactory resolution of their Dispute.
     (iii) Confidential information disclosed to a mediator in the course of the mediation shall remain confidential throughout and after the mediation.
     (iv) Each party to the mediation shall bear its own attorneys’ fees and costs in connection with such mediation. Unless the parties agree otherwise, the fees and costs charged by the mediator or the organization administering the mediation shall be divided equally among all the parties to the mediation.
     (d) If and only if the Dispute is not resolved within 30 days following the conclusion of the mediation, any party may initiate a Legal Proceeding regarding the Dispute, subject to the provisions in section 15.7.
     (e) The provisions of this Section 15.9 will not be construed to prevent a party from (i) seeking a temporary restraining order or injunctive or other equitable relief hereunder or (ii) instituting litigation or other appropriate proceedings to the extent necessary to avoid the expiration of any applicable limitations period or to preserve a superior position with respect to creditors.
     SECTION 15.10. Expenses. Except as otherwise expressly provided herein, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Seller shall pay the expenses described in Section 15.10 of the Company Disclosure Schedule.
     SECTION 15.11. Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments reasonably requested by the other parties as are reasonably necessary to effectuate the purposes of this Agreement, including the conveyance and transfer of the Shares to the Purchaser in accordance with the terms of this Agreement.
     SECTION 15.12. Release of Information. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation with the other party.
     SECTION 15.13. Disclosure Schedules. For purposes of the representations and warranties of each party contained herein, disclosure in any section of a Disclosure Schedule delivered by such party of any facts or circumstances shall not be deemed to be adequate disclosure of such facts or circumstances with respect to any other representations or warranties made by such party, unless (i) such disclosure is specifically identified or purports to respond to (whether by specific cross-reference or otherwise) one or more of such other representations and warranties or (ii) with respect to any specific item of the relevant Disclosure Schedule, a reasonable person would be reasonably likely to conclude that a matter disclosed on such item of such Disclosure Schedule is responsive to matters to be disclosed on another item of such Disclosure Schedule. Any information provided in a Disclosure Schedule (other than the Allocation Schedule or Sections 7.11(c) and 7.12 of the Company Disclosure Schedule, which reflect agreements among the parties hereto) is solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge or enhance any of the representations or warranties of the party providing the Disclosure Schedule pursuant to this Agreement, or otherwise alter in any way the terms of this Agreement. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by the parties pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     SECTION 15.14. Certain Rules of Construction. The article and section headings and the table of contents, and the recitals (except to the extent terms are expressly defined therein) contained in this Agreement are illustrative and for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years or (b) any reference to a “Section,” “Article” or “Exhibit” shall be deemed to refer to a section or article of this Agreement, a Disclosure Schedule or an exhibit attached to this Agreement. Unless the context otherwise requires, the words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. Whenever this Agreement refers to an event, occurrence or development that “would reasonably be expected to have” or “would not reasonably be expected to have” a specified effect on the Company or any of its Subsidiaries or any other Person (including a Material Adverse Effect) a determination as to whether such effect would reasonably be expected to occur shall be made from the viewpoint of a reasonable and objective third party as of the date of such event, occurrence or development that is experienced in the contracting and construction services industry, and not from the viewpoint of, or taking into account any special circumstances applicable to, any particular Person (including the Purchaser).
     SECTION 15.15. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.
[signature page follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER:

CENTEX CORPORATION, a Nevada corporation

By:	/s/ Brian J. Woram

Name:	Brian J. Woram

Title:	Senior Vice President

COMPANY:

CENTEX CONSTRUCTION GROUP, INC., a Nevada corporation

By:	/s/ Robert C. Van Cleave

Name:	Robert C. Van Cleave

Title:	Chief Executive Officer

PURCHASER:

BALFOUR BEATTY, INC., a Delaware Corporation

By:	/s/ Peter Zinkin

Name:	Peter Zinkin

Title:	Authorized Signatory

Solely for purposes of Section 7.11(c) (as to the last sentence thereof),12.6, Article XIV and (to the extent provided in Section 14.11) Article XV:

GUARANTOR:

BALFOUR BEATTY PLC, a company organized under the laws of England and Wales

By:	/s/ Peter Zinkin

Name:	Peter Zinkin

Title:	Authorized Signatory

Exhibit A
FORM OF
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of ___, 2007 (the “Effective Date”) by and between CENTEX SERVICE COMPANY LLC, a Nevada limited liability company (“Service Co.”), and CENTEX CONSTRUCTION GROUP, INC., a Nevada corporation (the “Company”).
RECITALS
     WHEREAS, on January ___, 2007, the Company, Centex Corporation, a Nevada corporation (the “Seller”), Balfour Beatty, Inc., a Delaware corporation (the “Purchaser”), and Balfour Beatty plc, a company organized under the laws of England and Wales, entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which the Seller agreed to sell all of the outstanding capital stock of the Company to the Purchaser;
     WHEREAS, on the date hereof, the Seller and the Purchaser are consummating the transactions contemplated by the Purchase Agreement; and
     WHEREAS, prior to the date hereof, certain business operations of the Company have been supported by functions and services provided by the Seller or its Affiliates (including Service Co.), and Service Co. is willing to continue to provide certain of such services to the Company for an interim period, upon the terms and conditions set forth in this Agreement;
     NOW THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Service Co. agree as follows:
     SECTION 1. Definitions; Rules of Construction. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings assigned to them in the Purchase Agreement. As used in this Agreement, the terms set forth below shall have the following meanings:
     “Agreement” has the meaning specified in the preamble to this Agreement.
     “Company” has the meaning specified in the preamble to this Agreement.
     “Effective Date” has the meaning specified in the preamble to this Agreement.
     “Invoice” has the meaning specified in Section 4.3 of this Agreement.

     “Partial Termination” has the meaning specified in Section 8.2 of this Agreement.
     “Party” shall mean the Company or Service Co.
     “Purchase Agreement” has the meaning specified in the recitals to this Agreement.
     “Purchaser” has the meaning specified in the recitals to this Agreement.
     “Seller” has the meaning specified in the preamble to this Agreement.
     “Service Fees” has the meaning specified in Section 4.1 of this Agreement.
     “Services” shall mean all services described in Exhibit A that are to be provided by Service Co. pursuant to this Agreement. For the avoidance of doubt, the Services shall not include any services which are not being provided by Seller or its Affiliates on the date hereof, unless the Parties otherwise agree in writing and a mutually agreeable adjustment is made to the payment to be made to Service Co. pursuant to Section 4.
     “Term” has the meaning specified in Section 2 of this Agreement.
     SECTION 2. Term. Service Co. agrees to provide, or cause to be provided, on the terms and subject to the conditions of this Agreement, the Services to the Company during the period commencing on the Effective Date and ending on December 31, 2007 (the “Term”), unless this Agreement is earlier terminated in accordance with the terms hereof; provided, however, that, in the case of any Service that, in accordance with Exhibit A, is scheduled to be provided for a different period or until a specified date set forth therein, Service Co. shall provide such Service during such period or until such date.
     SECTION 3. Performance of Services.
     3.1 General. Upon the terms and conditions set forth in this Agreement, Service Co. shall, or shall cause its Affiliates to, provide the Services to the Company and its Subsidiaries. Unless specifically provided to the contrary in Exhibit A, all Services provided for under this Agreement shall be performed or provided, as applicable, in substantially the same manner as those Services have been provided to the Company and its Subsidiaries prior to the Effective Date and in a manner consistent with the usual and customary practices of Seller and its Affiliates with respect to the Company and its Subsidiaries prior to the Effective Date. Each of the Parties acknowledges and agrees that neither Service Co. nor any of its Affiliates shall be responsible for any Losses or other consequences arising from the inability or failure on the part of the Company or any of its Subsidiaries to provide the Services for itself or to arrange for replacement services to be provided by Third Parties, in either case, from and after the expiration of the Term.

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     3.2 Partial Expiration or Termination. As described in Exhibit A, Service Co.’s obligation to provide certain services shall terminate prior to the expiration of the Term if the Company is able to provide such services for itself or arrange replacement services to be provided by Third Parties on terms reasonably satisfactory to the Company. If a Partial Termination occurs, Service Co. and its Affiliates shall no longer provide any Services which are the subject of such Partial Termination. Notwithstanding anything to the contrary herein, neither a partial expiration of services nor a Partial Termination shall have any effect on other Services provided by Service Co. or its Affiliates hereunder and this Agreement shall remain in full force and effect with respect to the Services which have not been expired or terminated by the Company as provided herein.
     3.3 Third Party Consents. Service Co. shall be responsible for obtaining any Consents from Third Parties necessary to provide the Services under this Agreement. The Company shall be responsible for obtaining any Consents from Third Parties to use and access any software, hardware, databases, data or other third-party property or materials to be used by the Company and its Subsidiaries to replace any Services after the expiration of the Term.
     3.4 No Implied Representations. Except as otherwise provided in this Section 3, neither Service Co. nor any of its Affiliates makes any express or implied representations, warranties or guarantees relating to the Services to be performed under this Agreement, including, without limitation, any warranty of merchantability or fitness for a particular purpose.
     3.5 Subcontracting. If Seller or Service Co., as applicable, subcontracts or outsources any intercompany services it provides to its Affiliates generally, to the extent the Services provided hereunder are affected, the Company agrees to cooperate in good faith with the reasonable request of the Seller and Service Co. to reach arrangements with such third-party subcontractor or service provider for the provision of the Services to the Company and its Subsidiaries by such third-party directly. Nothing herein shall prevent Service Co. from subcontracting its obligations hereunder.
     SECTION 4. Fees; Costs and Expenses.
     4.1. Service Fees. In consideration of the provision of the Services, the Company shall pay to Service Co. the fees described in Exhibit A (the “Service Fees”). If the Company terminates any Service prior to the end of a monthly period and the Service Fee therefor is not based on usage, such Service Fee for the monthly period in which the termination date occurs shall be determined by multiplying the amount of such Service Fee by a fraction, the numerator of which is the number of days in the portion of such monthly period during which the Services were provided and the denominator of which is the number of days in such monthly period.
     4.2. Reimbursement of Expenses. In addition, the Company shall pay all out-of-pocket costs and expenses due to Third Parties associated with the performance of the Services, including the cost of special order supplies and reasonable expenses of travel made pursuant to the Company’s request. To the extent that any such out-of-pocket costs

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and expenses are paid by Service Co. or its Affiliates, the Company shall reimburse Service Co. for all such out-of-pocket expenses.
     4.3. Invoices; Payment. Promptly after the end of each month, Service Co. shall prepare and deliver to the Company an invoice for the Service Fees and out of pocket costs and expenses applicable to such month (an “Invoice”). All amounts reflected in the Invoice shall be due and payable 30 calendar days following receipt by the Company of the Invoice. Any amount not paid on or before the date such amount is due shall bear interest from and after such date until paid in full a rate equal to 8.00% per annum. Unless otherwise specified in Exhibit B or mutually agreed by the Parties, all payments shall be made by wire transfer of immediately available funds in U.S. Dollars.
     4.4. Taxes. Each Party shall be responsible for (i) any real or personal property Taxes on property it owns or leases, (ii) franchise and similar Taxes on its business, (iii) the employment Taxes of its employees and (iv) Taxes based on its net income. Except as provided in the immediately preceding sentence, the Company shall be responsible for all Taxes in connection with this Agreement, including any sales, use, excise, value-added, services, consumption and other Taxes assessed on the provision of Services by Service Co. or its Affiliates to the Company or its Subsidiaries, on the Service Fees and other charges to the Company pursuant to this Agreement, and on any goods or Services used or consumed by either Party in connection with the provision of Services under this Agreement.
     SECTION 5. Force Majeure. Neither Service Co. nor any of its Affiliates shall be responsible or liable to the Company or its Affiliates for any delay or failure to perform under this Agreement due to circumstances beyond its control, including any acts of God, acts of any Governmental Authority or military authority, fires, explosions, power failures, telecommunications service failures, floods, storms, tornadoes, earthquakes, elements of nature, epidemics, riots or civil disturbances, wars, sabotage, terrorism, rebellions or revolutions or similar events and any delays or failures caused by the nonperformance of the Company or any of its Subsidiaries or the nonperformance of any Third Party under the control or responsibility of the Company or any of its Subsidiaries. Seller will promptly notify the Company in writing upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, Seller and its Affiliates will use commercially reasonable efforts to resume their performance as promptly as practicable.
     SECTION 6. Confidentiality. Service Co. recognizes that, by reason of performing the Services pursuant to this Agreement, Service Co. will acquire proprietary, secret or confidential information concerning the business and operations of the Company and its Subsidiaries. Similarly, the Company recognizes that, by reason of receiving the Services pursuant to this Agreement, the Company will acquire proprietary, secret or confidential information concerning the business and operations of Service Co. and its Affiliates. Accordingly, (i) Service Co. covenants to the Company that Service Co. will not, and it will not permit any of its Affiliates to, for a period of three years following the Effective Date, except in performance of the terms of this Agreement, in connection with the enforcement of its rights under this Agreement or with the prior written consent of the

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Company, disclose to any Third Party any proprietary, secret or confidential information obtained in the course of performing the Services hereunder relating to the Company or its Subsidiaries or their respective businesses and operations and (ii) the Company covenants to Service Co. that the Company will not, and it will not permit any of its Affiliates to, for a period of three years following the Effective Date, except in the performance of the terms of this Agreement, in connection with the enforcement of its rights under this Agreement or with the prior written consent of Service Co., disclose to any Third Party any proprietary, secret or confidential information obtained in connection with this Agreement relating to Service Co. or its Affiliates or their respective businesses and operations. The foregoing obligations of each Party shall not apply to any information that (i) is or becomes generally available to the public other than as a result of disclosure by such Party or its Affiliates, (ii) it is known by reason of ownership or operation of a business (owned or operated as of the date hereof) other than that of the Company and its Subsidiaries or (iii) is to be disclosed by such Party as required by applicable Law.
     SECTION 7. Relationship of the Parties. In connection with this Agreement, each Party is acting as a principal or an independent contractor and, as such, shall not have any authority to bind or commit the other Party. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership or agency relationship between the Parties for any purpose. The Parties are not joint employers for any purpose, and Service Co. and its Affiliates (or their subcontractors) will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its employees and representatives providing Services hereunder.
     SECTION 8. Termination.
     8.1 General. This Agreement shall terminate, and the obligation of Service Co. and its Affiliates to provide all Services shall cease, on the earliest to occur of (i) the expiration of the Term, (ii) the date on which all Services have been terminated by the Company pursuant to Section 8.2 or (iii) the date on which this Agreement is terminated pursuant to Section 8.3.
     8.2 Partial Termination. The Company may terminate all or a portion of the Services provided hereunder upon at least 15 days’ prior written notice to Service Co. if it determines in its sole discretion that such Services are no longer desired (a “Partial Termination”).
     8.3 Termination of Entire Agreement. Either Party may terminate this Agreement upon delivery of written notice to the other Party if the other Party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is the subject of a petition in bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 15 days or (b) materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to

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the nondefaulting Party’s reasonable satisfaction within 15 days after notice to the defaulting Party of such default.
     8.4 Procedures on Termination. Upon the expiration or termination of this Agreement for any reason, the Company shall promptly pay Service Co. for all Services provided and all Service Fees and other charges due pursuant to Section 4, through the effective date of such expiration or termination.
     8.5 Effect of Termination. Sections 1, 4, 5, 6, 7, 8.4, 8.5 and 9 through 12 shall survive any termination of this Agreement.
     SECTION 9. Indemnification; Limitation of Liability.
     9.1 Indemnification by the Company. The Company shall indemnify and hold harmless Service Co. and its Affiliates from and against all Losses incurred by Service Co. or its Affiliates based upon or arising from any third-party Claim relating to the performance of the Services (regardless of whether such Losses arise from the negligence of other fault of Service Co. or any of its Affiliates), except to the extent that such damages are determined by final judgment of a court of competent jurisdiction or a mediator pursuant to Section 15.9 of the Purchase Agreement to arise out of the willful misconduct or gross negligence of Service Co. or any of its Affiliates.
     9.2 Limitation on Liability.
     (a) Notwithstanding anything to the contrary contained herein, Service Co. and its Affiliates shall have no liability to the Company or its Affiliates with respect to the performance of any Services hereunder (regardless of whether such liability arises from the negligence or other fault of Service Co. or any of its Affiliates), except to the extent such liability is determined by a court of competent jurisdiction to arise from the willful misconduct or gross negligence of Service Co. or any of its Affiliates.
     (b) If either Party becomes liable to the other Party for or in connection with any matter relating to or arising from this Agreement, whether based upon an action or claim in contract, warranty, equity, negligence, intended conduct or otherwise, the aggregate amount of damages recoverable against the liable Party with respect to any and all breaches, performance, nonperformance, acts or omissions hereunder will not exceed an amount equal to the aggregate amount of Service Fees paid hereunder.
     (c) In no event shall either Party be liable for consequential, indirect, incidental, exemplary or punitive damages (including, without limitation, damages due to business interruption or lost profits, savings, competitive advantage or goodwill) arising from or related to this Agreement, regardless of the type of claim, whether in contract, warranty, equity, negligence, intended conduct or otherwise and regardless of the cause of such damages even if such damages were foreseeable.

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     (d) The limitations set forth in this Section 9.2 shall not apply to (i) either Party’s obligations of confidentiality set forth in Section 6, (ii) the indemnification provisions contained herein or (iii) the Company’s payment obligations hereunder.
     SECTION 10. Entire Agreement; Amendment. This Agreement, together with the Purchase Agreement, contains the entire understanding of the Parties hereto with regard to the subject matter contained herein, and supersedes and terminates all prior agreements (other than the Purchase Agreement), understandings or letters of intent between the Parties with regard to the subject matter contained herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each Party.
     SECTION 11. Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other Party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the indemnified parties specified in Section 9 (with respect to the provisions of Section 9), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no other Person shall be deemed a third-party beneficiary under or by reason of this Agreement.
     SECTION 12. Incorporation of Terms. The following provisions of the Purchase Agreement are hereby incorporated into and specifically made applicable to this Agreement with respect to Service Co. and the Company (provided, that, in construing such incorporated provisions, (i) any reference to the “Seller” shall be deemed to refer to Service Co., (ii) any reference to the “parties” shall be deemed to refer to the Parties to this Agreement and (iii) any reference to “this Agreement” shall be deemed to refer to this Agreement):

Section 15.2	Waivers
Section 15.3	Notices
Section 15.5	Severability
Section 15.7	Governing Law; Exclusive Jurisdiction
Section 15.9	Mandatory Mediation of Certain Disputes
Section 15.15	Counterparts
In the event there is any inconsistency or conflict between a provision of this Agreement (including any Exhibit hereto) and any incorporated provision of the Purchase Agreement, the provisions of this Agreement shall control.
* * * * * * * * * * * *

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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their authorized representatives as of the Effective Date.

CENTEX SERVICE COMPANY LLC
By:
Name:
Title:

CENTEX CONSTRUCTION GROUP, INC.
By:
Name:
Title: